UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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T · · Mobile

Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Place: Four Seasons Hotel 99 Union Street Seattle, WA 98101 Date: June 13, 2018 Time: 8:00 a.m. PDT

Agenda:

∎ Elect 12 director nominees named in the Proxy Statement to the Company’s Board of Directors;

∎ Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

∎ Approve an amendment to the Company’s 2013 Omnibus Incentive Plan to increase the number of shares of the Company’s common stock available for awards thereunder by an additional 18,500,000 shares to a total of 81,775,000 shares;

∎ Vote on two stockholder proposals, if properly presented at the Annual Meeting; and

∎ Consider any other business that is properly brought before the Annual Meeting or any continuation, adjournment or postponement of the Annual Meeting.

Record Date: You can vote your shares if you were a stockholder of record at the close of business on April 17, 2018.

Digital Proxy Statement: You can also check out our digital proxy statement at https://t-mobile.com/Proxy2018.

YOUR VOTE IS VERY IMPORTANT. Please vote as soon as possible by using the internet, by telephone or by signing and returning your proxy card if you received a paper copy of the proxy card by mail.

By Order of the Board of Directors,

Timotheus Höttges Chairman of the Board of Directors April 26, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2018

The Proxy Statement and Annual Report to Stockholders are available at https://t-mobile.com/Proxy2018 and https://www.proxyvote.com.

TABLE OF CONTENTS

Proxy Statement Summary	1

Corporate Governance at T-Mobile	4

About the Board of Directors	5

Annual Board and Committee Evaluations	6

How to Communicate with our Board	6

Board Committees and Related Matters	7

Board Risk Oversight	10

Director Compensation	11

Director Nomination, Selection and Qualifications	12

Proposal 1 - Election of Directors	13

Executive Officers	20

Proposal 2 - Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2018	22

Pre-Approval Process	22

Fees Paid to PricewaterhouseCoopers LLP	22

Audit Committee Report	22

Executive Compensation	24

Compensation Discussion and Analysis	24

Compensation Committee Report	32

Executive Compensation Tables	33

Equity Compensation Plan Information	42

Proposal 3 - Approval of an Amendment to the Company’s 2013 Omnibus Incentive Plan	43

Security Ownership of Principal Stockholders and Management	50

Transactions with Related Persons and Approval	51

Related Persons Transactions	51

Related Person Transaction Policy	51

Transactions with Deutsche Telekom	51

Proposal 4 - Stockholder Proposal for Implementation of Proxy Access	58

Proposal 5 - Stockholder Proposal for Limitations on Accelerated Vesting of Equity Awards in the Event of a Change of Control	60

Questions and Answers About the Annual Meeting and Voting	62

Other Information and Business	64

Appendix A - Reconciliation of Non-GAAP Financial Measures	A-1

Annex A - Amendment to T-Mobile US, Inc. 2013 Omnibus Incentive Plan	Annex-1

Proxy Statement Summary

This summary highlights information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before you vote.

2018 Annual Meeting Information

Date and Time: Wednesday, June 13, 2018 at 8:00 a.m. (PDT)	Location: Four Seasons Hotel 99 Union Street Seattle, WA 98101	Record Date: April 17, 2018	Proxy Mail Date: On or about April 26, 2018

How to Vote

By Internet: Visit the website listed on your proxy card	By Phone: Call the telephone number on your proxy card	By Mail: Sign, date and return your proxy card in the enclosed envelope	In Person: Attend the Annual Meeting in Seattle, Washington

Voting:	Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Admission:

Admission to the Annual Meeting is limited to stockholders as of the record date. To be admitted to the Annual Meeting, you must present government-issued picture identification and proof of ownership of T-Mobile stock on the record date. This can be any of the following:

∎ Notice of Internet Availability of Proxy Materials

∎ Admission ticket enclosed with the paper copy of the proxy materials

∎ Legal proxy, account statement or other documentation confirming your T-Mobile stock holdings from the broker, bank or other institution that holds your shares

Annual Meeting Agenda and Vote Recommendations:

Matter		Board Vote Recommendation	Page Reference (for more detail)
Proposal 1	Election of Directors	FOR	13
Proposal 2	Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2018	FOR	22
Proposal 3	Approval of an Amendment to the Company’s 2013 Omnibus Incentive Plan	FOR	43
Proposal 4	Stockholder Proposal for Implementation of Proxy Access	AGAINST	58
Proposal 5	Stockholder Proposal for Limitations on Accelerated Vesting of Equity Awards in the Event of a Change of Control	AGAINST	60

In this Proxy Statement, “we,” “our,” “us,” “T-Mobile” and the “Company” refer to T-Mobile US, Inc. and the “Annual Meeting” refers to the 2018 Annual Meeting of Stockholders. We first made this Proxy Statement and form of proxy card available to stockholders on or about April 26, 2018.

PROXY SUMMARY STATEMENT

Good Corporate Governance Practices

Governance is real at T-Mobile. In connection with the business combination with MetroPCS Communications, Inc. completed in 2013 (the “Business Combination”), T-Mobile became a publicly-traded company with a significant stockholder, Deutsche Telekom AG (“Deutsche Telekom”). Deutsche Telekom has the right to designate a number of our directors, and as a result, we have stockholder representation on our Board. Directors approach each Board decision with a stockholder mindset that is intellectually independent from management. In addition, our Board has structured our corporate governance program to promote the long-term interest of stockholders, strengthen the Board’s and management’s accountability and help build public trust in the Company.

Unclassified Board and Annual Election of Directors	Annual Board and Committee Self-Evaluations

12 Director Nominees	No poison pill

Separation of Chairman and Chief Executive Officer Roles	Stockholder Right to Call Special Meeting and Act by Written Consent

Lead Independent Director	Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies

Independent Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees	Executive Compensation Driven by Pay for Performance

Regular Executive Sessions of Independent Directors	Stock Ownership Guidelines for Executive Officers and Directors

Comprehensive Risk Oversight by the Board and its Committees	Clawback Policy to Recapture Incentive Payments

T-Mobile Had Record Financial Results Across the Board in 2017 and proved that taking care of customers is also good for stockholders

T-Mobile had record financial results in 2017, including service revenues, total revenues, net income, Adjusted EBITDA, net cash from operating activities and free cash flow. We added 5.7 million total net customers in 2017 and captured the majority of the industry’s postpaid phone growth for the fourth consecutive year. We ended the year with 72.6 million total customers.

Our customer growth translated into industry-leading revenue and cash flow growth. Service revenue of $30.2 billion for 2017 grew at an industry-leading 8.3% year over year. Net income of $4.5 billion for 2017 grew 211% year over year, net income of $2.3 billion (excluding impact from the Tax Cuts and Jobs Act (the “Tax Act”) of $2.2 billion) for 2017 grew 62% year over year and Adjusted EBITDA of $11.2 billion grew 5.4% year over year.

As of December 31, 2017, T-Mobile covered 322 million people with 4G LTE. Our stock price increased by 284% from May 1, 2013 (the first day of trading after the Business Combination) through December 29, 2017 and 10.4% during 2017 alone. Looking back three years, our stock price has increased 133% (January 1, 2015 through December 29, 2017).

Adjusted EBITDA is a non-GAAP financial measure. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information provided in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation to the most directly comparable GAAP financial measure is provided in Appendix A to this proxy statement.

2	T-Mobile 2018 Proxy Statement

PROXY SUMMARY STATEMENT

Executive Compensation Highlights – Paying for Performance

Our executive compensation program is aligned with our business strategy and is designed to attract and retain top talent, reward short-term and long-term business results and exceptional individual performance, and most importantly, maximize stockholder value.

Key Features of Our Executive Compensation Program

What We Do

Emphasis on pay for performance

Independent compensation consultant

Executive and director stock ownership guidelines

Clawback policy to recapture incentive payments

Use multiple performance measures and caps on potential incentive payments

Substantial majority of target total compensation is variable

Use of executive compensation statements (“tally sheets”)

Annual risk assessment of compensation programs

What We Don’t Do

No short-selling, hedging or pledging of Company’s securities

No excise tax gross ups

No special executive retirement program

No acceleration of compensation upon retirement

No single-trigger vesting of equity awards upon a change in control

No significant perquisites

T-Mobile 2018 Proxy Statement	3

Corporate Governance at T-Mobile

T-Mobile is committed to good corporate governance

Our corporate governance practices and policies promote the long-term interests of our stockholders, strengthen the accountability of our Board and management and help build public trust.

Our Board has established a boardroom dynamic that encourages meaningful and robust discussions based on each director’s unique and diverse background, resulting in informed decision-making that seeks to maximize stockholder value and promotes stockholder interests. Directors exercise thorough oversight of decisions regarding the Company’s strategy and outlook. The Board regularly reviews developments in corporate governance and updates its practices and governance materials as it deems necessary and appropriate.

Governance Highlights

Unclassified Board and Annual Election of Directors	Annual Board and Committee Self-Evaluations

12 Director Nominees	No poison pill

Separation of Chairman and Chief Executive Officer Roles	Stockholder Right to Call Special Meeting and Act by Written Consent

Lead Independent Director	Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies

Independent Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees	Executive Compensation Driven by Pay for Performance

Regular Executive Sessions of Independent Directors	Stock Ownership Guidelines for Executive Officers and Directors

Comprehensive Risk Oversight by the Board and its Committees	Clawback Policy to Recapture Incentive Payments

Key Governance Materials

Certificate of Incorporation	Charter for Each Board Committee

Bylaws	Code of Business Conduct

Corporate Governance Guidelines	Code of Ethics for Senior Financial Officers

Stockholder’s Agreement	Whistleblower Protection Policy

These documents are available on our website at http://investor.t-mobile.com or are listed as exhibits to the Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”).

4	T-Mobile 2018 Proxy Statement

CORPORATE GOVERNANCE AT T-MOBILE

ABOUT THE BOARD OF DIRECTORS

Governance Framework and Code of Business Conduct

Our Board has adopted Corporate Governance Guidelines, which, together with our certificate of incorporation, our bylaws and the Stockholder’s Agreement with Deutsche Telekom, provide a framework for the effective governance of the Company.

The Board also adopted our Code of Business Conduct, which establishes the standards of ethical conduct applicable to our directors, officers and employees. In addition, we have a Code of Ethics for Senior Financial Officers. In the event of a waiver by the Board of any Code of Business Conduct or Code of Ethics for Senior Financial Officers provisions applicable to directors or executive officers, we will promptly disclose the Board’s actions on our website.

Our Board and Director Independence

Our Board consists of 12 directors, two of whom are currently employed by the Company. Pursuant to our certificate of incorporation and the Stockholder’s Agreement, Deutsche Telekom has certain rights to designate director nominees and to have such designees serve on the committees of the Board. See “Transactions With Related Persons and Approval — Transactions with Deutsche Telekom — Stockholder’s Agreement” for more information.

We Are a Controlled Company with Certain Exemptions

Since Deutsche Telekom beneficially owns a majority of our outstanding stock (approximately 63% as of March 31, 2018), we are deemed a “controlled company” under the NASDAQ Stock Market LLC (“NASDAQ”) rules. These rules exempt “controlled companies,” like us, from certain corporate governance requirements, including: (a) that a majority of our Board be independent, (b) that our Nominating and Corporate Governance Committee be composed entirely of independent directors and (c) that our Compensation Committee be composed entirely of independent directors. In addition, we rely on the exemption for controlled companies from NASDAQ rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) that relate to compensation committee member independence and compensation committee consultants.

Director Independence

On an annual basis, our Board evaluates the independence of each director, including nominees for election to the Board, in accordance with NASDAQ rules and our Corporate Governance Guidelines. For certain types of relationships, NASDAQ rules require us to consider a director’s relationship with the Company, and also with any parent or subsidiary in a consolidated group with the Company, which includes Deutsche Telekom and its affiliates. Each of the following directors or director nominees is an “independent director” under NASDAQ rules and our Corporate Governance Guidelines:

∎ W. Michael Barnes*	∎ Olaf Swantee
∎ Srikant M. Datar*	∎ Kelvin R. Westbrook*
∎ Lawrence H. Guffey	∎ Teresa A. Taylor

*	The Board has determined that each member of the Audit Committee meets the heightened independence criteria applicable to audit committee members under NASDAQ and SEC rules.

Board Leadership

Our Chairman and Our Chief Executive Officer Roles Are Separated

We believe that separating the roles of Chief Executive Officer and Chairman of the Board is appropriate for the Company and in the best interests of the Company and its stockholders at this time. Timotheus Höttges, Deutsche Telekom’s Chief Executive Officer, is the Chairman of the Board. Key responsibilities of our Chairman include:

∎	Managing the overall Board function
∎	Chairing all regular sessions of the Board
∎	Establishing the agenda for each Board meeting in consultation with the lead independent director, our Chief Executive Officer and other senior management as appropriate
∎	Assisting in establishing, coordinating and reviewing the criteria and methods for evaluating, at least annually, the effectiveness of the Board and its committees

The separation of the offices allows Mr. Höttges to focus on management of Board matters and allows our Chief Executive Officer to focus on managing our business. Additionally, we believe the separation of the roles ensures the objectivity of the Board in its management oversight role, specifically with respect to reviewing and assessing our Chief Executive Officer’s performance. The Board believes that its role in risk oversight did not impact the leadership structure chosen by the Board.

We Have a Lead Independent Director

Our Board has also chosen to also appoint a lead independent director. Teresa A. Taylor is our current lead independent director. Key responsibilities of our lead independent director include:

∎	Coordinating the activities of our independent directors
∎	Calling and presiding over the executive sessions of the independent directors
∎	Functioning as a liaison between the independent directors and the Chairman of the Board and/or the Chief Executive Officer
∎	Providing input on the flow of information to the Board, including the Board’s agenda and schedule

Board Meetings and Director Attendance

Our Board meets regularly throughout the year. Committees typically meet the day prior to the Board meeting and depending on the schedule of the Board meeting, the Audit Committee holds additional meetings in connection with quarterly earnings. Directors are expected to attend all meetings of the Board and each committee on which they serve, as well as the Annual Meeting of Stockholders. At each regularly-scheduled Board meeting (or more frequently if necessary), time is set aside for executive sessions where outside (non-management) directors meet without management present. In addition, our Corporate Governance Guidelines require the independent directors to meet at least twice each year in executive session, with the lead independent director presiding at such executive session.

∎	Our Board met 16 times during 2017
∎	Each director attended at least 75% of the total number of meetings of the Board and Board committees on which he or she served
∎	All directors who then served on the Board, other than one, attended our 2017 Annual Meeting of Stockholders

T-Mobile 2018 Proxy Statement	5

CORPORATE GOVERNANCE AT T-MOBILE

ANNUAL BOARD AND COMMITTEE EVALUATIONS

The Nominating and Corporate Governance Committee oversees the annual Board and committee self-evaluation process. In 2017, the Committee engaged an outside consultant to coordinate and provide insight on the annual self-evaluation process.

The Board is committed to a comprehensive self-evaluation process to review the Board and each committee’s overall effectiveness.

Noted below are the high-level steps of the Board and Committee self-evaluation process.

Board Evaluation Process

HOW TO COMMUNICATE WITH OUR BOARD

You may contact the Chairman of the Board, the Board as a whole, the lead independent director, or any individual director as follows:

T-Mobile US, Inc. The Board of Directors c/o Corporate Secretary 12920 SE 38th Street Bellevue, Washington 98006

After receipt, communications will generally be forwarded to the Chairman of the Board, the whole Board, the lead independent director or specific directors as the Corporate Secretary deems appropriate based on the content of, and the matters raised in, the communication. Communications that are unrelated to the duties and responsibilities of the Board or are unduly hostile, threatening, potentially illegal or similarly unsuitable will not be forwarded. Responses to letters and any communications that are excluded are maintained by the Company and are available to any director upon request.

6	T-Mobile 2018 Proxy Statement

CORPORATE GOVERNANCE AT T-MOBILE

BOARD COMMITTEES AND RELATED MATTERS

Our Board has four standing committees: Audit, Compensation, Executive, and Nominating and Corporate Governance. The Board makes committee and committee chair assignments annually at its meeting immediately following the Annual Meeting of Stockholders, although further changes may be made from time to time as deemed appropriate by the Board.

Each committee has a Board-approved charter, which is reviewed annually by the respective committee. Recommended changes, if any, are submitted to the Board for approval. Each committee may retain and compensate consultants or other advisors as necessary for it to carry out its duties, without consulting with or obtaining the approval of the Board or the Company. A copy of the charter for each standing committee can be found on the Investor Relations section of our website at http://investor.t-mobile.com by selecting “Governance Documents” under the “Corporate Governance” tab.

Audit Committee

Chair: Srikant M. Datar Additional Members W. Michael Barnes Kelvin R. Westbrook Meetings Held in 2017: 15

As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

∎ Assist the Board in oversight of the integrity of the Company’s financial statements and the financial reporting process, disclosure controls and procedures and internal audit functions

∎ Directly appoint, compensate and retain our independent auditor, including the evaluation of the independent auditor’s qualifications, performance and independence

∎ Pre-approve the retention of the independent auditor for all audit and such non-audit services as the independent auditor is permitted to provide the Company and approve the fees for such services

∎ Discuss the Company’s risk assessment and risk management policies, as well as annually review the implementation and effectiveness of our compliance and ethics programs

∎ Develop and oversee compliance with the Code of Ethics for Senior Financial Officers and the Code of Business Conduct for all employees, officers and directors

∎ Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters

∎ Review and approve all related person transactions pursuant to the Company’s Related Person Transaction Policy

Our Board has determined that each member of the Audit Committee meets all of the requirements for audit committee members under applicable NASDAQ rules and is an “audit committee financial expert” as defined in applicable SEC rules.

T-Mobile 2018 Proxy Statement	7

CORPORATE GOVERNANCE AT T-MOBILE

Compensation Committee

Chair: Teresa Taylor Additional Members W. Michael Barnes Thomas Dannenfeldt Lawrence H. Guffey Raphael Kübler Meetings Held in 2017: 5 Section 16 Subcommittee: Teresa A. Taylor Lawrence H. Guffey

As more fully described in its charter, the primary responsibilities of the Compensation Committee are to:

∎ Review and approve the Company’s executive compensation philosophy and its programs, policies and practices

∎ Review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the CEO’s performance in light of those goals and objectives and determine and approve the CEO’s compensation

∎ Review and approve compensation for the Company’s Executive Officers

∎ Oversee the development of succession plans for the Chief Executive Officer and senior management

∎ Assist the Board in reviewing the results of any shareholder advisory votes, or responding to other shareholder communications, that relate to Executive Officer compensation, and consider whether to make or recommend adjustments to the Company’s policies and practices as a result of such votes or communications

∎ Review a report from management regarding potential material risks, if any, created by the Company’s compensation policies and practices

∎ The Section 16 Subcommittee has sole authority to approve all awards granted to the Company’s officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Section 16 officers”) that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)

The Compensation Committee Has Engaged an Independent Compensation Consultant

The Compensation Committee has retained Mercer (a wholly-owned subsidiary of Marsh & McLennan Companies, Inc.), a well-recognized employee benefits and compensation consulting firm, as its independent compensation consultant. Mercer assists the Committee in its evaluation of the compensation and benefits provided to the Chief Executive Officer and the other executive officers. Mercer generally attends the Committee meetings at which executive officer compensation is discussed and provides information, research and analysis pertaining to executive compensation as requested by the Compensation Committee. Mercer also updates the Compensation Committee on market trends.

∎	The Compensation Committee determined that Mercer is (and was, during 2017) independent and that its engagement does not (and did not, during 2017) present any conflicts of interest.
∎	Mercer also determined that it was independent from management and confirmed this in a written statement delivered to the Compensation Committee.

During 2017, Mercer provided executive compensation services to the Company. The aggregate fees for such services were approximately $215,000. In addition, Mercer provided services to the Company for investment and benefits consulting and retirement plan consulting. The aggregate fees for such services were approximately $140,000.

Compensation Committee Interlocks and Insider Participation

During 2017, Ms. Taylor and Messrs. Barnes, Dannenfeldt, Guffey and Kübler served as members of our Compensation Committee. No member of the Compensation Committee who served during 2017 was an officer or employee of the Company or any of its subsidiaries during the year, was formerly a Company officer or had any relationship otherwise requiring disclosure as a compensation committee interlock.

8	T-Mobile 2018 Proxy Statement

CORPORATE GOVERNANCE AT T-MOBILE

Executive Committee

Chair: Timotheus Höttges

Additional Members

Thomas Dannenfeldt

Lawrence H. Guffey

Bruno Jacobfeuerborn

Raphael Kübler

Thorsten Langheim

John J. Legere

Meetings Held in 2017: 0*

*Per the Executive Committee’s charter, the Committee meets as often as it determines necessary

As more fully described in its charter, the primary responsibilities of the Executive Committee are to:

∎ Monitor the Company’s operating performance relative to its operating objectives, strategy, plans and actions

∎ Provide management with feedback regarding the Company’s operating objectives, strategy, plans, and actions, as well as the Company’s operating performance

∎ Consider strategic operating goals, opportunities and risks

∎ Recommend changes to the Company’s operating objectives, strategy, plans, and actions for consideration by the Board, as appropriate

Nominating and Corporate Governance Committee

Chair: Kelvin R. Westbrook Additional Members Lawrence H. Guffey Thorsten Langheim Meetings Held in 2017: 6

As more fully described in its charter, the primary responsibilities of the Nominating and Corporate Governance Committee are to:

∎ Subject to the terms of the Company’s certificate of incorporation and the Stockholder’s Agreement, review, approve and recommend for Board consideration director candidates based on the director selection guidelines then in effect, and advise the Board with regard to the nomination or appointment of such director candidates

∎ Periodically review and make recommendations to the Board regarding the appropriate size, role and function of the Board

∎ Develop and oversee a process for an annual evaluation of the Board and its committees

∎ Monitor the process for preparing agendas for, organizing and running Board meetings (including the occurrence of regular executive sessions) in coordination with the Chairman of the Board and Chief Executive Officer

∎ Recommend to the Board, as appropriate, the number, type, functions, and structure of committees of the Board, and the chairperson of each such committee

∎ Periodically review the Company’s director orientation program and recommend changes, as appropriate

∎ Monitor, plan and support continuing education activities of the directors

∎ Develop, update as necessary and recommend to the Board corporate governance principles and policies

T-Mobile 2018 Proxy Statement	9

CORPORATE GOVERNANCE AT T-MOBILE

BOARD RISK OVERSIGHT

Management of the Company, including the Chief Executive Officer and other executive officers, is primarily responsible for managing the risks associated with the business, operations, and financial and disclosure controls. Management conducts a quarterly enterprise-wide risk assessment and considers financial, strategic, IT, technology, operational, compliance, legal/regulatory, and reputational risks to the Company. The results of these assessments are considered in connection with the operational, financial, and business activities of the Company.

Management Has Established an Enterprise Risk and Compliance Committee and an Information Security and Privacy Council

The Enterprise Risk and Compliance Committee oversees activities in the areas of risk management and compliance as a means of bringing risk issues to the attention of senior management. Responsibilities for risk management and compliance are distributed throughout various functional areas of the business, and the Enterprise Risk and Compliance Committee regularly reviews the Company’s activities in these areas.

The Information Security and Privacy Council, with support from the Senior Vice President, Digital Security, who serves as the Chief Information Security Officer, and the Vice President, Chief Privacy Officer, oversees the strategic governance and prioritization of the Company’s information security and privacy initiatives.

Selective Delegation of Risk Oversight to Committees

While the full Board has overall responsibility for risk oversight, the Board has delegated risk oversight responsibility for certain risks to committees of the Board. On a regular basis, reports of all committee meetings are presented to the Board and the Board periodically conducts deep dives on key enterprise risks.

Audit Committee

The Audit Committee has primary responsibility for overseeing the Company’s various risk assessment and risk management policies. The Audit Committee considers and discusses policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

To assist the Audit Committee with its risk assessment function, the Senior Vice President, Internal Audit & Risk Management, who serves as the Chief Audit Executive, and the Vice President, Chief Compliance Officer have direct reporting channels to the Audit Committee, and have regular meetings with the Audit Committee and/or its members. They provide a quarterly enterprise-wide risk assessment and annual fraud and compliance risk assessments to the Audit Committee and update the Audit Committee on significant issues raised by the Enterprise Risk and Compliance Committee.

The Audit Committee reviews all risk assessments, provides feedback to executive management and shares the risk assessments with the Board. The Audit Committee also has other responsibilities with respect to the

Company’s internal audit and SOX Compliance program, as well as other compliance and ethics programs, as more fully set out in its charter.

Compensation Committee

The Compensation Committee has certain responsibilities with respect to the assessment of risk in connection with our compensation programs. The Compensation Committee periodically reviews with management an assessment of whether risks arising from the Company’s compensation policies and practices for all employees are reasonably likely to have a material adverse effect on the Company, as well as the means by which any potential risks may be mitigated, such as through governance and oversight policies. The Company designs the compensation programs to encourage appropriate risk taking while discouraging behavior that may result in unnecessary or excessive risk. In this regard, the following elements have been incorporated in our compensation programs for executive officers:

∎	Use of multiple metrics in the annual incentive plan and use of two long-term incentive vehicles (time-based and performance-based) for executive officers
∎	Annual incentive award payouts capped at 200% of target
∎	Performance-based long-term incentive awards capped at 200% of target
∎	Emphasis on long-term and performance-based compensation
∎	Compensation Committee has discretion to reduce incentive awards, as appropriate
∎	Alignment of interests of our executive officers with the long-term interests of our stockholders through stock ownership guidelines that call for significant share ownership by our executive officers
∎	Formal clawback policy applicable to both cash and equity compensation
∎	Generally, long-term incentive awards vest ratably over three years or at the end of a three-year performance period
∎	No excessive perquisites for executive officers

∎	Based on an assessment conducted by management consultant Willis Towers Watson, which was presented to and discussed with the Compensation Committee, management concluded that our compensation policies and practices for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Committee

The Executive Committee reviews and provides guidance to senior management regarding the Company’s strategy, operating plans and operating performance. The Executive Committee also plays a key role in helping the Board perform its risk oversight function by considering strategic operating goals, opportunities and risks.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees Board process and corporate governance-related risks.

10	T-Mobile 2018 Proxy Statement

CORPORATE GOVERNANCE AT T-MOBILE

DIRECTOR COMPENSATION

Non-Employee Director Compensation Program

Our “non-employee directors”—directors who are not employees of the Company or officers or employees of Deutsche Telekom—are eligible to participate in the Company’s non-employee director compensation program, described below. The Compensation Committee periodically reviews the compensation of our non-employee directors. As part of the review, the Compensation Committee engages Mercer to assess our non-employee director compensation program in comparison to our peer group (see “—Executive Compensation—Factors Considered in Determining Executive Compensation—Executive Compensation Peer Group” for more information on our peer group). Based on such assessment, the non-

employee director compensation program is adjusted as appropriate to ensure alignment with market practices.

Key Features of Our Non-Employee Director Compensation Program

∎	A larger allocation of total director compensation to equity-based compensation rather than cash compensation
∎	All equity-based compensation is subject to a vesting period
∎	Substantial stock ownership guidelines of five times the non-employee director’s annual cash retainer

Elements of Non-Employee Director Compensation	Amount ($)
Annual cash retainer	120,000
Additional annual cash retainer for:
Lead Independent Director	35,000
Audit Committee Chair	50,000
Compensation Committee Chair	25,000
Chair of Independent Director Committee	25,000
Nominating and Corporate Governance Committee Chair	15,000
Additional Retainer for Audit Committee Members	15,000
Independent Committee Member Annual Retainer	50,000
Annual award of Restricted Stock Units	195,000
Additional cash amounts for each Board and committee meeting in excess of ten meetings per year:
In person	2,000
By telephone	1,000

The annual award of restricted stock units (“RSUs”) is made immediately after each Annual Meeting of Stockholders. The RSUs vest on the one-year anniversary of the grant date or, for directors not standing for re-election, on the date of the next Annual Meeting of Stockholders, subject to continued service as a non-employee director through the vesting date. In the event of a director’s termination of service prior to vesting, all RSUs are automatically forfeited. The RSUs immediately vest on the date of a change in control of the Company. Annual cash retainers and the annual RSU award are prorated for any person who becomes a non-employee director and/or committee chair, or who otherwise becomes entitled to an additional annual cash retainer as described above, at any time of the year other than the date of the Company’s Annual Meeting of Stockholders. Non-employee directors also receive reimbursement of expenses incurred in connection with their Board service and are eligible to receive up to two handsets per year and up to ten lines of U.S. service pursuant to the Board of Directors Phone Perquisite Program.

Our Directors Are Required to Acquire and Maintain Ownership of Shares of T-Mobile

Under our stock ownership guidelines, each non-employee director is expected to acquire and maintain ownership of shares of common stock equal in value to five times his or her annual cash retainer for Board service measured as of the later of (i) the date we adopted the policy (May 1, 2013) and (ii) the date on which he or she becomes a non-employee director. Each non-employee director is expected to meet the ownership guidelines within the later of (a) five years from the date we adopted the policy and (b) the date on which he or she became a non-employee director, and is expected to retain at least 50% of the net shares of common stock acquired through equity awards until the ownership threshold is met.

∎	As of December 31, 2017, all non-employee directors were in compliance with our stock ownership guidelines

T-Mobile 2018 Proxy Statement	11

CORPORATE GOVERNANCE AT T-MOBILE

2017 Non-Employee Director Compensation Table

During fiscal year 2017, the Company’s non-employee directors received the following compensation for their services:

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
W. Michael Barnes	241,598	195,038	35,332	471,969
Srikant M. Datar	272,000	195,038	4,533	471,571
Lawrence H. Guffey	212,000	195,038	2,355	409,393
Teresa A. Taylor	287,371	195,038	18,057	500,467
Kelvin R. Westbrook	260,129	195,038	24,413	479,580

(1)	Includes fees earned as an Independent Committee member as described above under “Elements of Non-Employee Director Compensation”.
(2)	The value of stock awards is determined using the aggregate grant date fair value computed in accordance with FASB Accounting Standards Codification Topic 718, “Compensation–Stock Compensation,” or ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the directors. See Note 1 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for a summary of the assumptions we apply in calculating these amounts. As of December 31, 2017, each director held 3,047 unvested time-based RSUs.
(3)	Includes (i) phone perquisites under the Board of Directors Phone Perquisite Program, (ii) personal and spousal travel expenses in connection with a Board meeting and (iii) reimbursement of taxes associated with the personal and spousal travel expenses.

DIRECTOR NOMINATION, SELECTION AND QUALIFICATIONS

Qualifications and Diversity

Subject to Deutsche Telekom’s board designation rights, the Nominating and Corporate Governance Committee is responsible for identifying and evaluating director nominees and recommending to the Board a slate of nominees for election at each Annual Meeting of Stockholders. The Board has adopted director selection guidelines, which the Nominating and Corporate Governance Committee considers in evaluating each director candidate.

The Nominating and Corporate Governance Committee considers, among others, the following factors:

∎	Professional experience, industry knowledge, skills and expertise
∎	Leadership qualities, public company board and committee experience and non-business-related activities and experience
∎	High standard of personal and professional ethics, integrity and values
∎	Training, experience and ability at making and overseeing policy in business, government and/or education sectors
∎	Willingness and ability to:
∎	keep an open mind when considering matters affecting interests of the Company and its constituents
∎	devote the required time and effort to effectively fulfill the duties and responsibilities related to Board and committee membership
∎	serve on the Board for multiple terms, if nominated and elected, to enable development of a deeper understanding of the Company’s business affairs
∎	Willingness not to engage in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to the Company and its constituents
∎	Willingness to act in the best interests of the Company and its constituents and to objectively assess Board, committee and management performances

Diversity is one of many factors under our director selection guidelines that the Nominating and Corporate Governance Committee considers when evaluating potential director candidates. However, we do not have a formal policy with respect to diversity on the Board. Our director selection guidelines define diversity broadly to include not just factors such as gender and race, but also factors such as age, ethnic, geographic, cultural and professional diversity.

In connection with its general responsibility to monitor and advise the Board on the size, role, function and composition of the Board, the Nominating and Corporate Governance Committee will periodically consider whether the Board represents the overall mix of skills and characteristics described in the director selection guidelines, including diversity and the other factors described above. Subject to Deutsche Telekom’s board designation rights, the selection process for director candidates is intended to be flexible, and the Nominating and Corporate Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Nomination Process

In addition to candidates designated by Deutsche Telekom, the Nominating and Corporate Governance Committee may consider possible director candidates from a number of sources, including those recommended by stockholders, directors, or officers. In addition, the Nominating and Corporate Governance Committee may engage the services of outside consultants and search firms to identify potential director candidates.

A stockholder who wishes to suggest a director candidate for consideration by the Nominating and Corporate Governance Committee should submit the suggestion to the Chair of the Nominating and Corporate Governance Committee, care of our Corporate Secretary, at 12920 SE 38th Street Bellevue, Washington 98006, and include the candidate’s name, biographical data, relationship to the stockholder and other relevant information. The Nominating and Corporate Governance Committee may request additional information about the suggested candidate and the proposing stockholder. Subject to Deutsche Telekom’s board designation rights, the full Board of Directors will approve all final nominations after considering the recommendations of the Nominating and Corporate Governance Committee.

12	T-Mobile 2018 Proxy Statement

Proposal 1 - Election of Directors

2018 Director Nominees

The Board has nominated 12 directors for election at the Annual Meeting to serve as directors for terms that would end at the 2019 Annual Meeting of Stockholders. W. Michael Barnes has not been nominated for re-election and his Board service will end on the date of the Annual Meeting. The Board would like to recognize Mr. Barnes for his service and his immense contributions as a member of the Board over the last 14 years, and to wish him well in his retirement. The Board has nominated as a new director for election, Olaf Swantee. If elected, Mr. Swantee’s term will begin on June 13, 2018. Other than Messrs. Sievert and Swantee, all nominees were elected at the 2017 Annual Meeting of Stockholders.

Each nominee was nominated by the Board on the recommendation of the Nominating and Corporate Governance Committee. The Board has found each nominee to be qualified based on his or her qualifications, experience, attributes, skills and whether he or she meets the applicable independence standards. Each of the nominees has consented to stand for election and we do not anticipate any candidate will be unavailable to serve. In the event that any of the nominees should be unavailable for election as a result of an unexpected occurrence, shares may be voted for the election of such substitute nominee as the Board may nominate. In the alternative, if a vacancy remains, the Board may fill such vacancy at a later date or reduce the size of the Board, subject to certain requirements in our certificate of incorporation. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

Messrs. Dannenfeldt, Höttges, Jacobfeuerborn, Kübler, Langheim, Swantee and Westbrook and Ms. Taylor were designated for nomination by Deutsche Telekom pursuant to its rights under our certificate of incorporation and the Stockholder’s Agreement.

Required Vote

Under our bylaws, directors are elected by a plurality of the votes cast by stockholders entitled to vote on the election of directors at the Annual Meeting. Shares represented by executed proxies received by the Company will be voted, unless otherwise marked withheld, “FOR” the election of each of the nominees.

Our Board of Directors recommends a vote FOR the election to the Board of each of the nominees listed below

Director Since: 2013 Age: 51 Board Committees: ∎ Compensation ∎ Executive

Thomas Dannenfeldt

Chief Financial Officer of Deutsche Telekom

Biography:

Mr. Dannenfeldt has served as the Chief Financial Officer of Deutsche Telekom, our majority stockholder and a leading integrated telecommunications company, since January 2014.

He was Finance Director of Telekom Deutschland from April 2010 to December 2013. From July 2009 to April 2010, he was the CFO of T-Mobile Deutschland. From January 2010 to April 2010, he was also responsible for the fixed line part of Deutsche Telekom as a member of the T-Home Board of Management. Mr. Dannenfeldt started his career at Deutsche Telekom in 1992 and has gained more than 20 years of experience in various leadership roles in sales, marketing and finance in the national and international mobile and fixed line telecommunications business.

He also served on the Board of Directors of Virgin Mobile in the UK in 2003 and 2004, as well as the Chairman of the Board of Directors of EE Limited in 2014 and 2015.

Qualifications and Skills Supporting Election to the Board:

∎ Expertise in global telecommunications industry

∎ Expertise in strategy, business and finance

∎ Experience in accounting and internal controls

T-Mobile 2018 Proxy Statement	13

PROPOSAL 1 - ELECTION OF DIRECTORS

Director Since: 2013 Age: 64 Other Public Company Boards: ∎ Novartis AG ∎ ICF International Inc. ∎ Syryker Corporation ∎ HCL Technologies (2012-2014) Board Committees: ∎ Audit (Chair)

Srikant M Datar

Arthur Lowes Dickinson Professor at the Graduate School of Business Administration at Harvard University

Biography:

Mr. Datar is the Arthur Lowes Dickinson Professor at the Graduate School of Business Administration at Harvard University. Mr. Datar is a Chartered Accountant and planner in industry, and has been a professor of accounting and business administration at Harvard since July 1996; he previously served as a professor at Stanford University and Carnegie Mellon University. Mr. Datar received gold medals upon his graduation from the Indian Institute of Management, Ahmedabad, and the Institute of Cost and Works Accountants of India.

Mr. Datar received a Master’s degree in Statistics and Economics and a Ph.D. in Business from Stanford University.

Qualifications and Skills Supporting Election to the Board:

∎ Expertise in accounting, governance and risk management

∎ Public company director and committee experience

∎ Academic and commercial perspective on complex issues

Director Since: 2013 Age: 50 Board Committees: ∎ Compensation ∎ Executive ∎ Nominating and Corporate Governance

Lawrence H. Guffey

Chief Executive Officer of LG Capital Investors LLC

Biography:

Mr. Guffey is Chief Executive Officer of LG Capital Investors LLC, a single-family investment office formed in 2014. From 1991 to 2013, Mr. Guffey was with The Blackstone Group, an asset management and financial services company, most recently serving as Senior Managing Director (Partner) in the Private Equity Group. Mr. Guffey led many of The Blackstone Group’s media and communications investment activities and managed Blackstone Communications Advisors. Mr. Guffey was a member of the Supervisory Board at Deutsche Telekom, our majority stockholder, from June 2006 until October 2013. He was a Director of New Skies Satellites Holdings Ltd. from January 2005 to December 2007, Axtel SA de CV since October 2000, FiberNet L.L.C. from 2001 until 2003, iPCS Inc. from August 2000 to September 2002, PAETEC Holding Corp. from February 2000 to 2002, and Commnet Cellular Inc. from February 1998 to December 2001. Mr. Guffey also served as a Director of TDC A/S from February 2006 to March 2013.

He holds a Bachelor of Arts magna cum laude degree from Rice University, where he was elected to Phi Beta Kappa.

Qualifications and Skills Supporting Election to the Board:

∎ Core financial and business skills

∎ Experience overseeing investments in media and communications industries

∎ Public company director and committee experience

14	T-Mobile 2018 Proxy Statement

PROPOSAL 1 - ELECTION OF DIRECTORS

Director Since: 2013 Age: 55 Other Public Company Boards: ∎ Henkel AG & Co. KGaA ∎ BT plc Board Committees: ∎ Executive (Chair)

Timotheus Höttges

Chief Executive Officer of Deutsche Telekom

Biography:

Since January 2014, Mr. Höttges has served as Chief Executive Officer of Deutsche Telekom, our majority stockholder and a leading integrated telecommunications company. From March 2009 to December 2013, he served as Deutsche Telekom’s Chief Financial Officer and a member of the Board of Management. From December 2006 to March 2009, he was a member of the Board of Management responsible for the T-Home Unit (fixed network and broadband business, as well as integrated sales and service in Germany). From January 2003 to December 2006, Mr. Höttges headed European operations as a member of the Board of Management of T-Mobile International.

Mr. Höttges studied Business Administration at the University of Cologne.

Qualifications and Skills Supporting Election to the Board:

∎ Chief executive officer of major global communications company

∎ Core finance, business and leadership skills

Director Since: 2014 Age: 57 Board Committees: ∎ Executive

Bruno Jacobfeuerborn

Chief Executive Officer of DFMG Deutsche Funkturm GmbH and Chief Executive Officer of Comfortcharge GmbH

Biography:

Mr. Jacobfeuerborn has been Chief Executive Officer of DFMG Deutsche Funkturm GmbH since January 2017 and Chief Executive Officer of Comfortcharge GmbH since January 2018. Previously, he served as the Chief Technology Officer (CTO) of Deutsche Telekom AG from February 2012 to December 2017. Deutsche Telekom AG is our majority stockholder and a leading integrated telecommunications company. He also served as the Director of Technology Telekom Deutschland GmbH from April 2010 to December 2016. Prior to that, Mr. Jacobfeuerborn was Director of Technology of T-Mobile Deutschland and T-Home in Germany from July 2009 to March 2010. In this double role, he was responsible for the technology business (both mobile and fixed network) in Germany. From April 2007 to July 2009, he was Managing Director of Technology, IT and Procurement at Polska Telefonica Cyfrowa. Mr. Jacobfeuerborn joined what is now Deutsche Telekom AG in 1989 and has held several positions with increasing responsibility within the group.

Qualifications and Skills Supporting Election to the Board:

∎ Expertise in global telecommunications industry

∎ Wireless network and technology expertise

∎ Core finance, business and leadership skills

T-Mobile 2018 Proxy Statement	15

PROPOSAL 1 - ELECTION OF DIRECTORS

Director Since: 2013 Age: 55 Other Public Company Boards: ∎ Hellenic Telecommunications Organization Board Committees: ∎ Compensation ∎ Executive

Raphael Kübler

Senior Vice President of the Corporate Operating Office of Deutsche Telekom

Biography:

In January 2014, Mr. Kübler assumed the position of Senior Vice President of the Corporate Operating Office of Deutsche Telekom, our majority stockholder and a leading integrated telecommunications company, and reports directly to the Chief Executive Officer of Deutsche Telekom. From July 2009 to December 2013, Mr. Kübler served as Senior Vice President Group Controlling at Deutsche Telekom. In this position, he was responsible for the financial planning, analysis and steering of the overall Deutsche Telekom Group as well as the financial management of central headquarters and shared services. From November 2003 to June 2009, Mr. Kübler served as Chief Financial Officer of T-Mobile Deutschland GmbH, the mobile operations of Deutsche Telekom in Germany now known as Telekom Deutschland GmbH (a wholly-owned subsidiary of Deutsche Telekom).

Mr. Kübler studied Business Administration at H.E.C. in Paris and the Universities of Bonn and Cologne. He holds a doctoral degree from the University of Cologne.

Qualifications and Skills Supporting Election to the Board:

∎ Expertise in global telecommunications industry

∎ Core business, management and leadership skills

∎ Complex financial management experience

Director Since: 2013 Age: 52 Board Committees: ∎ Executive ∎ Nominating and Corporate Governance

Thorsten Langheim

Executive Vice President, Group Corporate Development of Deutsche Telekom

Biography:

Mr. Langheim has served as Executive Vice President Group Corporate Development of Deutsche Telekom, our majority stockholder and a leading integrated telecommunications company since July 2016. In his current role, he manages Deutsche Telekom’s Corporate Development, Investment Strategy and Group M&A activities. Mr. Langheim has also served as the Chairman and Co-founder of Deutsche Telekom Capital Partners, managing the venture capital and private equity activities of Deutsche Telekom since June 2015. From 2009 to June 2016, he served as Senior Vice President of Group Development and M&A. Prior to his roles at Deutsche Telekom, Mr. Langheim was Managing Director at the Private Equity Group of The Blackstone Group, an asset management and financial services company, from May 2004 to June 2009, primarily focusing on private equity investments in Germany. Prior to that, Mr. Langheim was the Vice President of European M&A at J.P. Morgan in London and Assistant Director at WestLB in Düsseldorf between 1995 and 2004. Mr. Langheim is a member of the Supervisory Board of T-Systems and Deutsche Sporthilfe.

Mr. Langheim holds a Master of Science degree in International Securities, Investment and Banking from the ISMA Centre for Education and Research at the University of Reading. Mr. Langheim holds a bachelor’s degree in European Finance and Accounting from the University of Bremen (Germany) and Leeds Business School (United Kingdom).

Qualifications and Skills Supporting Election to the Board:

∎ Expertise in global telecommunications industry

∎ Experience overseeing telecommunications and technology investments

∎ Corporate strategy and M&A experience

16	T-Mobile 2018 Proxy Statement

PROPOSAL 1 - ELECTION OF DIRECTORS

Director Since: 2013 Age: 59 Board Committees: ∎ Executive

John J. Legere

President and Chief Executive Officer of T-Mobile US, Inc.

Biography:

Mr. Legere joined T-Mobile USA in September 2012 as President and Chief Executive Officer and became our President and Chief Executive Officer on April 30, 2013 upon the consummation of the Business Combination. Mr. Legere has over 37 years’ experience in the U.S. and global telecommunications and technology industries. Prior to joining T-Mobile USA, Mr. Legere served as Chief Executive Officer of Global Crossing Limited, a telecommunications company, from October 2001 to October 2011. Before joining Global Crossing, he served as Chief Executive Officer of Asia Global Crossing; as president of Dell Computer Corporation’s operations in Europe, the Middle East, and Africa; as President, Asia-Pacific for Dell; as president of AT&T Asia Pacific; as head of AT&T’s outsourcing program and as head of AT&T global strategy and business development. Mr. Legere serves on the CTIA Board of Directors.

Mr. Legere received a bachelor’s degree in Business Administration from the University of Massachusetts, a Master of Science degree as an Alfred P. Sloan Fellow at the Massachusetts Institute of Technology, and a Master of Business Administration degree from Fairleigh Dickinson University and he completed Harvard Business School’s Program for Management Development.

Qualifications and Skills Supporting Election to the Board:

∎ Chief Executive Officer of T-Mobile

∎ Expertise in telecommunications and technology industries

Director Since: 2018 Age: 48 Other Public Company Boards: ∎ Shaw Communications

G. Michael (Mike) Sievert

Chief Operating Officer of T-Mobile US, Inc.

Biography:

Mr. Sievert serves as our Chief Operating Officer. Mr. Sievert is responsible for guiding all customer-facing operations across the business, including marketing, product development, retail management, sales and customer care for all of our direct and indirect channels and each of our brands. Mr. Sievert served as our Executive Vice President and Chief Marketing Officer from April 2013 to February 2015 and from November 2012 to April 2013, Mr. Sievert was Executive Vice President and Chief Marketing Officer of T-Mobile USA.

Prior to joining T-Mobile USA, Mr. Sievert was an entrepreneur and investor involved with several Seattle-area start-up companies. From April 2009 to June 2011, he was Chief Commercial Officer at Clearwire Corporation, a broadband communications provider, responsible for all customer-facing operations. From February 2008 to January 2009, Mr. Sievert was co-founder and Chief Executive Officer of Switchbox Labs, Inc., a consumer technologies developer, leading up to its sale to Lenovo. He also served from January 2005 to February 2008 as Corporate Vice President of the worldwide Windows group at Microsoft Corporation, responsible for global product management and P&L performance for that unit. Prior to Microsoft, he served as Executive Vice President and Chief Marketing Officer at AT&T Wireless for three years. He also served as Chief Sales and Marketing Officer at E*TRADE Financial and began his career with management positions at Procter & Gamble and IBM. He has served on the boards of Rogers Wireless Communications in Canada, Switch & Data Corporation, and a number of technology start-ups.

Mr. Sievert received a bachelor’s degree in Economics from the Wharton School at the University of Pennsylvania.

Qualifications and Skills Supporting Election to the Board:

∎ Chief Operating Officer of T-Mobile

∎ Expertise in telecommunications and technology industries

T-Mobile 2018 Proxy Statement	17

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominee Age: 52 Other Public Company Boards: ∎ Telia Company AB ∎ Legal & General Group PLC (2014 to 2016)

Olaf Swantee

Chief Executive Officer of Sunrise Communications Group AG

Biography:

Since May 2016, Mr. Swantee has served as Chief Executive Officer of Sunrise Communications Group AG, a private Swiss telecommunications provider. From 2011 to May 2016, he served as Chief Executive Officer of EE Limited, a British mobile network and telecommunications provider. From 2007 to 2011, Mr. Swantee held executive positions at Orange-France Telecom, first as Executive Vice President Europe and Mobile WW and then as Executive Vice President Europe and Purchasing WW, while also serving as a member of the global management committee. He held various senior positions from 2002 to 2007 at Hewlett-Packard (Switzerland) LLC.

Mr. Swantee received a Master of Business Administration degree from the European School of Management in Paris, France.

Qualifications and Skills Supporting Election to the Board:

∎ Expertise in global telecommunications and technology industries

∎ Chief executive officer of major global communication companies

∎ Public company director and committee experience

Director Since: 2013 Age: 54 Lead Independent Director Other Public Company Boards: ∎ First Interstate BancSystem, Inc. ∎ Black Hills Corporation Board Committees: ∎ Compensation (Chair)

Teresa A. Taylor

Chief Executive Officer of Blue Valley Advisors, LLC

Biography:

Since April 2011, Ms. Taylor has served as Chief Executive Officer of Blue Valley Advisors, LLC, an advisory firm. Ms. Taylor served as Chief Operating Officer of Qwest Communications, Inc., a telecommunications carrier, from August 2009 to April 2011. She served as Qwest’s Executive Vice President, Business Markets Group, from January 2008 to April 2009 and served as its Executive Vice President and Chief Administrative Officer from December 2005 to January 2008. Ms. Taylor served in various positions with Qwest and the former US West beginning in 1987. During her 24-year tenure with Qwest and US West, she held various leadership positions and was responsible for strategic planning and execution, sales, marketing, product, network, information technology, human resources and corporate communications.

Ms. Taylor received a Bachelor of Science degree from the University of Wisconsin-LaCrosse.

Qualifications and Skills Supporting Election to the Board:

∎ Expertise in technology, media and telecommunications industries

∎ Expertise in strategic planning and execution, technology development, human resources, labor relations and corporate communications

∎ Public company director and committee experience

18	T-Mobile 2018 Proxy Statement

PROPOSAL 1 - ELECTION OF DIRECTORS

Director Since:

2013

Age:

62

Other Public

Company Boards:

∎ Archer Daniels Midland Company

∎ Stifel Financial Corp. (not standing for re-election at its 2018 annual meeting of stockholders)

∎ Camden Property Trust

∎ The Mosaic Company

Board Committees:

∎ Audit

∎ Nominating and Corporate Governance Committee (Chair)

Kelvin R. Westbrook

President and Chief Executive Officer of KRW Advisors, LLC

Biography:

Mr. Westbrook is President and Chief Executive Officer of KRW Advisors, LLC, a consulting and advisory firm, a position he has held since October 2007. Mr. Westbrook also served as Chairman and Chief Strategic Officer of Millennium Digital Media Systems, L.L.C. (“MDM”), a broadband services company that later changed its name to Broadstripe LLC, from September 2006 until October 2007. Mr. Westbrook was also President and Chief Executive Officer of MDM from May 1997 until October 2006. Broadstripe LLC (formerly MDM) and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009, approximately 15 months after Mr. Westbrook resigned.

Mr. Westbrook received an undergraduate degree in Business Administration from the University of Washington and a Juris Doctor degree from Harvard Law School.

Qualifications and Skills Supporting Election to the Board:

∎ Expertise in the telecommunications industry

∎ Core legal, media, marketing and risk analysis skills

∎ Public company director and committee experience

T-Mobile 2018 Proxy Statement	19

Executive Officers

The following sets forth information regarding the executive officers of the Company. Biographical information pertaining to Messrs. Legere and Sievert, who are both executive officers and directors of the Company, can be found in the Section entitled “Proposal 1—Election of Directors.”

Name	Age	Position
John J. Legere	59	President and Chief Executive Officer
G. Michael Sievert	48	Chief Operating Officer
David R. Carey	64	Executive Vice President, Corporate Services
J. Braxton Carter	59	Executive Vice President and Chief Financial Officer
Peter A. Ewens	55	Executive Vice President, Corporate Strategy
Thomas C. Keys	59	President, MetroPCS
David A. Miller	57	Executive Vice President, General Counsel and Secretary
Neville R. Ray	55	Executive Vice President and Chief Technology Officer
Elizabeth A. McAuliffe	55	Executive Vice President, Human Resources

David R. Carey

Mr. Carey serves as our Executive Vice President, Corporate Services and is responsible for leading the Enterprise Program Office, Corporate Communications, Corporate Real Estate, Corporate Responsibility, Corporate Security and a broad range of responsibilities in leading the Office of the CEO. Mr. Carey has also served in the same role with T-Mobile USA, Inc., the wholly-owned subsidiary of the Company (“T-Mobile USA”), since February 2013. Mr. Carey’s career spans 43 years in the telecom and energy services industry. Before joining T-Mobile USA, from October 2011 to February 2013, Mr. Carey served as Chief Executive Officer and Founder of Telescope Advisors, LLC, an advisory firm specializing in telecommunications. From September 1999 to October 2011, Mr. Carey served in various executive positions, including Executive Vice President, Chief Marketing Officer, Head of Global Sales, Strategy and Corporate Development and Chief Ethics Officer at Global Crossing Limited, a telecommunications company. In addition to Global Crossing, his experience includes executive leadership positions at AT&T, LG&E Energy and Frontier Communications. Mr. Carey holds a Master of Science in Management Science from the Massachusetts Institute of Technology, where he was appointed to a Sloan Fellowship, and received his Bachelor of Science degree at Clarkson University. He has also attended executive programs at the Harvard Business School and the Wharton School at the University of Pennsylvania.

J. Braxton Carter

Mr. Carter serves as our Executive Vice President and Chief Financial Officer, and is responsible for leading the financial functions of the Company. Mr. Carter served as MetroPCS Communications, Inc.’s Chief Financial Officer from March 2005 until the consummation of the Business Combination. Mr. Carter also served as MetroPCS Communications Inc.’s Vice Chairman from May 2011 until the consummation of the Business Combination. From February 2001 to March 2005 he was Vice President, Corporate Operations of MetroPCS Communications, Inc. Mr. Carter also has extensive senior management experience in the wireless and retail industry and spent ten years in public accounting. He is a certified public accountant. Mr. Carter received a Bachelor of Science degree from the University of Colorado with a major in accounting.

Peter A. Ewens

Mr. Ewens serves as our Executive Vice President, Corporate Strategy. He leads the Company’s corporate strategy, business development and M&A activities, which include spectrum strategy and acquisitions and co-brand partnerships. Mr. Ewens has also served as Executive Vice President and Chief Strategy Officer of T-Mobile USA since July 2010. From April 2008 until July 2010, Mr. Ewens was Senior Vice President, Corporate Strategy at T-Mobile USA. Before joining T-Mobile USA, Mr. Ewens was Vice President of OEM Business at Sun Microsystems, a computer software and information technology services company, from June 2006 through March 2008. Before that, Mr. Ewens was a partner at McKinsey & Company, a global management consulting firm. Mr. Ewens received a Master of Science in Management from the Sloan School at Massachusetts Institute of Technology, and Master’s and bachelor’s degrees in Electrical Engineering from the University of Toronto.

Thomas C. Keys

Mr. Keys serves as our President, MetroPCS, and is responsible for our MetroPCS business. Previously, Mr. Keys served as our Executive Vice President and Chief Operating Officer, MetroPCS Business, from April 2013 to February 2015. Mr. Keys served as MetroPCS Communications Inc.’s President from May 2011 until the consummation of the Business Combination, and as Chief Operating Officer since June 2007. Mr. Keys also served as MetroPCS Communications Inc.’s President from June 2007 to December 2007, Senior Vice President, Market Operations, West, from January 2007 until June 2007, and as Vice President and General Manager, Dallas, from April 2005 until January 2007. Mr. Keys received a Bachelor of Arts degree from the State University of New York at Oswego, and a Master of Arts from Syracuse University.

David A. Miller

Mr. Miller serves as our Executive Vice President, General Counsel and Secretary. Mr. Miller oversees all legal affairs and government affairs functions of the Company. Mr. Miller has also served as T-Mobile USA’s Chief Legal Officer, Executive Vice President, General Counsel and Secretary. Mr. Miller was appointed Senior Vice President and General

20	T-Mobile 2018 Proxy Statement

EXECUTIVE OFFICERS

Counsel of T-Mobile USA in April 2002 and Executive Vice President in January 2011. Previously, Mr. Miller served as Director of Legal Affairs for Western Wireless (a predecessor to T-Mobile USA) from March 1995 to May 1999, and he became Vice President of Legal Affairs of VoiceStream in May 1999 following its spin-off from Western Wireless. VoiceStream was acquired by Deutsche Telekom in May 2001, when it became T-Mobile USA. Prior to joining Western Wireless, Mr. Miller was an attorney with the law firm of Lane Powell and began his law career as an attorney with the firm McCutchen, Doyle, Brown and Enersen. Mr. Miller serves on the Board of Directors of the Competitive Carriers Association and is a member of its Executive Committee. Mr. Miller received a bachelor’s degree in Economics from the University of Washington and a Juris Doctor from Harvard Law School.

Neville R. Ray

Mr. Ray serves as our Executive Vice President and Chief Technology Officer. Mr. Ray joined T-Mobile USA (then VoiceStream) in April 2000 and since December 2010 has served as its Chief Technology Officer, responsible for the national management and development of the T-Mobile USA wireless network and the company’s information technology services and operations. Prior to joining T-Mobile USA, Mr. Ray served as Network Vice President for Pacific Bell Mobile Services. He currently serves on the Board of Directors of Next Generation Mobile Networks Alliance, a mobile telecommunications association of mobile operators, vendors, manufacturers and research institutes, and as the Chairperson of the Board of Governors of 5G Americas, a mobile telecommunications association of mobile operators, vendors, and manufacturers. Both associations have a focus on the advancement and development of 5G technologies and services. He has previously served as a member of the National Telecommunications and Information Administration’s Commerce Spectrum Management Advisory Committee and the Federal Communications Commission’s Communications Security, Reliability and Interoperability Council. Mr. Ray is an honors graduate of City, University of London and a member of the Institution of Electrical and Electronic Engineers and the Institution of Civil Engineers.

Elizabeth A. McAuliffe

Ms. McAuliffe serves as our Executive Vice President, Human Resources. Ms. McAuliffe is responsible for leading the human resources function that supports our employees across the country. From January 2014 to June 2016 she served as Senior Vice President of Total Rewards and Operations, encompassing leadership of all compensation, Rewards & Recognition, benefits, payroll, human resources systems and human resources operations. From June 2013 to January 2014, she served as Vice President, CHRO Regions, at Providence Health & Services, a nonprofit health system. From January 2011 to June 2013 she served as Senior Vice President, Human Resources at T-Mobile. Prior to joining T-Mobile, Ms. McAuliffe held various positions at Starbucks Coffee Company, a coffee retailer, in both the Law & Corporate Affairs department and the Human Resources department. Ms. McAuliffe received a bachelor’s degree from the University of Massachusetts, Amherst and a Juris Doctor from Northeastern University School of Law.

T-Mobile 2018 Proxy Statement	21

Proposal 2 - Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2018

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Although ratification of the appointment of PricewaterhouseCoopers LLP by our stockholders is not required, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.

We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions by stockholders.

Our Board of Directors recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2018

Required Vote

The affirmative vote of a majority of the votes cast is required to approve this proposal. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment but is under no obligation to appoint a different independent registered public accounting firm.

Pre-Approval Process

The Audit Committee is responsible for reviewing and, if appropriate, pre-approving all audit, audit-related and non-audit services to be performed by our independent registered public accounting firm. The Audit Committee charter authorizes the Audit Committee to establish a policy and related procedures regarding the pre-approval of audit, audit-related and non-audit services to be performed by our independent registered public accounting firm.

The Audit Committee has delegated its pre-approval authority to the Chair of the Audit Committee, who is authorized to pre-approve services to be performed by our independent registered public accounting firm and the compensation to be paid for such services if it is impracticable to delay the review and approval of such services and compensation until the next regularly-scheduled meeting of the Audit Committee, provided that in such case the Chair shall provide a report to the Audit Committee at its next regularly-scheduled meeting of any services and compensation approved by the Chair pursuant to the delegated authority.

Fees Paid to PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP was paid the following fees for services rendered during fiscal years 2017 and 2016, all of which were approved in conformity with the Audit Committee’s pre-approval process, as described above under “Pre-Approval Process”:

	2017 ($)	2016 ($)
Audit Fees (1)	9,330,000	8,398,000
Audit-Related Fees (2)	748,000	414,000
Tax Fees (3)	163,000	738,000
All Other Fees (4)	79,000	61,000
Total Fees	10,320,000	9,611,000

(1)	Audit Fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.
(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, and consultations concerning financial accounting and reporting standards.
(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.
(4)	All Other Fees consist of fees for permitted services other than those that meet the criteria above and include fees to assess mobile advertising for a joint venture and research subscriptions.

Audit Committee Report

In the performance of its oversight responsibilities, the Audit Committee (1) reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements for the fiscal year ended December 31, 2017; (2) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees; (3) received the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence; and (4) discussed with the Company’s independent registered public accounting firm any relationships that may impact its objectivity and independence and satisfied itself as to the firm’s independence.

22	T-Mobile 2018 Proxy Statement

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018

Company management is responsible for the assessment and determination of risks associated with the Company’s business, financial reporting, operations and contractual obligations. The Audit Committee, together with the Board of Directors, is responsible for oversight of the Company’s management of risks. As part of its responsibilities for oversight of the Company’s management of risks, the Audit Committee has reviewed and discussed the Company’s enterprise-wide risk assessment, and the Company’s policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

The Audit Committee has discussed with the Company’s Internal Audit Department and its independent registered public accounting firm the overall scope of and plans for their respective audits. The Committee regularly meets with the head of the Company’s Internal Audit Department and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs.

Management is responsible for the Company’s financial reporting process, including establishing and maintaining adequate internal control over financial reporting and the preparation of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm also is responsible for performing an independent audit of the effectiveness of the Company’s internal control over financial reporting and issuing a report thereon. We rely, without independent verification, on the information provided to us and on the representations made by management and the Company’s independent registered public accounting firm. Based on the review and discussion and the representations made by management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2017 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The Audit Committee:

Srikant M. Datar, Ph.D., Chairman

W. Michael Barnes, Ph.D.

Kelvin R. Westbrook

The material contained in this Audit Committee Report does not constitute soliciting material, is not deemed filed with the SEC, and is not incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

T-Mobile 2018 Proxy Statement	23

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our 2017 executive compensation program for the following executive officers (collectively, the “Named Executive Officers”):

∎ John J. Legere	∎ J. Braxton Carter	∎ G. Michael Sievert	∎ Neville R. Ray	∎ Thomas C. Keys
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer	Chief Operating Officer	Executive Vice President and Chief Technology Officer	President, MetroPCS

T-Mobile Had Record Financial Results Across the Board in 2017 and Proved that Taking Care of Customers is Also Good for Stockholders

T-Mobile had record financial results in 2017, including service revenues, total revenues, net income, Adjusted EBITDA, net cash from operating activities and free cash flow. We added 5.7 million total net customers in 2017 and captured the majority of the industry’s postpaid phone growth for the fourth consecutive year. We ended the year with 72.6 million total customers.

Our customer growth translated into industry-leading revenue and cash flow growth. Service revenue of $30.2 billion for 2017 grew at an industry-leading 8.3% year over year. Net income of $4.5 billion for 2017 grew 211% year over year, net income of $2.3 billion (excluding impact from the Tax Cuts and Jobs Act of $2.2 billion) for 2017 grew 62% year over year and Adjusted EBITDA of $11.2 billion grew 5.4% year over year.

As of December 31, 2017, T-Mobile covered 322 million people with 4G LTE. Our stock price increased by 284% from May 1, 2013 (the first day of trading after the Business Combination) through December 29, 2017 and 10.4% during 2017 alone. Looking back three years, our stock price has increased 133% (January 1, 2015 through December 29, 2017).

Adjusted EBITDA is a non-GAAP financial measure. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. A reconciliation to the most directly comparable GAAP financial measure is provided in Appendix A to this proxy statement.

Our executive compensation program emphasizes pay for performance. As a result, our 2017 Named Executive Officer compensation reflects T-Mobile’s strong 2017 operational and financial performance.

24	T-Mobile 2018 Proxy Statement

EXECUTIVE COMPENSATION

Executive Compensation Program

Our executive compensation program is aligned with our business strategy and is designed to attract and retain top talent, reward short-term and long-term business results and exceptional performance, and most importantly, maximize stockholder value. Our program is competitive in the marketplace and highly incentive-based, with Company performance determining a significant portion of total compensation.

Key Features of Our Executive Compensation Program

What We Do

Emphasis on pay for performance

Independent compensation consultant

Executive and director stock ownership guidelines

Clawback policy to recapture incentive payments

Use multiple performance measures and caps on potential incentive payments

Substantial majority of target total compensation is variable

Use of executive compensation statements (“tally sheets”)

Annual risk assessment of compensation programs

What We Don’t Do

No short-selling, hedging or pledging of Company’s securities

No excise tax gross ups

No special executive retirement program

No acceleration of compensation upon retirement

No single-trigger vesting of equity awards upon a change in control

No significant perquisites

GOALS OF COMPENSATION PROGRAM

WHAT WE PAY AND WHY: GOALS AND ELEMENTS OF COMPENSATION

Emphasis on pay for performance	Attract, retain and motivate talented and experienced executives within the highly competitive and dynamic wireless communications industry	Recognize and reward executives whose skill and performance are critical to our success	Align interests of our executives with our stockholders	Encourage appropriate risk taking

ELEMENTS OF TOTAL DIRECT COMPENSATION

SUMMARY OF AVERAGE TARGET NAMED EXECUTIVE OFFICER COMPENSATION AS OF DECEMBER 31, 2017

T-Mobile 2018 Proxy Statement	25

EXECUTIVE COMPENSATION

To promote a performance-based culture that further aligns the interests of management and stockholders, in 2017 the executive compensation program focused extensively on variable, performance-based compensation. As illustrated in the charts below, the substantial majority of our Chief Executive Officer’s and other Named Executive Officers’ actual total compensation as reported in the 2017 Summary Compensation Table was in the form of variable compensation (short-term and long-term).

Factors Considered in Determining Executive Compensation

Compensation Consultant and Management

The Compensation Committee sets compensation levels based on the skills, experience and achievements of each executive officer, taking into account market analysis, input by its compensation consultant and the compensation recommendations of our Chief Executive Officer, except with respect to his own position. The Chief Executive Officer provides recommended target annual compensation adjustments for the Named Executive Officers to base salaries, target annual short-term incentive opportunity and target long-term incentive opportunity. The Compensation Committee believes that input from both its independent compensation consultant and our Chief Executive Officer provides useful information and points of view to assist the Compensation Committee in determining appropriate compensation.

Market Analysis

We use comparative executive officer compensation data publicly disclosed by a peer group of public companies in addition to compensation survey data to evaluate the competitiveness of our executive officer compensation and to guide the compensation for newly hired executive officers. We believe a competitive total compensation package is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead the Company and execute on our strategic business plan. In analyzing this information, we compare our executive compensation program as a whole to the programs of our peer group companies and compare the pay of our individual executives to that of the executive officers of our peer group companies if we believe the positions are sufficiently similar to make meaningful comparisons. We do not target a specific percentile in the range of comparative data for each individual or for each component of compensation. In determining the amount of base salary, target incentive award and level of equity compensation for each Named Executive Officer, we review the comparative compensation data and consider each executive’s level of responsibility, prior experience, past job performance, contribution to the Company’s success and results achieved. The Compensation Committee exercises its business judgment and discretion and does not apply formulas or assign these factors specific mathematical weights.

Executive Compensation Peer Group

We select our peer group based on similarity to us in terms of relative size of revenue and market capitalization, industry and the ability to compete with us for talent at the executive officer level. The Compensation Committee reviews the Company’s peer group on an annual basis. Initially, our 2017 peer group was the same as our 2016 peer group. This peer group, which is described below, was used to set compensation for 2017. In November 2017, upon its acquisition by CenturyLink, Level 3 Communications was removed from our peer group. T-Mobile was ranked near the median of the peer group for 2017 both in terms of revenue and market capitalization.

The following chart shows T-Mobile’s 2017 peer group of 14 companies and each such company’s revenue as of fiscal year-end and market capitalization as of December 31, 2017 (other than with respect to Level3 Communications, which, as noted, was removed from our peer group in November 2017 due to its acquisition). Our peer group for 2018 has not changed.

26	T-Mobile 2018 Proxy Statement

EXECUTIVE COMPENSATION

Analysis of Executive Officer Compensation

The key components of our annual target total compensation package for executive officers are base salary, annual cash-based short-term incentive and long-term incentive awards, including performance-based restricted stock units (“PRSUs”) and time-based restricted stock units (“RSUs”).

Target Total Direct Compensation

The Compensation Committee reviews the compensation of the Named Executive Officers based on a market analysis prepared by management in partnership with the Compensation Committee’s independent compensation consultant. Based on the Compensation Committee’s assessment of each Named Executive Officer in relation to peer and survey market data as well as the executive officer’s contribution to the Company’s ongoing strategy, the Compensation Committee increased the total target compensation of each of our Named Executive Officers for 2017, including increases to base salary, annual short-term incentive opportunity and target long-term incentive opportunity. Increases to target compensation supported the continued retention and engagement of our Named Executive Officers.

The following table shows the 2017 target total direct compensation established for each Named Executive Officer.

Officer	Base Salary ($)	Target STIP Percent (1)	Target STIP Value ($)	Total Target Cash ($)	Target LTIP Percent (2)	Target LTIP Value ($)	Target Total Direct Compensation ($)
John J. Legere (3)	1,666,667	—	3,333,333	5,000,000	—	15,000,000	20,000,000
J. Braxton Carter	850,000	150%	1,275,000	2,125,000	250%	5,312,500	7,437,500
G. Michael Sievert	950,000	200%	1,900,000	2,850,000	250%	7,125,000	9,975,000
Neville R. Ray	800,000	150%	1,200,000	2,000,000	250%	5,000,000	7,000,000
Thomas C. Keys	750,000	125%	937,500	1,687,500	250%	4,218,750	5,906,250

(1)	Target STIP Percent as a percent of base salary.
(2)	Target LTIP Percent as a percent of total target cash.
(3)	Target STIP value and LTIP value for Mr. Legere are as specified in his employment agreement.

T-Mobile 2018 Proxy Statement	27

EXECUTIVE COMPENSATION

Annual Base Salaries

Base salary is designed to provide a competitive fixed component of income. Base salaries for our Named Executive Officers are set by the Compensation Committee, with assistance from the independent compensation consultant, after consideration of various factors including individual performance, executive experience and skill set and market data. In particular, the Compensation Committee focuses on how base salary levels may impact the market competitiveness of an executive’s total compensation opportunity. See further discussion under “— Factors Considered in Determining Executive Compensation-Market Analysis” above.

Annual Short-Term Incentives

Our executive officers are eligible for annual cash-based short-term incentives under the 2013 Omnibus Incentive Plan. The Compensation Committee sets the target value of each executive’s short-term incentive award opportunity as a percentage of the executive’s base salary. The final award is based on the eligible base earnings for the performance period. Award opportunities for each metric evaluated under the plan are established at threshold, target and maximum levels. The maximum level for each metric is capped at 200% of target. The 2017 short-term incentive plan (the “2017 STIP”) awards for executive officers, including the Named Executive Officers, were based entirely on Company performance, which was measured by: Total Service Revenue, Branded Net Additions (Total Branded Customer Additions), Adjusted EBITDA, and Operating Free Cash Flow. Adjusted EBITDA and Operating Free Cash Flow are non-GAAP measures and Operating Free Cash Flow is not provided in our earnings materials. Please see Appendix A for more information on how these measures are calculated.

These measures were aligned with the operational objectives of the Company’s business. The minimum threshold performance level for at least one of the performance metrics was required to be attained in order for the executives to receive any payment under the 2017 STIP. If none of the minimum performance thresholds had been achieved during 2017, no awards would have been paid.

Metric	Weight	Minimum Performance (in millions)	Target Performance (in millions)	Maximum Performance (in millions)	Actual Performance (in millions)
Total Service Revenue	30%	$28,032	$29,507	$30,244	$30,160
Branded Net Customer Additions	20%	1.470	3.674	5.139	4.475
Adjusted EBITDA	20%	$9,470	$10,294	$10,843	$11,213
Operating Free Cash Flow	30%	$3,409	$4,500	$4,936	$4,677

The Company performed above target levels with respect to all four performance metrics in 2017. Overall performance under the 2017 STIP, determined based on actual performance for each performance metric and the relative weighting of each such metric (as disclosed in the table above), was achieved at 170% of target. The following table shows the payouts under the 2017 STIP for each Named Executive Officer based on these performance results.

Officer	Base Earnings (1) ($)	Target 2017 STIP Percent (as a % of Base Earnings)	Target 2017 STIP Value ($)	Company Attainment	Total 2017 STIP Payout Value ($)
John J. Legere (2)	1,618,590	—	3,333,333	170%	5,666,666
J. Braxton Carter	845,192	150%	1,267,789	170%	2,155,241
G. Michael Sievert	944,231	200%	1,888,461	170%	3,210,384
Neville R. Ray	796,154	150%	1,194,231	170%	2,030,192
Thomas C. Keys	749,038	125%	936,298	170%	1,591,707

(1)	Base earnings reflect eligible earnings as reported by T-Mobile payroll and vary slightly from target 2017 base salaries.
(2)	Mr. Legere’s employment agreement targeted his short-term incentive value at not less than $3,333,333.

28	T-Mobile 2018 Proxy Statement

EXECUTIVE COMPENSATION

Long-Term Incentives

We grant our executive officers long-term incentive compensation in the form of performance-based RSUs and time-based RSUs under the 2013 Omnibus Incentive Plan. Performance-based RSUs are measured based on our relative total shareholder return (“RTSR”) over a three-year performance period. We believe it is an appropriate performance measure because RTSR inherently reflects relevant financial and operational results as share price is a reflection of our current and expected future performance and directly links a significant portion of executive officer compensation to shareholder value creation.

Long-Term Incentive Awards Granted in 2017

On February 25, 2017, we granted long-term incentive awards to the Named Executive Officers. With the exception of Mr. Legere, the Named Executive Officers received half of the aggregate value of their 2017 long-term incentive awards in the form of performance-based RSUs and half of such value in the form of time-based RSUs. We believe this mix emphasizes long-term Company performance as well as the retention and engagement of the Named Executive Officers. To further align Mr. Legere’s compensation with stockholder value creation, Mr. Legere’s 2017 long-term incentive award had a greater emphasis on performance-based RSUs, with approximately 3/4 of the award consisting of performance-based RSUs (including his True-Up PRSUs described below) and roughly 1/4 consisting of time-based RSUs. In addition to their annual awards, each of Messrs. Legere, Sievert and Carter were granted one-time special long-term incentive awards, as discussed below under “— Special Equity Awards in 2017.” Time-based RSU awards for 2017 generally vest annually in three equal tranches beginning February 2018, subject to the Named Executive Officer’s continued service through the applicable vesting date. The performance-based RSU awards for 2017 generally cliff vest at the conclusion of the three-year performance period ending February 25, 2020, subject to the Named Executive Officer’s continued service through the vesting date and based on the level of RTSR attained during the performance period.

Performance-based RSU achievement can range from 0% to 200% of target based on relative performance against our peer group, and payouts are determined by multiplying the target number of performance-based RSUs by an adjustment percentage based on the RTSR percentile performance of the Company, as follows:

The peer group for the 2017 performance-based RSU awards against which RTSR is measured originally consisted of the following 15 companies: AT&T, CenturyLink, Charter Communications, Cisco Systems, Comcast, Dish Network, Frontier Communications, Intel, Level 3 Communications, Liberty Global, Microsoft, Motorola Solutions, Qualcomm, Sprint, and Verizon Communications. Under the terms of the award, if one or more members of the peer group cease to be a publicly traded entity during the performance period, then that company will be removed from the peer group. In such an event, no additional companies will be added to the peer group for purposes of determining any earned performance-based RSU awards. Level 3

Communications was removed from the peer group upon acquisition by CenturyLink on November 1, 2017, and will not be taken into account in measuring RTSR with respect to the 2017 performance-based RSU awards.

The total 2017 target long-term incentive grant value and the number of performance-based and time-based RSUs awarded are shown below for each Named Executive Officer. The number of RSUs awarded was established as the total grant-date target value multiplied by the award mix and divided by the average closing price of our common stock for the 30 calendar-day period ending five business days prior to the grant date.

T-Mobile 2018 Proxy Statement	29

EXECUTIVE COMPENSATION

Officer	Total 2017 Grant Target Value (1) ($)	Target Number of Performance- Based RSUs (#)	Number of Time-Based RSUs (#)
John J. Legere	15,000,000	178,775	65,009
J. Braxton Carter	5,312,500	43,170	43,170
G. Michael Sievert	7,125,000	57,899	57,899
Neville R. Ray	5,000,000	40,631	40,631
Thomas C. Keys	4,218,750	34,283	34,283

(1)	Named Executive Officers received half of the aggregate target value of their long-term incentive awards in the form of performance-based RSUs and half of such value in the form of time-based RSUs, except for Mr. Legere who received approximately 3/4 of his target award in the form of performance-based RSUs (including his True-Up PRSUs described below).

Special Equity Awards in 2017

In April 2017, the Company entered into an amended and restated employment agreement with Mr. Legere, pursuant to which Mr. Legere was granted a one-time award of performance-based RSUs with a target value equal to $3,000,000 (the “True-Up PRSUs”). The award was intended to bring Mr. Legere’s 2017 annual award to $15,000,000 pursuant to his amended and restated employment agreement. The True-Up PRSUs are subject to the same vesting schedule and other terms and conditions applicable to the annual award of performance-based RSUs granted to Mr. Legere on February 25, 2017 (see “— Long-Term Incentive Awards Granted in 2017” above for additional information).

In February 2017, to recognize Mr. Sievert’s role and incentivize continued strong performance, the Company entered into an amended and restated compensation term sheet with Mr. Sievert, pursuant to which he was granted a one-time award of performance-based RSUs with a target value equal to $3,562,500 and a one-time award of time-based RSUs with a target value equal to $3,562,500. Subject to Mr. Sievert’s continued employment through such date, the performance-based RSUs cliff vest at the conclusion of a two-year performance period ending February 25, 2019 (based on the level of RTSR attained during the performance period against our peer group) and the time-based RSUs vest in full on February 25, 2019.

In December 2017, to recognize Mr. Carter’s role and incentivize continued strong performance, the Company entered into an amended and restated employment agreement with Mr. Carter, pursuant to which he was granted a one-time award of time-based RSUs with a target value of $2,500,000. Subject to Mr. Carter’s continued employment through such date, the award vests in full on March 1, 2019.

The annual and special time-based and performance-based RSUs granted during 2017 are subject to accelerated vesting in certain circumstances as described below under “— Potential Payments upon Termination or in Connection with a Change in Control”.

Perquisites

We generally do not provide perquisites to any executive officer, including the Named Executive Officers, beyond what all other employees may be eligible to receive. In 2017, we provided personal security for Mr. Legere due to the range of security issues encountered by chief executive officers of large public companies, particularly with respect to high-profile chief executive officers such as Mr. Legere. For fiscal year 2017, we paid approximately $48,000 toward Mr. Legere’s personal security. We also reimbursed Messrs. Legere, Sievert and Carter for legal fees and expenses (capped at $25,000 for each executive) incurred in connection with the negotiation and preparation of each such executive’s amended and restated employment agreement or term sheet, as applicable. In 2017, the Company also permitted the spouses of executive officers, including the Named Executive Officers, to attend one Board meeting and paid for certain incremental costs (excluding travel costs) associated with such attendance.

Comprehensive Benefits Package

We provide a competitive benefits package to all full-time employees, including the Named Executive Officers, that includes health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits and a 401(k) savings plan (with an employer match up to 4%). We provide a non-qualified deferred compensation plan under which eligible participants may defer up to 75% of their base salary and 100% of their short-term incentive and annual RSUs. We do not provide any employer matching or discretionary allocations under the non-qualified deferred compensation plan.

Severance and Change-in-Control Benefits

We provide severance pay and other termination benefits to eligible executive officers, including the Named Executive Officers, whose employment is terminated, including due to corporate restructuring, and, in some cases, due to involuntary termination by us without cause, due to our non-renewal of the executive’s employment term or due to the voluntary termination by the executive for good reason. These arrangements provide security of transition income and benefit replacement that allow such executives to focus on our prospective business priorities that create value for stockholders. We believe the level of severance and termination benefits provided by these arrangements is consistent with the practices of our peer group and is necessary to attract and retain key employees. These benefits are provided pursuant to our Severance Guidelines, Executive Continuity Plan, 2013 Omnibus Incentive Plan, long-term incentive award agreements and, for each of Messrs. Legere, Sievert and Carter, pursuant to a written employment agreement or term sheet, as applicable. These arrangements do not include any gross up for excise taxes imposed as a result of severance or other payments that are deemed made in connection with a change in control. The potential payments and benefits available under these arrangements are discussed further under “ — Potential Payments upon Termination or in Connection with a Change in Control.”

30	T-Mobile 2018 Proxy Statement

EXECUTIVE COMPENSATION

Other Matters

Tax and Accounting Considerations

Section 162(m) of the Code. The Internal Revenue Code (the “Code”) Section 162(m) generally disallows an income tax deduction to public companies for annual compensation in excess of $1 million paid to the chief executive officer and other “covered employees.” For taxable years beginning on or before December 31, 2017, this deduction limit included an exception for “qualified performance-based compensation”. The recently-enacted Tax Act amended certain provisions of Code Section 162(m), including eliminating the exemption for “qualified performance-based compensation” for tax years beginning after December 31, 2017. The Tax Act includes a grandfather provision, pursuant to which compensation that is provided pursuant to a written binding contract in effect on November 2, 2017, and which has not been modified in any material respect on or after that date, will not be subject to the amendments made to Code Section 162(m) by the Tax Act. We believe that maintaining the discretion to evaluate the performance of our executive officers through the use of performance-based compensation is an important part of our responsibilities and benefits our stockholders, even if it may be non-deductible under Code Section 162(m). The Compensation Committee has historically considered the potential impact of Code Section 162(m) as well as other tax and accounting consequences when developing and implementing the Company’s executive compensation programs. However, the Compensation Committee retains the discretion and flexibility to design and administer compensation programs that are in the best interests of the Company and its stockholders, and, in light of the repeal of the performance-based compensation exception to Code Section 162(m), the Compensation Committee may in the future approve compensation that would not have qualified as performance-based compensation under Code Section 162(m) as in effect prior to the Tax Act.

Section 280G of the Code. Code Section 280G disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Code Section 4999 imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Code Section 280G based on the executive’s prior compensation. As discussed above, we do not provide tax gross-ups on income attributable to change in control and other executive arrangements.

Section 409A of the Code. Code Section 409A requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and directors to accelerated income tax liabilities, substantial additional taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefit plans and arrangements for all of our employees and directors, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Code Section 409A.

Accounting for Stock-Based Compensation. We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of performance-based RSUs, time-based RSUs and other equity-based awards under equity incentive award plans have been and will be accounted for under ASC Topic 718. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives. For further information on our accounting for our stock-based compensation awards, refer to our Annual Report on Form 10-K for the year ended December 31, 2017.

Securities Trading Policy

Our policy on securities trading prohibits our directors, officers and employees from trading in our securities during certain designated blackout periods and otherwise while they are aware of material non-public information, and from engaging in hedging transactions or short sales and trading in options with respect to our securities. The policy also prohibits holding our securities in a margin account or pledging our securities as collateral for a loan.

Clawback Provisions

In 2014, the Compensation Committee adopted a policy of recoupment of compensation in certain circumstances. The policy provides that in the event the Company issues a restatement of its financial statements due to its material noncompliance with financial reporting requirements under U.S. securities laws, the Company will, to the extent permitted by governing law, require reimbursement from current and former executive officers for excess incentive compensation received at any time during the three-year period preceding the date on which the Company is required to prepare the accounting restatement if a lower payment would have occurred based on the restated results, regardless of whether the executive officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement. The policy is administered by the Section 16 Subcommittee, which has the sole discretion to seek recovery from an executive officer and may consider whether seeking recovery would be in the best interests of the Company, including the costs and benefits of seeking recovery and whether doing so may prejudice the interests of the Company, including in any related proceeding or investigation. All awards granted under the 2013 Omnibus Incentive Plan are subject to the requirements of Section 954 of the Dodd-Frank Act regarding the recovery of erroneously awarded compensation as well as any implementing rules and regulations under the Dodd-Frank Act, any policies adopted by the Company to implement such requirement, and any other compensation recovery policies that may be adopted from time to time by the Company.

T-Mobile 2018 Proxy Statement	31

EXECUTIVE COMPENSATION

Stock Ownership Guidelines and Broad-Based Stock Ownership

Under our stock ownership guidelines, the Chief Executive Officer and all executive officers reporting to the Chief Executive Officer are expected to acquire and maintain ownership of shares of common stock equal in value to a specified multiple of the executive officer’s base salary measured as of the later of (i) the date we adopted the stock ownership guidelines (May 1, 2013) and (ii) the date on which he or she became an executive officer.

Position	Ownership Requirement
Chief Executive Officer	5x base salary
Executive Officers reporting to the CEO	3x base salary

Each executive officer is expected to meet the ownership guidelines within the later of (i) five years from the date we adopted the guidelines and (ii) the date on which he or she became an executive officer, and is expected to retain at least 50% of the net shares of common stock acquired through equity awards until the ownership thresholds are met.

∎	As of December 31, 2017, our Chief Executive Officer and each of the executive officers reporting to the Chief Executive Officer were in compliance with our stock ownership guidelines

We believe that all employees should have a stake in the Company’s performance. Accordingly, we utilize a Company-wide annual equity award program. In addition, we implemented an Employee Stock Purchase Plan (“ESPP”) in 2015 to provide employees with a cost-effective vehicle to purchase stock.

Equity Granting Practices

The Compensation Committee has adopted an equity grant policy pursuant to which the Compensation Committee (or a subcommittee) may approve annual grants to executive officers and other members of the executive leadership team at a specified time each year. In addition to the annual grants, equity awards may be granted on a quarterly basis to new hires. We may also grant supplemental equity awards from time to time to retain high-performing leaders, reward exceptional performance or recognize expanded responsibility. The Compensation Committee has delegated authority to the Company’s Executive Vice President, Human Resources, subject to certain terms and limitations as established by the Compensation Committee, to grant awards to employees who are not Section 16 officers.

Results of Stockholder Advisory Approval of Named Executive Officer Compensation

At the 2017 Annual Meeting of Stockholders, stockholders were asked to approve, on an advisory basis, the Named Executive Officer compensation for 2016 as reported in the proxy statement. This say-on-pay proposal was approved by over 99% of the shares present and entitled to vote, and the Compensation Committee believes this affirms our stockholders’ strong support of our executive compensation program.

Accordingly, while the Compensation Committee considered the results of the 2017 advisory vote along with stockholder input and other factors discussed in this CD&A, it concluded that no changes to our compensation policies and practices were warranted in response to the stockholder advisory vote. The Board has previously determined to hold advisory say-on-pay votes every three years. Accordingly, the next advisory say-on-pay stockholder vote will occur in connection with the 2020 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Company management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and incorporated by reference into the 2017 Form 10-K.

The Compensation Committee:

Teresa A. Taylor, Chair

W. Michael Barnes

Thomas Dannenfeldt

Lawrence H. Guffey

Raphael Kübler

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES

2017 Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2017, 2016 and 2015 earned by or paid to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
John J. Legere	2017	1,618,590	—	16,278,923	—	5,666,666	67,027	23,631,206
President and Chief Executive Officer	2016	1,500,000	—	12,898,115	—	5,610,000	51,800	20,059,915
	2015	1,492,358	—	13,675,485	—	9,253,101	37,043	24,457,987
J. Braxton Carter	2017	845,192	—	8,128,113	—	2,155,241	28,192	11,156,737
Executive Vice President and Chief Financial Officer	2016	724,135	—	4,339,167	—	1,692,665	10,600	6,766,567
	2015	698,462	—	3,907,509	—	2,895,959	10,600	7,512,530
G. Michael Sievert	2017	944,231	—	14,699,399	—	3,210,384	36,729	18,890,743
Chief Operating Officer	2016	800,000	—	5,320,028	—	2,244,000	10,600	8,374,628
	2015	792,308	—	4,465,715	—	2,751,128	10,600	8,019,751
Neville R. Ray	2017	796,154	—	5,222,303	—	2,030,192	11,468	8,060,117
Executive Vice President and Chief Technology Officer	2016	696,539	—	4,189,514	—	1,628,159	10,600	6,524,811
	2015	598,462	—	2,679,457	—	2,409,960	10,600	5,698,479
Thomas C. Keys	2017	749,038	—	4,406,394	—	1,591,707	11,037	6,758,176
President, MetroPCS	2016	724,136	—	3,857,046	—	1,354,135	10,600	5,945,917
	2015	700,000	—	3,907,509	—	2,565,333	10,600	7,183,442

(1)	The value of stock awards (consisting of time-based RSUs and performance-based RSUs at target level) is determined using the aggregate grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officer. See Note 1 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for a summary of the assumptions we apply in calculating these amounts. The aggregate grant date fair value of the performance-based RSUs granted to our Named Executive Officers during 2017, assuming maximum performance, would be as follows: Mr. Legere, $24,469,425 (including $17,245,588 (for his February performance-based RSUs) and $7,223,837 (for his True-Up PRSUs)); Mr. Carter, $5,726,069; Mr. Sievert, $14,991,209 (including $7,679,723 (for his annual performance-based RSUs) and $7,311,486 (for his special one-time award of performance-based RSUs)); Mr. Ray, $5,389,296 and Mr. Keys, $4,547,297.
(2)	For 2017, represents amounts paid by the Company under the respective annual STIP, based on the achievement of certain Company performance measures during the year. For additional information, please see “—Annual Short-Term Incentives” above.
(3)	Amounts included in the “All Other Compensation” column are detailed in the table below.

Officer	401k Employer Match ($)	Legal Fee Reimbursement ($)	Security Arrangements ($)	Spousal Travel (1) ($)	Other ($)	Total ($)
John J. Legere	—	18,750	48,101	—	176	67,027
J. Braxton Carter	10,800	16,047	—	459	887	28,192
G. Michael Sievert	10,800	25,000	—	398	531	36,729
Neville R. Ray	10,800	—	—	—	668	11,468
Thomas C. Keys	10,800	—	—	—	237	11,037

(1)	Converted from Euro to US Dollars using the exchange rate of 1.1941 as of September 21, 2017.

T-Mobile 2018 Proxy Statement	33

EXECUTIVE COMPENSATION

2017 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2017, to the Named Executive Officers.

Name	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant-Date Fair Value of Stock Awards (3) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John J. Legere	STIP			166,667	3,333,333	6,666,666	—	—	—	—	—
	PRSU	2/25/2017	2/16/2017	—	—	—	32,505	130,018	260,036	—	8,622,794
	RSU	2/25/2017	2/16/2017	—	—	—	—	—	—	65,009	4,044,210
	PRSU	4/1/2017	3/27/2017	—	—	—	12,189	48,757	97,514	—	3,611,919
J. Braxton Carter	STIP			63,389	1,267,789	2,535,577	—	—	—	—	—
	PRSU	2/25/2017	2/16/2017	—	—	—	10,793	43,170	86,340	—	2,863,034
	RSU	2/25/2017	2/16/2017	—	—	—	—	—	—	43,170	2,685,606
	RSU	12/22/2017	12/15/2017	—	—	—	—	—	—	40,545	2,579,473
G. Michael Sievert	STIP			94,423	1,888,461	3,776,923	—	—	—	—	—
	PRSU	2/25/2017	2/16/2017	—	—	—	14,475	57,899	115,798	—	3,839,862
	RSU	2/25/2017	2/16/2017	—	—	—	—	—	—	57,899	3,601,897
	PRSU	2/25/2017	2/16/2017	—	—	—	14,475	57,899	115,798	—	3,655,743
	RSU	2/25/2017	2/16/2017	—	—	—	—	—	—	57,899	3,601,897
Neville R. Ray	STIP			59,712	1,194,231	2,388,462	—	—	—	—	—
	PRSU	2/25/2017	2/16/2017	—	—	—	10,158	40,631	81,262	—	2,694,648
	RSU	2/25/2017	2/16/2017	—	—	—	—	—	—	40,631	2,527,655
Thomas C. Keys	STIP			46,815	936,298	1,872,596	—	—	—	—	—
	PRSU	2/25/2017	2/16/2017	—	—	—	8,571	34,283	68,566	—	2,273,649
	RSU	2/25/2017	2/16/2017	—	—	—	—	—	—	34,283	2,132,745

(1)	Represents the threshold, target and maximum amounts of annual cash incentive compensation that might have become payable to each Named Executive Officer for performance under the 2017 STIP.
(2)	Represents the threshold, target and maximum number of shares that might be paid pursuant to performance-based RSU awards granted during 2017.
(3)	The value of time-based and performance-based RSUs (at target level) is determined using the aggregate grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officer. See Note 1 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for a summary of the assumptions we apply in calculating these amounts.

Employment Arrangements

2012 Employment Agreement with Mr. Legere. As of January 1, 2017, the Company was party to an employment agreement with Mr. Legere (dated September 22, 2012 and amended on October 23, 2013 and February 25, 2015) providing for his employment as Chief Executive Officer and his appointment to the Board of Directors. Pursuant to the employment agreement, Mr. Legere was entitled to (i) an annual base salary of $1,500,000, (ii) an annual incentive plan target award of $3,000,000 (with a maximum award equal to 200% of target), and (iii) annual long-term incentive plan target awards of $12,000,000.

2017 Employment Agreement with Mr. Legere. Effective April 1, 2017, the Company entered into an amended and restated employment agreement with Mr. Legere, which superseded Mr. Legere’s prior employment agreement in its entirety. The current term of the amended and restated employment agreement extends through April 1, 2019, and automatically extends for successive one-year terms thereafter (unless either party provides notice of non-renewal). Pursuant to the amended and restated employment agreement, Mr. Legere is entitled to (i) an annual base salary of $1,666,667, effective as of April 1, 2017, (ii) commencing with fiscal year 2017, an annual incentive plan target of no less than $3,333,333 (with a maximum award equal to 200% of target), and (iii) employee benefits to the same extent and on the same terms as such benefits are provided generally by the Company to its senior managers.

Following the entrance into the amended and restated employment agreement, Mr. Legere received a one-time grant of True-Up PRSUs under the 2013 Omnibus Incentive Plan, with a target value equal to $3,000,000. See “— Long-Term Incentive Awards Granted in 2017” above for additional information.

Commencing with calendar year 2018, Mr. Legere is entitled to annual long-term incentive awards with a target value equal to $15,000,000, allocated as follows: (i) $3,000,000 of such value will be granted in the form of performance-based RSUs (the “Incremental PRSUs”); and (ii) with respect to the remaining $12,000,000 of such value, (a) one-third of such remaining value (or $4,000,000) will be granted in the form of time-based RSUs and (b) two-thirds of such remaining value (or $8,000,000) will be granted in the form of performance-based RSUs.

In addition, Mr. Legere is entitled upon request to certain Company-paid financial planning advice in connection with potential change in control payments under Code Section 280G.

2017 Term Sheet with Mr. Sievert. Effective January 1, 2017, the Company entered into an amended and restated term sheet with Mr. Sievert. Pursuant to the 2017 term sheet, Mr. Sievert is entitled to (i) an annual base salary of $950,000, (ii) an annual incentive plan target of 200% of his base salary, (iii) an annual long-term incentive plan award with a target value of $7,125,000, and (iv) eligibility to receive any employee benefits provided broadly to executives at his level in the future

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EXECUTIVE COMPENSATION

(except as would result in a duplication of benefits). Following the entrance into the 2017 term sheet, Mr. Sievert received a one-time special equity award comprised of time-based and performance-based RSUs, with an aggregate value equal to $7,125,000. See “— Long-Term Incentive Awards Granted in 2017” above for additional information.

2013 Term Sheets with Messrs. Carter and Keys. Effective May 1, 2013, Messrs. Carter and Keys entered into term sheets with the Company, which confirmed their post-Business Combination roles and compensation.

2017 Employment Agreement with Mr. Carter. Effective December 22, 2017, the Company entered into an amended and restated employment agreement with Mr. Carter which superseded his 2013 term sheet in its entirety. Pursuant to his amended and restated employment agreement, Mr. Carter is entitled to receive (i) an annual base salary of $850,000, (ii) an annual incentive plan target of 150% of his eligible base earnings, (iii) an annual long-term incentive plan award with a target value of 250% of his total target cash compensation, (iv) a one-time special cash bonus equal to $2,500,000, payable in a single lump-sum amount on or within 15 days following March 1, 2019 (subject to his continued employment through such date, except as described below), which Mr. Carter received following entrance into the amended and restated employment agreement, and (v) employee benefits to the same extent and on the same terms as such benefits are provided generally by the Company to its similarly-situated executives.

Following entrance into the amended and restated employment agreement, Mr. Carter received a one-time grant of time-based RSUs under the 2013 Omnibus Incentive Plan with a target value equal to $2,500,000. See “— Long-Term Incentive Awards Granted in 2017” above for additional information.

See “— Potential Payments upon Termination or in Connection with a Change in Control” for information regarding payments payable upon termination of employment of the Named Executive Officers.

Cash and Incentive Compensation

Non-Equity Incentive Plan Awards. The 2017 Summary Compensation Table includes payments received under the 2017 STIP for the performance period ended December 31, 2017. The 2017 Grants of Plan-Based Awards Table includes the range of potential payouts of awards granted under the 2017 STIP.

Equity Incentive Plan Awards. All of the Named Executive Officers received equity awards consisting of both time-based RSUs that vest in three annual installments beginning in February 2018, subject to continued service through the applicable vesting dates, and performance-based RSUs that vest based on the relative performance of the Company’s TSR compared to that of the peer group over a three-year measurement period ending on February 25, 2020, subject to continued service through the end of the measurement period (in each case, except as described below). See “— Long-Term Incentives” above for more information.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2017 Fiscal Year-End Table

The following table sets forth certain information with respect to all outstanding equity awards held by the Named Executive Officers as of December 31, 2017.

				Option Awards					Stock Awards
Name	Type of Award	Grant Date		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-the- Money Options/ SARs at Fiscal Year-End ($)	Number of Shares or Units or Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (7) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (7) ($)
				Exercisable (#)	Unexercisable (#)
John J. Legere	PRSU	4/1/2017	(1)	—	—	—	—	—	—	—	48,757	6,193,114
	PRSU	2/25/2017	(2)	—	—	—	—	—	—	—	130,018	16,514,886
	RSU	2/25/2017	(3)	—	—	—	—	—	65,009	4,128,722	—	—
	PRSU	2/25/2016	(2)	—	—	—	—	—	—	—	215,112	27,323,526
	RSU	2/25/2016	(3)	—	—	—	—	—	71,704	4,553,921	—	—
	PRSU	2/25/2015	(2)	—	—	—	—	—	—	—	260,163	33,045,904
	RSU	2/25/2015	(3)	—	—	—	—	—	43,361	2,753,857	—	—
J. Braxton Carter	RSU	12/22/2017	(4)	—	—	—	—	—	40,545	2,575,013	—	—
	PRSU	2/25/2017	(2)	—	—	—	—	—	—	—	43,170	5,483,453
	RSU	2/25/2017	(3)	—	—	—	—	—	43,170	2,741,727	—	—
	PRSU	2/25/2016	(2)	—	—	—	—	—	—	—	54,829	6,964,380
	RSU	2/25/2016	(3)	—	—	—	—	—	36,553	2,321,481	—	—
	PRSU	2/25/2015	(2)	—	—	—	—	—	—	—	56,911	7,228,835
	RSU	2/25/2015	(3)	—	—	—	—	—	18,971	1,204,848	—	—
G. Michael Sievert	PRSU	2/25/2017	(5)	—	—	—	—	—	—	—	57,899	7,354,331
	RSU	2/25/2017	(6)	—	—	—	—	—	57,899	3,677,165	—	—
	PRSU	2/25/2017	(2)	—	—	—	—	—	—	—	57,899	7,354,331
	RSU	2/25/2017	(3)	—	—	—	—	—	57,899	3,677,165	—	—
	PRSU	2/25/2016	(2)	—	—	—	—	—	—	—	67,223	8,538,665
	RSU	2/25/2016	(3)	—	—	—	—	—	44,816	2,846,264	—	—
	PRSU	2/25/2015	(2)	—	—	—	—	—	—	—	65,041	8,261,508
	RSU	2/25/2015	(3)	—	—	—	—	—	21,681	1,376,960	—	—
Neville R. Ray	PRSU	2/25/2017	(2)	—	—	—	—	—	—	—	40,631	5,160,950
	RSU	2/25/2017	(3)	—	—	—	—	—	40,631	2,580,475	—	—
	PRSU	2/25/2016	(2)	—	—	—	—	—	—	—	52,938	6,724,185
	RSU	2/25/2016	(3)	—	—	—	—	—	35,292	2,241,395	—	—
	PRSU	2/25/2015	(2)	—	—	—	—	—	—	—	39,025	4,956,956
	RSU	2/25/2015	(3)	—	—	—	—	—	13,009	826,202	—	—
Thomas C. Keys	PRSU	2/25/2017	(2)	—	—	—	—	—	—	—	34,283	4,354,627
	RSU	2/25/2017	(3)	—	—	—	—	—	34,283	2,177,313	—	—
	PRSU	2/25/2016	(2)	—	—	—	—	—	—	—	48,737	6,190,574
	RSU	2/25/2016	(3)	—	—	—	—	—	32,492	2,063,567	—	—
	PRSU	2/25/2015	(2)	—	—	—	—	—	—	—	56,911	7,228,835
	RSU	2/25/2015	(3)	—	—	—	—	—	18,971	1,204,848	—	—

(1)	These “True-Up PRSUs” vest based on the relative performance of the Company’s TSR compared to that of the peer group over a measurement period from February 25, 2017 through February 25, 2020.
(2)	PRSUs vest based on the relative performance of the Company’s TSR compared to that of the peer group over a measurement period of three years.
(3)	RSUs vest in annual installments with respect to one-third of the shares on February 25 of each of the three calendar years following the calendar year in which the grant occurred.
(4)	RSUs vest in full on March 1, 2019.
(5)	PRSUs vest based on the relative performance of the Company’s TSR compared to that of the peer group from February 25, 2017 through February 25, 2019.
(6)	RSUs vest in full on February 25, 2019.
(7)	Calculated based on the number of PRSUs that may be earned upon achievement of the maximum performance level or number of time-based RSUs, as applicable, multiplied by the closing price of our common stock on December 29, 2017 of $63.51 per share. In calculating the number of PRSUs and their value, we are required by SEC rules to compare the Company’s performance through 2017 under each outstanding PRSU grant against the threshold, target, and maximum performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. For example, if the previous fiscal year’s performance exceeded target, even if it is by a small amount and even if it is highly unlikely that we will pay the maximum amount, we are required by SEC rules to report the awards using the maximum potential payouts.

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EXECUTIVE COMPENSATION

Option Exercises and Stock Vested for Fiscal Year 2017 Table

The following table sets forth certain information with respect to option exercises and restricted stock vesting during the fiscal year ended December 31, 2017, with respect to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1)($)
John J. Legere	—	—	170,013	10,576,509
J. Braxton Carter	500	13,515	86,429	5,376,748
G. Michael Sievert	—	—	85,066	5,344,800
Neville R. Ray	—	—	61,451	3,822,867
Thomas C. Keys	200,000	1,362,192	85,912	5,344,586

(1)	Included in the amount listed in this column is vesting of deferred RSUs by Mr. Ray in the amount of $202,307 with payment deferred until after retirement.

2017 Non-Qualified Deferred Compensation

The following table shows the contributions, earnings and the aggregate balance of total deferrals as of December 31, 2017.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End (1)($)
John J. Legere	—	—	—
J. Braxton Carter	—	251,790	2,642,259
G. Michael Sievert	—	—	—
Neville R. Ray	194,406	850,487	6,007,745
Thomas C. Keys	—	—	—

(1)	Of the amounts listed in this column, the following aggregate amounts were reported in the Summary Compensation Tables in proxy statements for prior years: Mr. Carter, $1,368,783 and Mr. Ray, $1,332,250.

All of the Named Executive Officers are eligible to participate in the Company’s non-qualified deferred compensation plan (the “Deferred Compensation Plan”). However, only Messrs. Carter and Ray have elected to do so. Under the terms of the Deferred Compensation Plan, participants are eligible to defer up to 75% of their base salary, 100% of their annual incentive compensation and 100% of annual RSU awards. All amounts attributable to participant deferrals under the Deferred Compensation Plan are fully vested at all times. We did not provide any employer matching or discretionary allocations under the Deferred Compensation Plan for 2017.

Participants choose how their deferrals (and their account balances) will be allocated among the national investment funds available under the Deferred Compensation Plan. For 2017, there were 18 funds for deferral of base salary and incentive compensation, which did not include a Company stock fund. Any deferred RSUs would be credited to a Company stock fund.

A participant’s account balance under the Deferred Compensation Plan will be distributed in a lump-sum distribution when the participant terminates employment, unless termination is due to retirement or disability, in which case the participant can elect annual installments over two to 15 years. For this purpose, “retirement” means termination of employment on or after either (i) the date on which the sum of the participant’s age and years of service equals 65 or (ii) the date on which the participant completes ten years of service. Participants may also elect to have amounts attributable to their deferrals for a particular year distributed (or commence to be distributed) as of a specified date in a lump sum or in annual installments over two to five years, even if they are still employed by the Company on that date. Generally, the specified date for base salary and incentive compensation distribution may not be earlier than the first day of the second year beginning after the year in which such amounts are deferred and for RSUs may not be earlier than the first day of the fourth year beginning after the year in which such amounts are deferred.

If a participant’s employment with the Company terminates prior to the in-service distribution date specified by the participant or while in-service distribution installment payments are being made, then any portions of the participant’s account balances that are subject to specified distribution date elections will be distributed upon termination of employment, as described above.

If a participant dies before his or her entire interest under the Deferred Compensation Plan has been distributed, his or her remaining interest will be distributed in a lump sum to his or her beneficiary.

If a participant’s employment terminates within 24 months following a change in control (as defined in the Company’s 2013 Omnibus Incentive Plan), then all amounts credited to his accounts under the Deferred Compensation Plan will be paid to the participant in a lump sum within 90 days after such termination. Similarly, if a change in control occurs after a participant retires or becomes disabled, any undistributed amounts remaining in such participant’s accounts under the Deferred Compensation Plan will be distributed in a lump sum within 90 days after the change in control. Notwithstanding the foregoing, if a participant is a “specified employee” for purposes of Code Section 409A at the time his or her employment with the Company terminates, then distributions on account of termination of employment will not be made (or commence to be made) prior to the earlier of the participant’s death or the six-month anniversary of the participant’s termination of employment. Each of the Named Executive Officers is a specified employee for this purpose. Distributions are made in cash or stock, as applicable.

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EXECUTIVE COMPENSATION

The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended. We have established a “rabbi trust” to satisfy our obligations under the Deferred Compensation Plan.

Potential Payments upon Termination or in Connection with a Change in Control

The following describes and quantifies the estimated amount of potential payments and benefits that would be provided to each of our current Named Executive Officers under the Company’s compensation plans and agreements in the event of a termination of employment and/or change in control of the Company.

Named Executive Officers are subject to covenants regarding protection of confidential information, a non-compete and certain other restrictive covenants regarding solicitation of employees or customers for a period through one year after termination of employment. For Mr. Legere, this period is two years after termination of employment.

Termination Due to Death or Disability

Upon a termination of the applicable executive’s employment due to death or disability, each Named Executive Officer is entitled to receive (i) unpaid annual incentive award from the preceding fiscal year (if any); (ii) target annual incentive award for the current fiscal year; and (iii) for Mr. Carter, a prorated portion of his special cash bonus (discussed above under “Employment Arrangements — 2017 Employment Agreement with Mr. Carter”). In addition, (a) any unearned time-based long-term incentive awards (“LTI awards”) then-held by the Named Executive Officer will become immediately earned and vested, and (b) any performance-based LTI awards will vest and be paid at target as of the date of the executive’s separation from service.

Termination Without Cause or for Good Reason

(No Change in Control)

Under their respective employment arrangements with the Company, upon a termination of the applicable executive’s employment by us without “cause,” by the executive for “good reason” (or, for Mr. Sievert, due to a “constructive termination”) (each, as defined in the applicable employment arrangement), or, in the case of Mr. Legere, due to the Company’s non-renewal of his then-current employment term, each of Messrs. Legere, Sievert and Carter will (subject to his timely execution and non-revocation of a release of claims in favor of the Company and, for Mr. Legere, his compliance with certain restrictive covenants) be entitled to receive:

∎	a lump-sum cash payment equal to two times the sum of his annual base salary and then-current target annual incentive award;
∎	for Messrs. Legere and Sievert, his unpaid annual incentive award from the preceding fiscal year (if any);
∎	a prorated portion of his annual incentive award for the current fiscal year, based on actual performance (except that Mr. Legere’s 2012 employment agreement, which was effective through April 1, 2017, provided for payment of a prorated annual incentive award based on target if his termination occurred within three months prior to a change in control (and prior to payment of annual awards for such year));
∎	for Mr. Carter, a prorated portion of his special cash bonus; and
∎	with respect to their LTI awards:
∎	Under the 2017 employment arrangements for Messrs. Sievert and Carter and the 2012 employment agreement for Mr. Legere (which was in effect through April 1, 2017), (a) accelerated vesting of the next tranche of any time-based LTI awards and (b) pro-rata vesting of any performance-based LTI awards (subject to adjustment based on actual performance during the applicable performance period).
∎	Under Mr. Legere’s 2017 employment agreement (which became effective on April 1, 2017), (a) full vesting of any then-outstanding time-based LTI awards and (b) with respect to any performance-vesting LTI awards (including any performance-based RSUs), such awards will become vested and earned as of the date of termination based on actual performance through the termination date, except that the accelerated vesting of Mr. Legere’s True-Up PRSUs and Incremental PRSUs, described above, will be subject to Mr. Legere’s satisfactory participation and cooperation in, and assistance with, succession planning (including his satisfactory and orderly transition of duties and responsibilities to his successor) after any notice of qualifying termination or non-renewal is provided until the termination date, with such determination to be made by the Section 16 Subcommittee in its good faith sole discretion.

Termination in Connection with a Corporate Restructuring, Business Combination or Change in Control

John J. Legere

Under Mr. Legere’s 2012 employment agreement and LTI award agreements, upon termination by us without “cause,” by Mr. Legere for “good reason” or due to the Company’s non-renewal of the employment agreement, in any case, within three months prior to or two years after a change in control, Mr. Legere would have received (subject to his timely execution and non-revocation of a release of claims in favor of the Company and compliance with certain restrictive covenants) the benefits described above under “— Termination Without Cause or for Good Reason – Employment Arrangements,” except that: (i) he would have been entitled to receive a prorated portion of his annual incentive award for the current fiscal year based on target performance (instead of actual performance) unless such termination occurred within three months before a change in control and after annual incentive awards were paid for such year (in which case such prorated award would have been based on actual performance results); and (ii) if such termination occurred within 12 months after a change in control, Mr. Legere’s time-based LTI awards would have vested in full upon such termination and his performance-based LTI awards would have vested at the greater of target or actual performance through the change in control.

Under Mr. Legere’s 2017 employment agreement, upon termination by us without “cause,” by Mr. Legere for “good reason” or due to the Company’s non-renewal of the employment agreement in connection with a change in control, he would be entitled to receive (subject to his timely execution of a release of claims in favor of the Company and compliance with certain restrictive covenants) the benefits described above under “—Termination Without Cause or for Good Reason,” except that: (a) if such termination occurs on or within 24 months after a change in control, his prorated annual short-term incentive award for the current fiscal year will be paid at target; and (b) if such termination occurs on or within 12 months after a change in control, his performance-vesting LTI awards (including any performance-based RSUs) will vest based on the greater of target or actual performance through the change in control.

38	T-Mobile 2018 Proxy Statement

EXECUTIVE COMPENSATION

Named Executive Officers (Other Than Mr. Legere)

Each of Messrs. Sievert, Carter, Ray and Keys participates in the Company’s Executive Continuity Plan, which provides that participants who are terminated within 24 months following a change in control of the Company without cause or by the participant due to a constructive termination or for good reason are entitled to receive (subject to the Named Executive Officer’s timely execution and non-revocation of a release of claims in favor of the Company) two times the sum of (a) the executive’s base salary plus (b) the greater of the executive’s target annual short-term incentive award (i) at the time of termination, or (ii) immediately prior to the change in control, payable in a lump-sum amount within 60 days following termination. Any cash severance paid under the Executive Continuity Plan will be reduced by any cash severance payments payable pursuant to any other severance plans or agreements (including amounts payable under the employment arrangements for Messrs. Sievert and Carter).

In addition, pursuant to the 2013 Omnibus Incentive Plan and the award agreements governing the LTI awards for Messrs. Sievert, Carter, Ray and Keys, if (i) a change in control occurs and outstanding awards are assumed, converted or replaced by the resulting entity, and (ii) on or after the change in control and within one year after the change in control, the executive’s employment or service is terminated by the Company other than for cause or by the executive for good reason, then: (a) all time-based LTI awards will become fully vested, and (b) all performance-based LTI awards will vest and be paid at the greater of target or actual performance determined as of the last trading day prior to the change in control. In addition, unless more favorable treatment is provided under the Executive Continuity Plan, each such Named Executive Officer’s annual incentive award will vest and be paid at the greater of target or actual performance determined as of the last trading day prior to the change in control.

Executive Severance Benefit Guidelines

Under the Company’s Executive Severance Benefit Guidelines (“Severance Guidelines”), which covers all Named Executive Officers, if, as a result of a corporate restructuring or business combination in which a Named Executive Officer is terminated or resigns after being offered a new position that would: (i) result in a greater than 5% reduction in total cash compensation, (ii) require a move to a work location more than 50 miles from the executive’s current work location, or (iii) significantly reduce their duties and responsibilities (including such a change to their existing position), then, in any such case, we will consider providing the applicable executive with the following benefits: (i) a lump-sum cash payment of two times the executive’s total target cash (composed of annual salary and target annual bonus); (ii) a pro-rated annual short-term incentive for the current fiscal year, based on actual performance; (iii) COBRA benefit payments for up to 12 months following termination; and (iv) 12 months of outplacement services valued at $6,500. Any cash severance paid under the Severance Guidelines will be reduced by any cash severance payments payable pursuant to any other severance plans or agreements (including amounts payable under the applicable executive’s employment arrangement and/or the Executive Continuity Plan (as applicable)).

“Best Pay” Provisions

The employment arrangements for each of Messrs. Legere, Sievert and Carter, as well as our Executive Continuity Plan, include “best pay” provisions under Code Section 280G, pursuant to which any “parachute payments” that become payable to the applicable Named Executive Officer will either be paid in full or reduced so that such payments are not subject to the excise tax under Code Section 4999, whichever results in the better after-tax treatment to the Named Executive Officer.

Change in Control (No Termination)

Pursuant to our 2013 Omnibus Incentive Plan and award agreements thereunder, in the event of a change in control of the Company in which outstanding awards are not assumed, converted or replaced by the resulting entity, (i) all time-based LTI awards will become vested, (ii) all performance-based LTI awards will be deemed to be satisfied and paid at the greater of target or actual performance as of the last trading day prior to the change in control prorated up to and including the date of the change in control, and (iii) all annual incentive awards will be paid at the greater of target or actual performance as of the last trading day prior to the change in control prorated up to and including the date of the change in control.

Definitions

For each of the Named Executive Officers, “cause” generally has the following meaning:

∎	the executive’s gross neglect or willful material breach of the executive’s principal employment responsibilities or duties;
∎	a final judicial adjudication that the participant is guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse effect on the Company or any of its affiliates);
∎	the executive’s breach of any non-competition or confidentiality covenant between the participant and the Company or any affiliate of the Company;
∎	fraudulent conduct, as determined by a court of competent jurisdiction, in the course of the executive’s employment with the Company or any of its affiliates;
∎	the material breach by the executive of any other obligation that continues uncured for a period of 30 days after notice thereof by the Company or any of its affiliates and that is demonstrably injurious to the Company or its affiliates; and
∎	for Mr. Legere, his breach of his nonsolicitation covenant, or his unlawful discrimination, harassment, or retaliation, assault or other violent act toward any employee or third party, or other act or omission that, in each case, in the view of the Board of Directors, constitutes a material breach of the Company’s written policies or Code of Conduct.

For Mr. Legere, “good reason” is defined as any of the following:

∎	a material diminution in base compensation, annual performance bonus target, or long-term incentive target or in the maximum potential amount payable with respect to any annual bonus or long-term incentive bonus award provided for under his 2017 employment agreement;
∎	a material diminution in authority, duties or responsibilities, including, without limitation, any change in title or the appointment of any person as a result of which Mr. Legere ceased to be the Company’s sole Chief Executive Officer, provided that it would not be good reason if, in connection with a change in control, Mr. Legere reported to the Board of Directors rather than the Chairman of the Board;
∎	a material diminution in the authority, duties or responsibilities of the supervisor to whom Mr. Legere is required to report (including a requirement that he report to a corporate officer or employee instead of reporting directly to the Chairman of the Board);

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EXECUTIVE COMPENSATION

∎	a change of 50 miles or greater in the principal geographic location at which he must perform services; or
∎	any other action or inaction that constitutes a material breach by the Company or the successor company, as applicable, of any agreement under which Mr. Legere provides services to the Company or the successor company, as applicable.

For Messrs. Sievert and Carter, “good reason” or “constructive discharge” generally has the same definition as in the Executive Continuity Plan, discussed below, except that it includes:

∎	for Mr. Sievert, (a) in the event of a change in control, Mr. Sievert does not become the sole Chief Operating Officer of the principal entity resulting from such change in control, (b) any reduction (rather than a material reduction) in total target direct compensation (which consists of base salary, long term incentive and short-term incentive), (c) a change in reporting relationship such that Mr. Sievert would report to anyone other than Mr. Legere or the Board of Directors and (d) in the event of a change in control, Mr. Sievert does not become Chief Executive Officer of the principal entity resulting from such change in control within six months after the change in control; and
∎	for Mr. Carter, (a) a reduction by more than five percent (rather than a material reduction) in Mr. Carter’s then-effective total target direct compensation (which consists of his then-effective base salary, short-term incentive award and long-term incentive award) and (b) a change in reporting relationship such that Mr. Carter would report to anyone other than the Chief Executive Officer of the Company or the Board. In addition to the foregoing, neither the appointment or hiring of a new Chief Financial Officer (or the related change in Mr. Carter’s title) nor the requirement that Mr. Carter engage in any transition duties under his employment agreement will constitute good reason.

For purposes of the Executive Continuity Plan, “constructive termination” or “good reason” means, with respect to our Named Executive Officers (other than Mr. Legere), the occurrence, after a change in control, of any of the following conditions (as modified, for Messrs. Sievert and Carter, by their employment arrangements, as discussed above):

∎	a material diminution in the participant’s duties, authority or responsibilities;
∎	a material reduction in the participant’s base salary, target short-term incentive opportunity, or target long-term incentive opportunity as in effect immediately prior to the change in control, except for across-the-board salary reductions based on the Company’s and its subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its subsidiaries;
∎	a material reduction in the kind or level of qualified retirement and welfare employee benefits from the like kind benefits to which the participant was entitled immediately prior to a change in control with the result that the participant’s overall benefits package is materially reduced without similar action occurring to other eligible comparably situated employees;
∎	the relocation of the office at which the participant was principally employed immediately prior to a change in control to a location more than 50 miles from the location of such office, or the participant being required to be based anywhere other than such office, except to the extent the participant was not previously assigned to a principal location and except for required travel on business to an extent substantially consistent with the participant’s business travel obligations at the time of the change in control; or

∎	such other event, if any, as is set forth in the participant’s agreement regarding executive continuity benefits.

For each of our Named Executive Officers, “change in control” generally has the meaning set forth in the 2013 Omnibus Incentive Plan.

Estimated Payments

The following table presents the estimated compensation payable to each of the Company’s Named Executive Officers if a termination of employment and/or change in control (as applicable) had occurred as of December 31, 2017 under the circumstances described above. The amounts shown with respect to RSUs are based on the closing price of our common stock ($63.51 per share) on December 29, 2017. The estimated compensation is presented in the following benefit categories:

∎	Cash Severance: reflects cash severance (i) in the case of termination in connection with a corporate restructuring or a termination without cause (including, for Mr. Legere, our non-renewal of his then-current employment term) or for good reason before a change in control under the Severance Guidelines, pursuant to the 2017 employment arrangements with Messrs. Legere, Sievert or Carter and (ii) in the case of termination without cause or for good reason in connection with or after a change in control, under the Executive Continuity Plan;
∎	Time-Based RSUs: market value, as of December 29, 2017, of unvested time-based RSUs that would vest pursuant to the 2013 Omnibus Incentive Plan, related award agreements and/or respective employment agreement or term sheet;
∎	Performance-Based RSUs: market value, as of December 29, 2017, of unvested performance-based RSUs that would vest pursuant to the 2013 Omnibus Incentive Plan, related award agreements (assuming performance at target) and/or respective employment agreement or term sheet;
∎	2017 STIP: portion of 2017 short-term cash incentives that would be paid (i) pursuant to the 2017 STIP or (ii) under the 2017 employment arrangements with Messrs. Legere, Sievert or Carter;
∎	Bonus: portion of special cash bonus that would be paid pursuant to Mr. Carter’s 2017 employment agreement;
∎	Medical Coverage: estimated value of payment for continued medical coverage under COBRA (i) pursuant to the terms of our Severance Guidelines, or (ii) under Mr. Carter’s 2017 employment agreement; and
∎	Outplacement Services: estimated potential value of this service under the terms of our Severance Guidelines.

The actual amounts that may become payable to our Named Executive Officers can be determined only following the officer’s termination and the conclusion of all relevant incentive plan performance periods. If an executive officer voluntarily leaves the Company, the executive officer is not entitled to any severance compensation.

40	T-Mobile 2018 Proxy Statement

EXECUTIVE COMPENSATION

Name	Termination in Connection with Restructuring Before a Change in Control ($)	Termination Without Cause or for Good Reason in Connection with or After a Change in Control ($)	Death or Disability ($)
John J. Legere
Cash Severance	10,000,000	10,000,000	—
Time-Based RSUs	11,436,500	11,436,500	11,436,500
Performance-Based RSUs	41,538,716	41,538,716	41,538,716
2017 STIP	5,666,666	5,666,666	5,666,666
Medical Coverage	6,516	6,516	—
Outplacement Services	6,500	6,500	—
Total Estimated Value	68,654,897	68,654,897	58,641,881
J. Braxton Carter
Cash Severance	4,250,000	4,250,000	—
Time-Based RSUs	5,854,415	8,843,069	8,843,069
Performance-Based RSUs	6,351,318	9,838,334	9,838,334
2017 STIP	2,155,241	2,155,241	2,155,241
Bonus	63,073	63,073	63,073
Medical Coverage	13,912	13,912	—
Outplacement Services	6,500	6,500	—
Total Estimated Value	18,694,459	25,170,129	20,899,717
G. Michael Sievert
Cash Severance	5,700,000	5,700,000	—
Time-Based RSUs	7,702,810	11,577,555	11,577,555
Performance-Based RSUs	9,150,330	15,754,418	15,754,418
2017 STIP	3,210,384	3,210,384	3,210,384
Medical Coverage	19,316	19,316	—
Outplacement Services	6,500	6,500	—
Total Estimated Value	25,789,341	36,268,173	30,542,358
Neville R. Ray
Cash Severance	4,000,000	4,000,000	—
Time-Based RSUs	2,806,951	5,648,071	5,648,071
Performance-Based RSUs	5,153,709	8,421,045	8,421,045
2017 STIP	2,030,192	2,030,192	2,030,192
Medical Coverage	20,975	20,975	—
Outplacement Services	6,500	6,500	—
Total Estimated Value	14,018,329	20,126,784	16,099,309
Thomas C. Keys
Cash Severance	3,375,000	3,375,000	—
Time-Based RSUs	2,962,233	5,445,728	5,445,728
Performance-Based RSUs	5,953,237	8,887,018	8,887,018
2017 STIP	1,591,707	1,591,707	1,591,707
Medical Coverage	19,395	19,395	—
Outplacement Services	6,500	6,500	—
Total Estimated Value	13,908,072	19,325,348	15,924,453

In addition to the items described above, the Named Executive Officers are entitled to receive amounts earned during the term of employment through the date of termination. These amounts, which are not included in the table, include earned base salary, vested awards under our long-term incentive awards, any vested entitlements under our applicable employee benefit plans, including vested 401(k) plan balances, and rights to continuation of coverage under our group medical plans at the Named Executive Officer’s expense.

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EXECUTIVE COMPENSATION

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Legere, our Chief Executive Officer. We have calculated the median of our employees’ 2017 total annual compensation (excluding our Chief Executive Officer) to be $55,739. Our Chief Executive Officer’s 2017 total annual compensation, as set forth in the 2017 Summary Compensation Table above (adjusted to include his employer-paid health benefits with respect to 2017), was $23,636,334. As a result, the estimated ratio of the total compensation of Mr. Legere to the median of the annual total compensation of our employees (other than the Chief Executive Officer) was 424 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with applicable rules of the Securities and Exchange Commission. This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

We identified the median employee by preparing a listing of all 51,300 individuals (excluding our Chief Executive Officer) who were employed by us on December 31, 2017, the last day of the calendar year, and examining the 2017 total compensation paid to each such individual as reflected in our payroll records as reported to the Internal Revenue Services on Form W-2 for 2017. We included all employees (other than the Chief Executive Officer), whether employed on a full-time, part-time, or seasonal basis who received a paycheck in the final pay period of the year. We did not make any assumptions, adjustments, or estimates with respect to total compensation paid, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2017. We believe the use of total compensation paid for all employees as reflected in our payroll records is a consistently applied compensation measure due to our large part-time, retail and customer service employee population and practice of granting annual equity awards across our broad employee base. The gross pay used for purposes of calculating the total annual compensation of our employees reflects the value of long-term equity incentive compensation granted to our employees, in addition to the hours worked by such employees and the cash compensation paid to such employees with respect to 2017.

Using the method described above, we identified a small sample of 16 employees, consisting of the median employee and 15 other employees whose gross pay was very close to the median employee’s gross pay (“median group”). We then calculated annual total compensation for such employees using the same methodology we use for our Named Executive Officers as set forth in the 2017 Summary Compensation Table in this proxy statement, taking into account employer-paid costs for 2017 health benefits, and selected the median employee from this median group. We believe that our median employee’s compensation reasonably reflects the actual annual compensation of our employees generally in terms of realized pay and benefits.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017, with respect to outstanding equity awards and shares available for future issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)		Weighted Average Exercise Price of Options, Warrants and Rights ($) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(#) (c)
Equity Compensation Plans Approved by Stockholders					20,689,169	(5)
Stock Options	373,158	(1)	$16.36		—
RSUs	13,695,543	(2)(3)	—	(4)	—
Equity Compensation Plans Not Approved by Stockholders	—		—		—
Total	14,068,701		$16.36	(4)	20,689,169	(5)

(1)	Granted under the Amended and Restated MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan and the MetroPCS Communications, Inc. 2010 Equity Incentive Compensation Plan.
(2)	Granted under the 2013 Omnibus Incentive Plan.
(3)	Includes performance-based RSUs assuming target performance.
(4)	RSUs do not have an exercise price and are not included in the weighted average exercise price. The weighted average exercise price is also determined without considering outstanding rights under the Company’s ESPP.
(5)	As of December 31, 2017, the number of securities remaining available for future issuance under the 2013 Omnibus Incentive Plan was 15,187,831 and under the ESPP was 5,501,338 (of which 1,069,495 were purchased on March 31, 2018 for the offering period that included December 31, 2017). In addition to RSUs, the 2013 Omnibus Incentive Plan authorizes the award of stock options, stock appreciation rights, restricted stock and other stock-based awards. The ESPP allows eligible employees to purchase shares at 85% of the lower of the fair market value on the first or last trading day of the six-month offering period. Although our ESPP includes an annual automatic increase of the number of shares available under the plan, since adoption of the plan in 2014, the Compensation Committee has determined that no additional shares were necessary to be added to the plan. Pursuant to the terms of our ESPP, the number of shares available for issuance under the ESPP will increase each year on the first day of our fiscal year in an amount equal to the lesser of (i) 5,000,000 shares and (ii) such smaller number as determined by the Compensation Committee, if any.

42	T-Mobile 2018 Proxy Statement

Proposal 3 - Approval of an Amendment to the Company’s 2013 Omnibus Incentive Plan

We are asking our stockholders to approve the Amendment (the “Amendment”) to the Company’s 2013 Omnibus Incentive Plan (as amended from time to time, the “2013 Omnibus Incentive Plan”), which amends the 2013 Omnibus Incentive Plan to increase the number of shares available for issuance thereunder by 18,500,000 shares to a total of 81,775,000 shares. As of February 28, 2018, 7,768,482 shares remained available for future grants under the 2013 Omnibus Incentive Plan. Our Compensation Committee and our Board believes that this share increase is necessary to ensure that the Company has a sufficient reserve of shares available to attract and retain the services of key individuals essential to the Company’s long-term growth and success. No other changes to the 2013 Omnibus Incentive Plan are proposed. A copy of the Amendment is attached to this Proxy Statement as Annex A, and the discussion in this proposal is qualified in its entirety by the full text of the Amendment.

The Amendment was adopted by the Board on February 14, 2018, subject to stockholder approval. Currently, the 2013 Omnibus Incentive Plan provides that the maximum number of shares available for issuance pursuant to awards issued thereunder is 63,275,000 shares of our common stock. If the stockholders do not approve the Amendment, the Amendment will not become effective, the 2013 Omnibus Incentive Plan will continue in effect (without giving effect to the Amendment), and we will be subject to the current share limit set forth in the 2013 Omnibus Incentive Plan. Because certain of our directors and executive officers may be eligible to receive awards under the 2013 Omnibus Incentive Plan, such directors and executive officers may be considered to have an interest in this proposal.

Our Board of Directors recommends a vote FOR the approval of the Amendment to the T-Mobile US, Inc. 2013 Omnibus Incentive Plan

Required Vote

The affirmative vote of a majority of the shares is required to approve this proposal.

Rationale for the Amendment

During the beginning of 2018, in its determination to recommend that the Board adopt the Amendment, the Compensation Committee considered advice and input presented by management with the assistance of Willis Towers Watson and reviewed by the Compensation Committee’s independent compensation consultant. As of February 28, 2018, a total of 7,768,482 shares remained available for issuance under the 2013 Omnibus Incentive Plan, which is our only incentive award plan with shares available for issuance. Outstanding awards under all plans (consisting of our 2013 Omnibus Incentive Plan, Layer3 TV, Inc. 2013 Stock Plan and MetroPCS 2004 and 2010 stock plans) included 435,670 stock options with a weighted average exercise price of $15.54 and weighted average term of 4.46 years as well as an aggregate of 17,253,455 full value awards. The Compensation Committee also considered several factors including the following:

∎	the number of shares available for issuance under the 2013 Omnibus Incentive Plan, both currently and after giving effect to the Amendment;
∎	the Company’s desire to have what it expects to be sufficient capacity under the 2013 Omnibus Incentive Plan to grant equity awards for the next three years (noting that future circumstances, grant practices and other conditions, which we cannot predict at this time, may result in a different outcome); and
∎	the Company’s burn rate, overhang and dilution data (described below).

Burn Rate

The following table sets forth the Company’s three-year average burn rate:

Year	Number of Shares Subject to Awards (1)	Burn Rate (%)
2015	10,369,763	1.25%
2016	8,316,018	1.01%
2017	6,580,084	0.81%
Average Three-Year Burn Rate		1.02%

(1)	Shares subject to awards include options and RSUs granted, and performance-based awards earned, in the given year.

Dilution and Overhang

As noted above, as of February 28, 2018, approximately 7,768,482 shares remained available for issuance under the 2013 Omnibus Incentive Plan, which is our only incentive award plan with shares available for issuance. Additionally, an aggregate of 17,689,125 shares were outstanding under all equity plans (including our 2013 Omnibus Incentive Plan, Layer3 TV, Inc. 2013 Stock Plan and MetroPCS 2004 and 2010 stock plans) and 5,501,338 shares remained available for issuance under our Employee Stock Purchase Plan. This represented approximately 3.48% of our fully diluted common shares outstanding (our “overhang percentage”). If our stockholders approve the Amendment, the 18,500,000 additional shares proposed to be reserved for issuance under the 2013 Omnibus Incentive Plan would increase our overhang percentage to approximately 5.76%.

T-Mobile 2018 Proxy Statement	43

PROPOSAL 3 - APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2013 OMNIBUS INCENTIVE PLAN

The following table provides details on shares available and outstanding under all equity plans and our Employee Stock Purchase Plan:

	Potential Dilution as of February 28, 2018	Potential Dilution After Giving Effect to the Amendment
Available for Issuance (all under 2013 Omnibus Incentive Plan)	7,768,482	7,768,482
Unvested RSUs	14,668,551	14,668,551
Unvested Performance RSUs	2,230,194	2,230,194
Unvested RSAs	354,459	354,459
Options Outstanding	435,670	435,670
Restricted Stock Awards	251	251
Employee Stock Purchase Plan	5,501,338	5,501,338
Additional Shares Requested		18,500,000
Total	30,958,945	49,458,945

Based on its review of the considerations noted above, including the fact that the Company’s three-year average burn rate was lower when compared to the Institutional Shareholder Services benchmark of 7.10% for the telecommunications services industry group (GICS 5010 & Russell 3000), the Compensation Committee determined that the proposed share increase to the 2013 Omnibus Incentive Plan is in line with our peers as well as necessary to retain equity compensation as an important recruiting and retention tool. The Compensation Committee determined in light of these factors, among others, that it was appropriate to recommend that the Board adopt the Amendment.

Stockholder Approval

The 2013 Omnibus Incentive Plan initially received stockholder approval on June 4, 2013. The 2013 Omnibus Incentive Plan provides a means to attract and retain highly-qualified persons to serve as officers, non-employee directors, key employees and consultants and advisors of the Company and to promote greater ownership in the Company by such individuals in order to align their interests more closely with the interests of the Company’s stockholders.

Stockholder approval of the Amendment is necessary in order for us to meet the stockholder approval requirements of the NASDAQ Global Select Market, to enable the Company to grant awards under the 2013 Omnibus Incentive Plan that are designed to qualify for special tax treatment under Code Section 422, and to enable the Company to receive a federal income tax deduction for certain compensation paid under the 2013 Omnibus Incentive Plan under Code Section 162(m).

If our stockholders approve the Amendment, we intend to register the additional shares issuable pursuant to the 2013 Omnibus Incentive Plan, as amended by the Amendment, under the Securities Act of 1933, as amended, as soon as practicable following such approval.

Material Features of the 2013 Omnibus Incentive Plan, as Amended by the Amendment

Following is a summary of the material terms of the 2013 Omnibus Incentive Plan, as amended by the Amendment. This summary is qualified in its entirety by reference to the full text of the Amendment, which is attached to this Proxy Statement as Annex A, and the full text of the 2013 Omnibus Incentive Plan, which is incorporated by reference to Exhibit 10.20 of the Company’s Current Report on Form 10-Q filed on August 8, 2013.

Effectiveness

As noted above, the Amendment will become effective upon approval thereof by the stockholders. If the stockholders do not approve the Amendment, the 2013 Omnibus Incentive Plan will continue in effect without giving effect to the Amendment.

Eligibility

Awards may be granted under the 2013 Omnibus Incentive Plan to officers, employees, consultants and advisors of the Company and its affiliates and to non-employee directors of the Company. Incentive stock options may be granted only to employees of the Company or its subsidiaries. As of February 28, 2018, approximately 51,500 employees (including nine executive officers) and five non-employee directors were eligible to receive grants under the 2013 Omnibus Incentive Plan.

Administration

The Board of Directors has the authority to administer the 2013 Omnibus Incentive Plan and to delegate its authority to administer the 2013 Omnibus Incentive Plan to a committee or subcommittee appointed by the Board, subject to the satisfaction of any applicable stock exchange requirements (each referred to as the “Committee”). The Committee has

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PROPOSAL 3 - APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2013 OMNIBUS INCENTIVE PLAN

the authority to select individuals to whom awards may be granted, the type of awards granted and the terms of any such awards (subject to the following limitations). The Board of Directors has delegated its authority to the Compensation Committee to administer the 2013 Omnibus Incentive Plan. The Compensation Committee has established the Section 16 Subcommittee, unless otherwise determined by the Compensation Committee, has the sole authority to approve all equity or equity-based awards to the Company’s Section 16 officers. The Compensation Committee has also delegated authority to the Company’s Executive Vice President, Human Resources, to grant awards to employees who are not Section 16 officers.

Number of Authorized Shares

The number of shares originally authorized for issuance under the 2013 Omnibus Incentive Plan was equal to (i) 63,275,000 shares of our common stock plus (ii) any shares that, as of June 4, 2013, were subject to outstanding awards under the MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan or the MetroPCS Communications, Inc. 2010 Equity Incentive Compensation Plan (together, the “Predecessor Plans”) that, following June 4, 2013, are (or were, as applicable) canceled, terminated, expired or lapse for any reason without the issuance of shares (the “Predecessor Plan Shares”). If the stockholders approve the Amendment, the number of shares authorized for issuance under the 2013 Omnibus Incentive Plan, as amended by the Amendment, will be increased by 18,500,000 shares to a total of 81,775,000 shares of our common stock (plus any Predecessor Plan Shares). As of February 28, 2018, 316,951 shares of common stock remained subject to outstanding awards under the Predecessor Plans. A total of approximately 17,253,204 shares of the common stock were outstanding under the 2013 Omnibus Incentive Plan as of February 28, 2018. The shares of common stock issuable under the 2013 Omnibus Incentive Plan, as amended by the Amendment, may consist of authorized and unissued shares, shares purchased on the open market or shares now held or subsequently acquired by the Company as treasury shares. As of March 29, 2018, the closing price of our common stock was $61.04 per share.

If any award is canceled, terminates, expires or lapses for any reason prior to the issuance of shares the shares subject to such awards will not count against the aggregate number of shares of common stock available for grant under the 2013 Omnibus Incentive Plan. In addition, the following items will not count against the aggregate number of shares of common stock available for grant under the 2013 Omnibus Incentive Plan: (a) the payment in cash of dividends or dividend equivalents under any outstanding award, (b) any award that is settled in cash rather than by issuance of shares of common stock, or (c) awards granted in assumption of or in substitution for awards previously granted by an acquired company. Shares tendered or withheld to pay the exercise price of any option or to satisfy tax withholding requirements with respect to any award will continue to count against the aggregate number of shares of common stock available for grant under the 2013 Omnibus Incentive Plan.

Limits on Awards

The 2013 Omnibus Incentive Plan originally provided that 63,275,000 shares of common stock may be issued under incentive stock options. If the stockholders approve the Amendment, a total of 81,775,000 shares may be issued under incentive stock options.

No more than $400,000 may be granted in equity-based awards during any one year to a non-employee member of the Board, based on the grant date fair value for accounting purposes in the case of stock options or stock appreciation rights and based on the fair market value of the common stock underlying the award on the grant date for other equity-based awards.

Adjustments

If certain changes in the common stock occur by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in stock, or other increase or decrease in the common stock without receipt of consideration by the Company, or if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, the number and kind of securities for which stock options and other stock-based awards may be made under the 2013 Omnibus Incentive Plan, including any applicable individual award limits, shall be equitably adjusted by the Company. In addition, if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, the number and kind of securities subject to any outstanding awards and the exercise price of any outstanding stock options or SARs shall be equitably adjusted by the Company.

Types of Awards

The 2013 Omnibus Incentive Plan permits the granting of any or all of the following types of awards:

Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. The Committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. The Committee sets exercise prices and terms, except that stock options must be granted with an exercise price not less than 100% (or, with respect to incentive stock options granted to individuals who hold more than 10% of our stock, 110%) of the fair market value of the common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless the Committee determines otherwise, fair market value means, as of a given date, the closing price of the common stock. At the time of grant, the Committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed ten years or, with respect to incentive stock options granted to individuals who hold more than 10% of our stock, five years) and restrictions on exercise.

Stock Appreciation Rights. The Committee may grant SARs, either in tandem with the number of shares underlying stock options or other awards granted under the 2013 Omnibus Incentive Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the fair market value of a share on the date of exercise over the exercise price of the SAR. The exercise price of a tandem SAR must equal the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the Committee (but generally may be no less than the fair market value of a share on the date of grant). The term of a SAR is determined by the Committee but cannot exceed ten years.

Restricted Stock, Restricted Stock Units. The Committee may grant awards of restricted stock, which are shares of common stock subject to specified restrictions, and restricted stock units, which represent the right to receive shares of the common stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at the

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PROPOSAL 3 - APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2013 OMNIBUS INCENTIVE PLAN

Committee’s discretion. The restrictions may be based on continuous service with the Company and/or the attainment of specified performance goals, as determined by the Committee. Unless otherwise determined by the Committee, holders of restricted stock will have rights as stockholders of the Company, including voting and dividend rights. Holders of restricted stock units will not have any rights as stockholders unless and until the shares underlying such restricted stock units are paid to the holder (unless otherwise determined by the Committee). Restricted stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Committee.

Other Stock-Based Awards. The Committee may also grant other stock-based awards, which are awards valued in whole or in part by reference to, or otherwise based on, our common stock, subject to the terms of the 2013 Omnibus Incentive Plan and any other terms and conditions determined by the Committee. Other stock-based awards may be granted in lieu of cash or other compensation.

Performance Awards. The Committee may grant performance awards, which entitle participants to receive a payment from the Company, the amount of which is based on the attainment of performance goals established by the Committee over a specified performance period of not less than one year. Performance awards may be denominated in shares of common stock or in cash, and may be paid in stock or cash or a combination of stock and cash, as determined by the Committee. Performance awards include annual incentive awards, which are cash-based awards with a performance period equal to the Company’s fiscal year (or another 12-month period approved by the Committee).

No Repricing

Without prior stockholder approval, the Committee may not (a) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2013 Omnibus Incentive Plan, such as stock splits, (b) take any other action that is treated as a “repricing” under generally accepted accounting principles, or (c) cancel a stock option or SAR at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, restricted stock units or other equity award, unless the cancellation and exchange occur in connection with a change in capitalization or other similar change permitted by the 2013 Omnibus Incentive Plan.

Clawback

All cash and equity awards granted under the 2013 Omnibus Incentive Plan will be subject to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such act, any policies adopted by the Company to implement such requirements, and any other compensation recovery policies as may be adopted from time to time by the Company.

Performance-Based Compensation under Code Section 162(m)

Performance Goals and Criteria. Under Code Section 162(m), we generally are prohibited from deducting compensation paid to our principal executive officer and other “covered employees” in excess of $1 million per person in any year. For taxable years beginning on or before December 31, 2017, this deduction limit included an exception for “qualified performance-

based compensation”. As discussed in “Executive Compensation—Other Matters—Tax and Accounting Considerations”, the recently-enacted Tax Act eliminated the exemption for “qualified performance-based compensation” for tax years beginning after December 31, 2017. The Tax Act includes a grandfather provision, pursuant to which compensation that is provided pursuant to a written binding contract in effect on November 2, 2017, and which has not been modified in any material respect on or after that date, will not be subject to the amendments made to Code Section 162(m) by the Tax Act.

If the Committee intended an award previously granted under the 2013 Omnibus Incentive Plan to qualify as “performance-based” compensation under Code Section 162(m), the performance goals selected by the Committee were based on the attainment of specified levels of one, or any combination, of the following performance criteria for the Company on a consolidated basis, and/or specified subsidiaries, divisions business segments or business units (except with respect to the total stockholder return and earnings per share criteria): (a) cash flow; (b) earnings per share, as adjusted for any stock split, stock dividend or other recapitalization; (c) earnings measures; (d) return on equity; (e) total shareholder return; (f) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (g) return on capital; (h) revenue; (i) income; (j) profit margin; (k) return on operating revenue; (l) brand recognition/acceptance; (m) customer satisfaction; (n) productivity; (o) expense targets; (p) market share; (q) cost control measures; (r) balance sheet metrics; (s) strategic initiatives; (t) implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction; or (u) any other business criteria established by the Committee, except that such business criteria shall include any derivations of business criteria listed above (e.g., income shall include pre-tax income, net income, operating income, etc.). Performance goals could be absolute or relative to the performance of one or more comparable companies or indices, and could, in the Committee’s discretion, exclude the impact of charges for restructuring, discontinued operations, extraordinary items, and other unusual non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in the Company’s financial statements or other SEC filings).

Limitations

Subject to certain adjustments for changes in our corporate or capital structure described above, participants who were previously granted awards intended to qualify as “performance-based” compensation under Code Section 162(m) could not be granted stock options or stock appreciation rights covering more than 5,000,000 shares in any calendar year or more than 2,000,000 shares for all share-based performance awards in any calendar year. The maximum dollar value of cash-based performance awards granted under the 2013 Omnibus Incentive Plan in any calendar year to any employee that were intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) could not exceed $10 million for any annual incentive award and $10 million for all other cash-based performance awards.

Transferability

Awards granted under the 2013 Omnibus Incentive Plan generally are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the participant for no value.

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PROPOSAL 3 - APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2013 OMNIBUS INCENTIVE PLAN

Transactions; Change in Control

Effect of Transactions. Subject to the change in control provisions below, in the event of a liquidation or dissolution of the Company or a reorganization, merger, exchange or consolidation of the Company or involving our common stock, each outstanding award will be treated as provided in the applicable definitive transaction agreement, or, if not so provided in such agreement, the holders of outstanding awards will be entitled to receive the transaction consideration with respect to the shares of common stock underlying their awards (subject to the satisfaction of any vesting or other restrictions as determined by the Committee).

Effect of Change in Control. Under the 2013 Omnibus Incentive Plan, in the event of a change in control of the Company (as defined in the 2013 Omnibus Incentive Plan) in which outstanding awards are not assumed, converted or replaced by the resulting entity, then upon the change in control all outstanding awards other than performance awards will become fully exercisable, all restrictions will lapse, and such awards will become vested and nonforfeitable, and all performance awards will be deemed to be satisfied and paid at the greater of (a) target or (b) the actual level of performance determined as if the applicable performance period had ended as of (i) the last trading day immediately preceding the change in control or (ii) if determined by the Compensation Committee to be necessary or appropriate based on the applicable performance goal, as of another specified date preceding the change in control (e.g., the Company’s preceding fiscal quarter end), prorated up to and including the date of the change in control.

In the event of a change in control in which outstanding awards are assumed, converted or replaced by the resulting entity, all outstanding awards other than performance awards will become fully exercisable, all restrictions will lapse, and such awards will become vested and nonforfeitable, and all performance awards will be deemed to be satisfied and paid at the greater of (a) target or (b) the actual level of performance determined as if the applicable performance period had ended as of (i) the last trading day immediately preceding the change in control or (ii) if determined by the Compensation Committee to be necessary or appropriate based on the applicable performance goal, as of another specified date preceding the change in control (e.g., the Company’s preceding fiscal quarter end) (without proration) if, within one year after the change in control the participant’s employment or service is terminated by the Company other than for cause or by the participant for good reason.

Notwithstanding the foregoing, in the event of a change in control, all outstanding awards held by non-employee directors will become fully exercisable, all restrictions will lapse, and such awards will become vested and nonforfeitable, and any specified performance goals will be deemed to be satisfied at the greater of (a) target or (b) the actual level of performance determined as if the applicable performance period had ended as of (i) the last trading day immediately preceding the change in control or (ii) if determined by the Compensation Committee to be necessary or appropriate based on the applicable performance goal, as of another specified date preceding the change in control (e.g., the Company’s preceding fiscal quarter end).

Term; Termination and Amendment of the 2013 Omnibus Incentive Plan

Unless earlier terminated by the Board, the 2013 Omnibus Incentive Plan will terminate on, and no further awards may be granted after, June 4,

2023, which is ten years after the date on which the 2013 Omnibus Incentive Plan was originally approved by stockholders. The Board may amend, suspend or terminate the 2013 Omnibus Incentive Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of the 2013 Omnibus Incentive Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2013 Omnibus Incentive Plan generally applicable to the Company and to participants in the 2013 Omnibus Incentive Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. The basis that participants have in shares of common stock, for purposes of determining their gain or loss on subsequent disposition of such shares of common stock, generally will be the fair market value of the shares of common stock on the date the participants exercise their options. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant or exercise of an incentive stock option. However, the amount by which the fair market value of the shares of common stock at the time of exercise exceeds the option exercise price will be an “item of adjustment” for purposes of the alternative minimum tax. If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

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PROPOSAL 3 - APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2013 OMNIBUS INCENTIVE PLAN

Incentive stock options exercised more than three months after a participant terminates employment, other than by reason of death or disability, will be taxed as a non-qualified stock option, and the participant will have been deemed to have received income on the exercise taxable at ordinary income rates.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of an SAR. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income (and we will be entitled to a deduction) in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the exercise price of the SAR.

Restricted Stock Units. A participant generally will not have taxable income upon the grant of restricted stock units. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received.

Other Awards. The current federal income tax consequences of other awards authorized under the 2013 Omnibus Incentive Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); stock-based performance awards and other types of awards are generally subject to income tax at the time of payment, vesting or settlement based on the fair market value of the award on that date. Compensation otherwise effectively deferred will generally be subject to income taxation when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income.

Tax Consequences to the Company. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Code Section 409A. We intend that awards granted under the 2013 Omnibus Incentive Plan comply with, or be exempt from, Code Section 409A, but make no representation or warranty to that effect. To the extent determined necessary or appropriate by the Board or Committee, the 2013 Omnibus Incentive Plan and applicable award agreements may be amended to further comply with Code Section 409A or to exempt the applicable awards from Code Section 409A.

Code Section 162(m)

Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. However, for taxable years beginning on or before December 31, 2017, this deduction limit included an exception for “qualified performance-based compensation”. As discussed in “Executive

Compensation—Other Matters—Tax and Accounting Considerations”, the recently-enacted Tax Act eliminated the exemption for “qualified performance-based compensation” for tax years beginning after December 31, 2017.

In order to qualify for the “qualified performance-based compensation” exemption, Code Section 162(m) (as in effect prior to the Tax Act) generally requires that (1) the award is granted by a compensation committee composed solely of two or more “outside directors,” (2) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (3) the material terms of the plan are disclosed to and approved by the stockholders, (4) for stock options and SARs, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options and SARs, established performance criteria that must be met before the award actually will vest or be paid, and (5) in the case of awards other than stock options and stock appreciation rights, the compensation committee has certified that the performance goals have been met prior to payment.

The 2013 Omnibus Incentive Plan was designed to permit the Committee to grant awards intended to qualify as “performance-based compensation” under Code Section 162(m); and the Committee has historically considered the potential impact of Code Section 162(m) when granting performance awards under the 2013 Omnibus Incentive Plan. In light of the repeal of the performance-based compensation exception to Code Section 162(m), the Committee may in the future approve compensation that would not have qualified as performance-based compensation under Code Section 162(m) as in effect prior to the Tax Act.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2013 Omnibus Incentive Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the 2013 Omnibus Incentive Plan until all tax withholding obligations are satisfied.

Plan Benefits

Certain tables in this Proxy Statement under the heading “Compensation Discussion and Analysis,” including the Summary Compensation Table for 2017, Grants of Plan-Based Awards for 2017 table and Outstanding Equity Awards at Fiscal Year-End for 2017 table set forth information with respect to prior awards granted to our individual named executive officers under the 2013 Omnibus Incentive Plan. The grant of any award is within the discretion of the Committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants under the 2013 Omnibus Incentive Plan, as amended by the Amendment.

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PROPOSAL 3 - APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2013 OMNIBUS INCENTIVE PLAN

Awards Granted

The following table provides information with respect to awards granted under the 2013 Omnibus Incentive Plan to our named executive officers, directors and employees since its inception through March 31, 2018. As stated above, it is not possible to determine the amounts of awards that will be granted in the future to participants under the 2013 Omnibus Incentive Plan, as amended by the Amendment.

Name and Position	Shares Underlying Restricted Stock Units Grants	Restricted Stock Granted
John J. Legere, President & CEO	3,359,768	—
J. Braxton Carter, EVP & Chief Financial Officer	904,450	—
G. Michael Sievert, Chief Operating Officer	953,600	—
Neville R. Ray, EVP & Chief Technology Officer	690,272	—
Thomas C. Keys, President, MetroPCS	874,207	—
All current executive officers as a group	8,417,637	—
Thomas Dannenfeldt, Director	—	—
Srikant M. Datar, Director	20,782	—
Lawrence H. Guffey, Director	20,782	—
Timotheus Höttges, Director	—	—
Bruno Jacobfeuerborn, Director	—	—
Raphael Kübler, Director	—	—
Thorsten Langheim, Director	—	—
Teresa A. Taylor, Director	20,782	—
Kelvin R. Westbrook, Director	20,782	—
Olaf Swantee, Nominee for election as a Director	—	—
All current non-executive directors as a group	99,106	—
All non-executive officer employees as a group	53,828,516	354,459

*The closing price of the Company’s common stock as of March 29, 2018 was $61.04 per share.

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Security Ownership of Principal Stockholders and Management

The following table sets forth information as of March 31, 2018 regarding the beneficial ownership of our common stock by:

∎	each of our directors;
∎	each of the Named Executive Officers;
∎	all of our directors and executive officers as a group; and
∎	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock.

The beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to our knowledge, each of the persons set forth below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him or her. The number of shares of common stock used to calculate each listed person’s percentage ownership of each such class includes the shares of common stock underlying options or other convertible securities held by such person that are exercisable or vest within 60 days after March 31, 2018.

	Common Stock Beneficially Owned
	Number	Percentage
Directors, Nominees and Named Executive Officers (1)
W. Michael Barnes (2)	141,167	*
J. Braxton Carter	175,222	*
Thomas Dannenfeldt	—	*
Srikant M. Datar (3)	25,735	*
Lawrence H. Guffey	17,735	*
Timotheus Höttges	—	*
Bruno Jacobfeuerborn	—	*
Thomas C. Keys	333,444	*
Raphael Kübler	—	*
Thorsten Langheim	—	*
John J. Legere	1,473,051	*
Neville R. Ray (4)	204,369	*
G. Michael Sievert	294,753	*
Teresa A. Taylor	17,735	*
Kelvin R. Westbrook	17,735	*
Olaf Swantee	—	*
All directors and executive officers as a group (19 persons)	3,151,143	*
Beneficial Owners of More Than 5%:
Deutsche Telekom AG (5) Friedrich-Ebert-Alle 140 53113 Bonn, Germany	538,590,941	63.14%

*	Represents less than 1%
(1)	Unless otherwise indicated, the address of each person is c/o T-Mobile US, Inc., 12920 SE 38th Street, Bellevue, Washington 98006.
(2)	Includes 33,600 shares of common stock issuable upon exercise of options.
(3)	Includes 8,000 shares of common stock held by Datar Investment LLC and 13,424 shares held by Safari LLC. Mr. Datar is a co-manager of Datar Investment LLC and Safari LLC and has shared voting and investment power over the securities held by these entities.
(4)	Includes 6,250 shares of common stock from vested RSU’s that have been deferred.
(5)	According to the Schedule 13D/A filed by Deutsche Telekom on March 16, 2018, reflecting ownership of 538,590,941 shares of common stock as of March 6, 2018. The shares are held of record Deutsche Telekom Holding B.V., which is a direct wholly owned subsidiary of T-Mobile Global Holding GmbH, which is a direct wholly owned subsidiary of T-Mobile Global Zwischenholding GmbH, which in turn is a direct wholly owned subsidiary of Deutsche Telekom.

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Transactions with Related Persons and Approval

RELATED PERSON TRANSACTIONS

Since the Business Combination, we have not been a participant in any related person transactions (as defined in the Related Person Transaction Policy described below) other than as described below in “Transactions with Deutsche Telekom”. We are party to a number of related person transactions with our majority stockholder, Deutsche Telekom and its affiliates. These transactions include important financing arrangements and commercial arrangements pursuant to which we obtain or provide various services and/or license intellectual property or technology. Each of the related person transactions with Deutsche Telekom or its affiliates described below that were entered into from and after the consummation of the Business Combination was reviewed and approved in accordance with our current Related Person Transaction Policy (the “Related Person Transaction Policy”), which includes consideration of whether the terms are comparable to those generally available in arm’s-length transactions with unaffiliated third parties and whether the related person transaction is consistent with the best interests of the Company. All factors that are considered by the Audit committee are described below.

RELATED PERSON TRANSACTION POLICY

Under the Company’s written Related Person Transaction Policy, any proposed or existing transaction, arrangement or relationship involving a director, director nominee, executive officer, or a member of the immediate family of any of the foregoing, or a greater than 5% owner of our stock (a “related person”) must be reviewed by our General Counsel to determine whether such transaction is a related person transaction. A “related person transaction” is any transaction, arrangement or relationship or any series of transactions, arrangements or relationships in which:

∎	the Company, or any of its subsidiaries, is, was or will be a participant;
∎	the aggregate amount involved exceeds, or may be expected to exceed, $120,000; and
∎	any related person has, had or will have a direct or indirect material interest.

A transaction, arrangement or relationship that is determined to be a related person transaction must be submitted to our Audit Committee for review, approval or ratification based on certain factors, including the following:

∎	the nature of the related person transaction and the terms of the related person transaction;
∎	the extent of the related person’s interest in the transaction;
∎	the business reasons for the Company to enter into the related person transaction;
∎	whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties;
∎	whether the terms are comparable to those generally available in arm’s-length transactions with unaffiliated third parties;
∎	whether the related person transaction is consistent with the best interests of the Company; and
∎	in the case of any related person transaction involving an outside director of the Company, the potential impact of such related person transaction on such outside director’s independence and the Company’s continued compliance with the requirements under the Exchange Act, the NASDAQ rules, or other applicable rules, laws and regulations.

If the proposed related person transaction is with Deutsche Telekom or any of its affiliates while the Stockholder’s Agreement is in effect, the Audit Committee must unanimously approve such transaction or must submit such transaction to the full Board for approval.

TRANSACTIONS WITH DEUTSCHE TELEKOM

Certain of the related person transactions with Deutsche Telekom or its affiliates described below were not required to be approved in accordance with our current Related Person Transaction Policy because they were entered into prior to or in connection with the consummation of the Business Combination, at which time Deutsche Telekom became a “related person” and our current Related Person Transaction Policy became effective.

Stockholder’s Agreement

Pursuant to the Stockholder’s Agreement we entered into with Deutsche Telekom on April 30, 2013 in connection with the Business Combination, we granted certain governance and other rights to Deutsche Telekom and Deutsche Telekom agreed to certain restrictions, as outlined below:

∎	So long as Deutsche Telekom’s stock ownership percentage is at least 10%, Deutsche Telekom has the right to designate as nominees for election to our Board a number of individuals in proportion to its stock ownership percentage, rounded to the nearest whole number. We and Deutsche Telekom have agreed to use our reasonable best efforts to cause the Deutsche Telekom designees to be elected to our Board.

∎	Each committee of the Board shall include in its membership a number of Deutsche Telekom designees in proportion to its stock ownership percentage, rounded to the nearest whole number, except to the extent such membership would violate applicable securities laws or stock exchange rules. No committee of the Board may consist solely of directors who are also officers, employees, directors or affiliates of Deutsche Telekom. We and Deutsche Telekom have agreed to use our reasonable best efforts to cause at least three members of our Board to be considered “independent” under SEC and NASDAQ rules, including for purposes of Rule 10A-3 promulgated under the Exchange Act.
∎	So long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of our common stock, without Deutsche Telekom’s

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consent we are not permitted to take certain actions, including the incurrence of debt (excluding certain permitted debt) if our consolidated ratio of debt to cash flow for the most recently ended four full fiscal quarters for which financial statements are available would exceed 5.25 to 1.0 on a pro forma basis, the acquisition of any business, debt or equity interests, operations or assets of any person for consideration in excess of $1 billion, the sale of any of the Company’s or its subsidiaries’ divisions, businesses, operations or equity interests for consideration in excess of $1 billion, any change in the size of our Board, the issuances of equity securities in excess of 10% of our outstanding shares or for the purpose of redeeming or purchasing debt held by Deutsche Telekom, the repurchase or redemption of equity securities or the declaration of extraordinary or in-kind dividends or distributions other than on a pro rata basis, or the termination or hiring of our Chief Executive Officer.
∎	We must notify Deutsche Telekom any time it is reasonably likely that we will default on any indebtedness with a principal amount greater than $75 million and Deutsche Telekom will have the right, but not the obligation, to provide us new debt financing up to the amount of the indebtedness that is the subject of the potential default plus any applicable prepayment or other penalties, on the same terms and conditions as such indebtedness (together with any waiver of the potential default).
∎	As long as Deutsche Telekom beneficially owns 10% or more of the outstanding shares of our common stock, we must provide Deutsche Telekom with certain information and consultation rights, subject to certain confidentiality restrictions.
∎	During the term of the Stockholder’s Agreement, Deutsche Telekom is not permitted to, and is required to cause the Deutsche Telekom designees then serving as directors on our Board not to, support, enter into or vote in favor of any controlling stockholder transaction, unless such transaction is approved by a majority of the directors on our Board, which majority includes a majority of the directors on our Board that are not affiliates of Deutsche Telekom. In August 2013, the Company (upon the approval of a majority of the directors on our Board, which included a majority of directors not affiliated with Deutsche Telekom) and Deutsche Telekom agreed to waive the approval requirement described above with respect to (i) any controlling stockholder transaction in which the amount involved does not exceed, or is not expected to exceed, $120,000; or (ii) any controlling stockholder transaction in which the amount involved exceeds, or is expected to exceed, $120,000 that has been unanimously approved by the Audit Committee.
∎	Deutsche Telekom and its affiliates are generally prohibited from acquiring more than 80.1% of the outstanding shares of our common stock unless they make an offer to acquire all of the then-remaining outstanding shares of our common stock at the same price and on the same terms and conditions as the proposed acquisition from all other stockholders of the Company, which is either (i) accepted or approved by the majority of the directors, which majority includes a majority of the directors that are not affiliates of Deutsche Telekom, or (ii) accepted or approved by holders of a majority of our common stock held by stockholders other than Deutsche Telekom or its affiliates.
∎	Deutsche Telekom is prohibited from transferring any shares of the Company’s common stock in any transaction that would result in the transferee owning more than 30% of the outstanding shares of the Company’s common stock unless such transferee offers to acquire all of the then-outstanding shares of the Company’s common stock at the same price and on the same terms and conditions as the proposed transfer.
∎	We have granted Deutsche Telekom certain demand and piggyback registration rights for shares of our common stock and debt securities of the Company and its subsidiaries beneficially owned by Deutsche Telekom and acquired in connection with the Business Combination or in the future.
∎	Deutsche Telekom’s ability to compete with the Company in the United States, Puerto Rico and the territories and protectorates of the United States is subject to certain restrictions during the period beginning on the date of the closing of the Business Combination and ending on the date that is two years after the date on which Deutsche Telekom beneficially owns less than 10% of the outstanding shares of the Company’s common stock. In addition, for the period that commenced at the closing of the Business Combination and expires on the first anniversary of the termination of the trademark license in accordance with its terms, Deutsche Telekom may not manufacture, market or distribute any products or services under, or use in any way, the trademark T-Mobile in connection with certain specified activities, other than by the Company and its affiliates in accordance with the terms of the trademark license. The trademark license is more fully described below.

Trademark License

In connection with the Business Combination, we and Deutsche Telekom entered into a trademark license, pursuant to which we received (a) a limited, exclusive, non-revocable and royalty-bearing license to certain T-Mobile trademarks (including internet domains) for use in connection with telecommunications and broadband products and services in the United States, Puerto Rico and the territories and protectorates of the United States, (b) a limited, non-exclusive, non-revocable and royalty-bearing license to use certain other trademarks for use in connection with telecommunications and broadband products and services in the United States, Puerto Rico and the territories and protectorates of the United States, and (c) free of charge, the right to use the trademark “T-Mobile” as a name for the Company.

The initial term of the trademark license ends on December 31, 2018, subject to automatic renewal for successive five-year terms unless we provide notice of our intent not to renew the trademark license prior to the expiration of the then-current term. Thereafter, the trademark license automatically renews for subsequent five-year periods unless we provide 12 months’ notice prior to the expiration of the then-current term. We may terminate the trademark license at any time upon 12-months’ prior notice, and Deutsche Telekom can terminate the trademark license if we abandon the trademarks licensed thereunder or if we commit a material breach.

We and Deutsche Telekom are obligated to negotiate a new trademark license when (a) Deutsche Telekom has 50% or less of the voting power of the outstanding shares of capital stock of the Company or (b) any third-party owns or controls, directly or indirectly, 50% or more of the voting power of the outstanding shares of capital stock of the Company, or otherwise has the power to direct or cause the direction of the management and policies of the Company. If we and Deutsche Telekom fail to agree on a new trademark license, either we or Deutsche Telekom may terminate the trademark license and such termination shall be effective, in the case of clause (a) above, on the third anniversary after notice of termination and, in the case of clause (b) above, on the second anniversary after notice of termination. We have the right to continue to sell products under the licensed trademarks for a period of 12 months after termination or expiration of the trademark license. Additionally, we have the right to continue to use advertising materials bearing the licensed

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trademarks for a period of up to six months after termination or expiration of the trademark license.

We are obligated to pay Deutsche Telekom a royalty in an amount equal to 0.25% (the “royalty rate”) of the net revenue (as defined in the trademark license) generated by products and services sold by the Company under the licensed trademarks. In 2017, we paid Deutsche Telekom royalties totaling approximately $78.9 million under the terms of the trademark license. On the fifth anniversary of the trademark license, the Company and Deutsche Telekom have agreed to adjust the royalty rate to the royalty rate found under similar licenses for trademarks in the field of wireless telecommunication, broadband and information products and services in the territory through a binding benchmarking process.

The trademark license contains certain quality control requirements, branding guidelines and approval processes that the Company is obligated to maintain.

Deutsche Telekom is obligated to indemnify us against trademark infringement claims with respect to certain licensed T-Mobile marks and has the right (but not the obligation) to indemnify us against trademark infringement claims with respect to certain other licensed trademarks. If Deutsche Telekom chooses not to defend us against trademark infringement claims with respect to certain other licensed trademarks, we have the right to defend ourselves against such claim. We are obligated to indemnify Deutsche Telekom against third-party claims due to the Company’s advertising or anti-competitive use by the Company of the licensed trademarks. Except for indemnification obligations and intentional misconduct, the liability of the Company and Deutsche Telekom is limited to €1 million per calendar year.

Financing Arrangements

Senior Unsecured Notes

Senior Reset Notes

In connection with the Business Combination, on April 28, 2013, T-Mobile USA issued senior unsecured notes in an aggregate principal amount of $11.2 billion to Deutsche Telekom pursuant to an indenture between T-Mobile USA, the guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee (the “April 2013 Indenture”). These notes were issued as part of a recapitalization of T-Mobile USA pursuant to which, among other things, certain previously outstanding notes payable to Deutsche Telekom were retired. The new notes are guaranteed by the Company and by all of T-Mobile USA’s wholly-owned domestic restricted subsidiaries (other than certain designated special purpose entities, a certain reinsurance subsidiary and immaterial subsidiaries), all of T-Mobile USA’s restricted subsidiaries that guarantee certain of T-Mobile USA’s indebtedness, and any future subsidiary of the Company that directly or indirectly owns any of T-Mobile USA’s equity interests (collectively, the “Guarantors”).

The notes originally issued to Deutsche Telekom were comprised of five series of senior unsecured notes with interest rates that remain constant through maturity (the “non-reset notes”) and five series of senior unsecured notes with interest rates that reset at various intervals (the “reset notes”), having tenors ranging from six to ten years. In October 2013, Deutsche Telekom sold the non-reset notes to third parties in a secondary public offering. In April 2017, $2.5 billion in outstanding aggregate principal amount of reset notes were redeemed in exchange for the issuance to Deutsche Telekom of additional senior unsecured notes, as described below. The Company paid Deutsche Telekom approximately $79.1 million in early redemption fees for the notes redeemed.

The no-call period with respect to each series of reset notes ranges from four to six years after the issuance thereof, which is two or three years after the applicable interest reset date of such series. Each series of the reset notes has an initial aggregate principal amount of $1.25 billion, except that the series of reset notes with a tenor of ten years has an initial aggregate principal amount of $600 million.

The interest rates applicable to the reset notes were determined at the closing of the Business Combination. The interest rates applicable to the reset notes were reset at the applicable times, according to a formula specified in the indenture governing the reset notes.

The indenture governing the reset notes contains customary events of default, covenants and other terms, including, among other things, covenants that restrict the ability of the issuer and its subsidiaries to, among other things, pay dividends and make certain other restricted payments, incur indebtedness and issue preferred stock, create liens on assets, sell or otherwise dispose of assets, enter into transactions with affiliates and enter new lines of business. These covenants include certain customary baskets, exceptions and incurrence-based ratio tests. The indenture does not contain any financial maintenance covenants.

Pursuant to a Noteholder Agreement entered into by T-Mobile USA and Deutsche Telekom upon the closing of the Business Combination, Deutsche Telekom has certain special rights, and is subject to certain special restrictions, that do not apply to other persons who may become holders of the reset notes, including among other things (i) a more broadly defined change in control put right, (ii) restrictions on its ability to tender the notes into a change-in-control offer following a change in control resulting from a transfer of common stock of the Company by Deutsche Telekom unless all holders of common stock are required or entitled to participate on the same terms, (iii) a right to consent to equity issuances the proceeds of which would be used to redeem reset notes held by Deutsche Telekom, and (iv) a right to consent to any redemption of the reset notes held by Deutsche Telekom with the proceeds of any equity issuance by T-Mobile USA or the Company.

During 2017, the Company paid Deutsche Telekom approximately $338.7 million in interest on the reset notes.

April and September 2017 Issuances

On April 27, 2017 and on April 28, 2017, pursuant to the terms of a purchase agreement, dated as of March 13, 2017, among T-Mobile USA, the guarantors party thereto (including the Company), and Deutsche Telekom (the “March Purchase Agreement”), T-Mobile USA issued to Deutsche Telekom (i) $500.0 million in aggregate principal amount of its 4.000% Senior Notes due 2022-1 (the “Initial 2022 Notes”), (ii) an additional $500.0 million in aggregate principal amount of its 4.000% Senior Notes due 2022-1 (the “Additional 2022 Notes” and, together with the Initial 2022 Notes, the “2022 Notes”), (iii) $1.25 billion in aggregate principal amount of its 5.125% Senior Notes due 2025-1 (the “2025 Notes”) and (iv) $750.0 million in aggregate principal amount of its 5.375% Senior Notes due 2027-1 (the “Initial 2027 Notes” and, together with the 2022 Notes and the 2025 Notes, the “April Notes”).

Concurrently with the issuance, T-Mobile USA redeemed through net settlement $2.5 billion in outstanding aggregate principal amount of reset notes (the “DT Exchange Notes”). T-Mobile USA paid Deutsche Telekom $158 million in early redemption fees and accrued interest due on the DT Exchange Notes.

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In addition, in September 2017, we issued to Deutsche Telekom $500 million in aggregate principal amount of 5.375% Senior Notes due 2027 (the “Additional 2027 Notes”, together with the Initial 2027 Notes, the “2027 Notes” and together with the April Notes, the “March Purchase Agreement Notes”), which is the final tranche of the notes to be issued pursuant to the March Purchase Agreement.

T-Mobile USA was not required to pay any upfront fees, underwriting fees, new issuance concession or other consideration to Deutsche Telekom in connection the issuance and sale of the March Purchase Agreement Notes.

The March Purchase Agreement Notes were issued pursuant to the April 2013 Indenture, as amended and supplemented on or prior to the date of such issuance. The 2022 Notes bear interest at a rate of 4.000% per year and mature on April 15, 2022. The 2025 Notes bear interest at a rate of 5.125% per year and mature on April 15, 2025. The 2027 Notes bear interest at a rate of 5.375% per year and mature on April 15, 2027. T-Mobile USA pays interest on each series of the March Purchase Agreement Notes semiannually in arrears on each April 15 and October 15.

The March Purchase Agreement Notes are guaranteed on a senior unsecured basis by the Guarantors.

The April 2013 Indenture contains covenants that, among other things, restrict the ability of T-Mobile USA and its restricted subsidiaries to incur more debt, pay dividends and make distributions, make certain investments, repurchase stock, create liens or other encumbrances, enter into transactions with affiliates, enter into agreements that restrict dividends or distributions from subsidiaries, and merge, consolidate or sell, or otherwise dispose of, substantially all of their assets. The April 2013 Indenture also contains customary events of default. These covenants, events of default and other limitations are subject to a number of important qualifications and exceptions.

In addition, if at any time T-Mobile USA exercises any rights with respect to its March 16, 2017 publicly issued 4.000% Senior Notes due 2022, 5.125% Senior Notes due 2025 or 5.375% Senior Notes due 2027, T-Mobile USA is required to exercise the same rights under the corresponding series of the March Purchase Agreement Notes.

During 2017, the Company paid Deutsche Telekom approximately $69.0 million in interest on the March Purchase Agreement Notes.

May 2017 Issuances

On May 9, 2017, pursuant to the terms of several purchase agreements dated March 6, 2016, April 25, 2016 and April 29, 2016, respectively, in each case among T-Mobile USA, the guarantors party thereto (including the Company), and Deutsche Telekom (the “2016 Purchase Agreements”), T-Mobile USA issued to Deutsche Telekom (i) $2.0 billion in aggregate principal amount of T-Mobile USA’s 5.300% Senior Notes due 2021 (the “2021 Notes”) for a purchase price of $2.000 billion, (ii) $1.350 billion in aggregate principal amount of T-Mobile USA’s 6.000% Senior Notes due 2024 (the “$1.350B 2024 Notes”) for a purchase price of approximately $1.390 billion and (iii) $650 million in aggregate principal amount of T-Mobile USA’s 6.000% Senior Notes due 2024 (the “$650M 2024 Notes”, together with the $1.350B 2024 Notes, the “2024 Notes” and together with the 2021 Notes, the “May Notes”) for a purchase price of approximately $674 million.

T-Mobile USA used the proceeds from the issuance of the May Notes to fund a portion of the purchase price of spectrum licenses won in the FCC 600 MHz spectrum auction due to the FCC.

T-Mobile USA was not required to pay any commitment fees, underwriting fees, new issuance concession or other compensation to Deutsche Telekom in connection with the issuance and sale of the May Notes, but was required to reimburse Deutsche Telekom for its hedging costs related to its commitments under the 2016 Purchase Agreements.

The 2021 Notes and the 2024 Notes were issued pursuant to the April 2013 Indenture, as amended and supplemented on or prior to the date of such issuance. The 2021 Notes bear interest at a rate of 5.300% per year and mature on March 15, 2021. T-Mobile USA pays interest on the 2021 Notes semiannually in arrears on each March 15 and September 15. The 2024 Notes bear interest at a rate of 6.000% per year and mature on April 15, 2024. T-Mobile USA pays interest on each series of 2024 Notes semiannually in arrears on each April 15 and October 15.

The May Notes are guaranteed on a senior unsecured basis by the Guarantors.

The April 2013 Indenture contains covenants that, among other things, restrict the ability of T-Mobile USA and its restricted subsidiaries to incur more debt, pay dividends and make distributions, make certain investments, repurchase stock, create liens or other encumbrances, enter into transactions with affiliates, enter into agreements that restrict dividends or distributions from subsidiaries, and merge, consolidate or sell, or otherwise dispose of, substantially all of their assets. The April 2013 Indenture also contains customary events of default. These covenants, events of default and other limitations are subject to a number of important qualifications and exceptions.

During 2017, the Company paid Deutsche Telekom approximately $89.1 million in interest on the May Notes and approximately $11.8 million in hedge expenses.

Working Capital Facility

On December 29, 2016, T-Mobile USA entered into a new three-year $2.5 billion revolving credit facility (the “working capital facility”) with Deutsche Telekom. The working capital facility is comprised of (i) a three-year $1.0 billion senior unsecured revolving credit agreement (the “unsecured working capital facility”) and (ii) a three-year $1.5 billion senior secured revolving credit agreement (the “secured working capital facility”).

T-Mobile USA was not required to pay any upfront fees or other consideration to Deutsche Telekom in connection with the closing of the working capital facility. Interest on outstanding borrowings, and commitment fees, under the working capital facility is based on the Company’s leverage profile, which is determined on a quarterly basis in accordance with a debt to cash flow ratio similar to the leverage test included in its Existing Secured Term Loan Facility (as defined below).

The interest rate on borrowings under the unsecured working capital facility is the eurodollar rate plus an applicable margin. The applicable margin for the unsecured working capital facility ranges from 2.00% to 3.25% per annum for eurodollar rate loans. The commitment fee for the unsecured working capital facility ranges from 0.25% to 0.625% per annum.

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The interest rate on borrowings under the secured working capital facility is the eurodollar rate plus an applicable margin. The applicable margin for the secured working capital facility ranges from 1.00% to 1.75% per annum for eurodollar rate loans. The commitment fee for the secured working capital facility is 0.25% per annum.

The working capital facility does not contain financial maintenance covenants and only contains certain limited covenants on the Company’s and T-Mobile USA’s (and certain of their subsidiaries’) ability to incur liens, sell assets and extend loans and/or guaranties. The working capital facility also contains customary events of default.

If Deutsche Telekom ceases to own and control more than 50% of the voting stock of the Company, T-Mobile USA may draw any remaining capacity under the working capital facility and (i) in the case of the secured working capital facility, at T-Mobile’s option, convert the outstanding loans to secured term debt and/or issue senior unsecured high-yield notes to Deutsche Telekom in satisfaction of outstanding loans under the secured working capital facility, in either case, with a tenor equal to the remaining tenor under the secured working capital facility, in an aggregate amount not to exceed the loans then outstanding under the secured working capital facility and (ii) in the case of the unsecured working capital facility, issue senior unsecured high-yield notes to Deutsche Telekom in satisfaction of the outstanding loans under the unsecured working capital facility, with a tenor equal to the remaining tenor under the unsecured working capital facility in an aggregate amount not to exceed the loans then outstanding under the unsecured working capital facility.

The working capital facility has the benefit of guarantees from the same entities that are guarantors under the Existing Secured Term Loan Facility. The obligations of T-Mobile USA and the guarantors under the secured working capital facility are secured by a first priority lien on substantially all of T-Mobile USA’s and such guarantors’ assets, subject to certain exceptions. In addition, T-Mobile USA’s obligations under the secured working capital facility are subject to a first priority pledge of the equity interests held by T-Mobile USA and substantially all of its direct and indirect subsidiaries, subject to certain exceptions. The obligations of T-Mobile USA, and the guarantees under the unsecured working capital facility are effectively subordinated to all of T-Mobile USA’s and the Guarantors’ existing and future secured indebtedness to the extent of the assets securing such indebtedness, and are structurally subordinated to all of the liabilities and preferred stock of any of T-Mobile USA’s subsidiaries that do not guarantee the notes.

In 2017, we paid to Deutsche Telekom commitment fees of approximately $6.2 million and approximately $8.4 million in interest on borrowings under the working capital facility in 2017.

On March 29, 2018, T-Mobile USA amended the terms of (a) its secured working capital facility and (b) its unsecured working capital facility. Following these amendments, (i) the range of applicable margin payable under the secured working capital facility is 1.05% to 1.80%, (ii) the range of the applicable margin payable under the unsecured working capital facility is 2.05% to 3.05%, (iii) the undrawn commitment fee applicable to the secured working capital facility is 0.25% to 0.45%, (iv) the range of the undrawn commitment fee applicable to the unsecured working capital facility is 0.20% to 0.575% and (v) the maturity date of the working capital facility is December 29, 2020. The amendments also modify the facility to update certain covenants and other provisions to make them substantially consistent, subject to certain additional carveouts, with T-Mobile USA’s most recently publicly issued bonds.

As of March 31, 2018, $455.0 million under the working capital facility was outstanding.

Secured Term Loan

On January 25, 2017, T-Mobile USA entered into a Second Incremental Facility Amendment among T-Mobile USA, as borrower, Deutsche Bank AG New York Branch (“DB”), as administrative agent, the guarantors party thereto and Deutsche Telekom, as the initial incremental term loan lender, which amended its existing Term Loan Credit Agreement, dated November 9, 2015, as amended by that certain First Incremental Facility Amendment dated as of December 29, 2016 (the “Existing Secured Term Loan Facility”), among the Company, T-Mobile USA, DB and the lenders party thereto pursuant to which Deutsche Telekom agreed to (1) increase its incremental term loan commitment provided to T-Mobile USA under that certain First Incremental Facility Amendment dated as of December 29, 2016 from $660 million to $2 billion and (2) provide to T-Mobile USA an additional $2 billion incremental term loan commitment (collectively, the “Incremental Secured Term Loan Facility”).

T-Mobile USA was not required to pay any upfront fees, underwriting fees, original issue discount or other consideration to Deutsche Telekom in connection with the Incremental Secured Term Loan Facility. The loans under the Incremental Secured Term Loan Facility were drawn in two tranches on January 31, 2017 (i) $2 billion of which bear interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.00% and mature on November 9, 2022 and (ii) $2 billion of which bear interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.25% and mature on January 31, 2024. In July 2017, we repriced the $2.0 billion Incremental Secured Term Loan Facility maturing on January 31, 2024, by reducing the interest rate to a per annum rate of LIBOR plus a margin of 2.00%. There is a 0% LIBOR floor under each tranche of the Incremental Secured Term Loan Facility.

The loans under the Incremental Secured Term Loan Facility may be prepaid and terminated by T-Mobile USA at any time on any interest payment date without penalty or premium; provided that T-Mobile USA would have to pay a 1% premium in connection with certain refinancings of the Incremental Secured Term Loan Facility with third parties resulting in a lower pricing level.

In 2017, we paid to Deutsche Telekom approximately $113.3 million in interest under the Incremental Secured Term Loan Facility.

On March 29, 2018, T-Mobile USA amended the terms of the Incremental Secured Term Loan Facility. Following this amendment, the applicable margin payable on LIBOR indexed loans is 1.50% under the $2.0 billion the Incremental Secured Term Loan Facility maturing on November 9, 2022 and 1.75% under the $2.0 billion the Incremental Secured Term Loan Facility maturing on January 31, 2024. The amendments also modify the Incremental Secured Term Loan Facility to (a) include a soft-call prepayment premium of 1.00% of the outstanding principal amount of the loans under the Incremental Secured Term Loan Facility payable to DT upon certain refinancings of such loans by T-Mobile USA with lower priced debt prior to a date that is six months after March 29, 2018 and (b) update certain covenants and other provisions to make them substantially consistent, subject to certain additional carveouts, with T-Mobile USA’s most recently publicly issued bonds.

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Commitment to Purchase Senior Unsecured Notes

New DT Notes

On January 22, 2018, T-Mobile USA, the Company, and the guarantors party thereto (including the Company) entered into a purchase agreement (the “2018 Purchase Agreement”) with Deutsche Telekom, pursuant to which T-Mobile USA has agreed to issue and sell to Deutsche Telekom, and Deutsche Telekom has agreed to purchase, $1.0 billion in aggregate principal amount of 4.500% senior notes due 2026 and $1.5 billion in aggregate principal amount of 4.750% senior notes due 2028 (collectively, the “New DT Notes”) directly from T-Mobile USA. T-Mobile USA is not required to pay any upfront fees, underwriting fees, new issuance concession or other consideration to Deutsche Telekom in connection with the issuance and sale of the New DT Notes. The New DT Notes will have substantially the same terms and conditions as each of T-Mobile USA’s 4.500% senior notes due 2026 and T-Mobile USA’s 4.750% senior notes due 2028 issued pursuant to a public offering on January 25, 2018 (collectively, the “2018 Public Notes”), as applicable, other than issue date, registration rights and CUSIP. In addition, the New DT Notes will be issued under separate supplemental indentures and will each constitute a separate series from the 2018 Public Notes for all purposes, including voting; provided that if T-Mobile USA exercises its rights in respect of a series of 2018 Public Notes, T-Mobile USA will exercise the same rights in respect of the New DT Notes of the corresponding series on an equal and ratable basis.

T-Mobile USA expects to use the issuance and sale of the New DT Notes to refinance existing indebtedness by exchanging the New DT Notes for $2.5 billion of reset notes. In connection with the exchange, T-Mobile USA will pay DT in cash the premium portion of the redemption price set forth in the indenture governing the reset notes, plus accrued but unpaid interest on such reset notes to, but not including, the exchange date. The closing of the issuance and sale of the New DT Notes is expected to occur on or about April 30, 2018.

Other Agreements

The related person transactions described below consist of ongoing arrangements under which the execution of transactions or the provision of services, and the payments related thereto, may vary from period to period or may only occur from time to time, depending on the circumstances of the parties involved and the terms of the applicable arrangements.

Management Agreement, Between T-Systems and T-Mobile USA

The Management Agreement covers certain international multinational corporation (“MNC”) services that T-Systems International GmbH (“T-Systems”), a wholly-owned subsidiary of Deutsche Telekom, provides to T-Mobile USA in the MNC segment. These services include sales, business development and account management services, marketing and bid management services, business strategy and information technology services, and business solicitation services aimed toward multinational enterprises. The Management Agreement was initially entered into between the Company and Deutsche Telekom. In July 2016, Deutsche Telekom transferred its rights and obligations under the Management Agreement, as amended to T-Systems. The Management Agreement may be terminated by either party on 12 months’ notice. During 2017, T-Mobile USA incurred approximately $9,000 in expenses for T-Systems’ services under the Management Agreement.

Discount Agreements on Inter-Operator Tariffs

T-Mobile USA has entered into Discount Agreements on Inter-Operator Tariffs with certain Deutsche Telekom affiliates. The Discount Agreements establish a reciprocal discount scheme for roaming charges based on inter-operator tariffs to be paid by the Home Public Mobile Network operator to the Visited Public Mobile Network operator according to their respective international roaming agreements. The Discount Agreements had an initial term ending on December 31, 2016 with yearly renewal terms thereafter. During 2017, T-Mobile USA received approximately $1.8 million in net revenue and incurred approximately $4.6 million in net expenses for Deutsche Telekom’s and its affiliates’ services under these agreements.

Agreement on Commercial Roaming Broker Services Between Deutsche Telekom and T-Mobile USA

Under this agreement, Deutsche Telekom negotiates, for the benefit of certain of its wireless affiliates, including T-Mobile USA (“NatCos”), the terms of group roaming discount agreements with third-party network/service operators, or roaming partners. This agreement has an indefinite term, but by September 30 of each year, T-Mobile USA has the right to elect to participate or decline to participate under the broker arrangement for the following calendar year, and the parties negotiate the scope of roaming partners with which Deutsche Telekom is entitled to negotiate for T-Mobile USA’s benefit. If T-Mobile USA agrees to be a participating NatCo in a given calendar year, T-Mobile USA will receive and/or provide roaming services according to the terms of the group roaming discount agreements during such calendar year, and at the end of a specified settlement period, Deutsche Telekom will receive from, or make payments to, the roaming partners for T-Mobile USA and the other participating NatCos, pursuant to the payment terms of the roaming agreements. Intercompany payments are made between Deutsche Telekom and T-Mobile USA to settle any amounts due to, or owed by, T-Mobile for roaming services under the roaming agreements.

Deutsche Telekom may realize volume discounts for roaming services based on the NatCos’ participation in the group roaming discount agreements. Deutsche Telekom also allocates its commercial roaming costs, which consist of certain strategic and financial planning costs associated with roaming transactions, to the NatCos, including T-Mobile USA. During 2017, T-Mobile USA experienced an approximately $0.2 million increase in roaming revenues (primarily as a result of minimum revenue commitment payments to T-Mobile USA from certain partners) and received approximately $0.1 million of expense discounts for roaming usage provided to, or delivered by, third-party operators under this agreement. In September 2017, T-Mobile USA elected to participate in the roaming broker arrangement for calendar year 2018.

Telecom Master Services Agreement Between Deutsche Telekom North America, Inc. and T-Mobile USA

Pursuant to the Master Services Agreement, Deutsche Telekom North America, a wholly-owned subsidiary of Deutsche Telekom, provides international long-distance and IP transit (internet connectivity) services to T-Mobile USA. The Master Services Agreement will remain in effect for so long as there remain statements of work pending. In December 2017 and February 2018, the Company entered into amendments to the Master Services Agreement to enable new services over other carrier networks. During 2017, T-Mobile USA incurred approximately $55.0 million in

56	T-Mobile 2018 Proxy Statement

TRANSACTIONS WITH RELATED PERSONS AND APPROVAL

expenses for Deutsche Telekom North America’s services under the Master Services Agreement.

Services Agreement, Between T-Systems and T-Mobile USA

T-Mobile USA and T-Systems North America, Inc., a wholly-owned subsidiary of Deutsche Telekom (“T-Systems North America”), entered into a Services Agreement on January 4, 2008, which governs the terms of certain IT support services provided by T-Systems North America to T-Mobile USA. The agreement expired on January 31, 2017 and the parties entered into a Statement of Work, pursuant to which T-Systems North America would provide termination assistance to transition IT support services to a new vendor. During 2017, T-Mobile USA incurred approximately $12.3 million in aggregate expenses for T-Systems North America’s services under the agreement.

Insurance Brokerage Services Provided by DeTeAssekuranz-Deutsche Telekom Assekuranz-Vermittlungsgesellschaft mbH (DeTeAssekuranz)

DeTeAssekuranz, a wholly-owned subsidiary of Deutsche Telekom, provides certain insurance brokerage services for T-Mobile USA. During 2017, T-Mobile USA incurred approximately $2.8 million in expenses for DeTeAssekuranz’s services under this arrangement.

SOX Tool Provided by Deutsche Telekom

In November 2013, the Company entered into an arrangement with Deutsche Telekom whereby Deutsche Telekom modified its Internal Control Compliance System tool to enable the Company to use it for its Sarbanes- Oxley Act compliance. This arrangement was terminated in August 2017. During 2017, the Company incurred approximately $34,000 in expenses for Deutsche Telekom’s services under the arrangement.

Data Reseller Agreement Between Deutsche Telekom and T-Mobile USA

In April 2014, T-Mobile USA and Deutsche Telekom entered into a Data Reseller Agreement, pursuant to which Deutsche Telekom may purchase data services from T-Mobile USA for resale to its enterprise customers in the United States. The Data Reseller Agreement terminates in April 2019 and automatically renews on monthly terms unless terminated upon 60 days’ prior written notice by either party. T-Mobile USA did not receive any revenue in 2017 under the Data Reseller Agreement.

Services Agreement Between Deutsche Telekom and T-Mobile

In February 2015, T-Mobile entered into a Services Agreement effective as of January 1, 2014 with Deutsche Telekom pertaining to the provision by T-Mobile of certain financial, tax and accounting-related services to Deutsche Telekom and the payment by Deutsche Telekom for such services. The services relate to certain operating and financial data and other information that Deutsche Telekom may request from T-Mobile. In December 2016, the parties entered into an Amendment updating the fees and services schedule. Pursuant to the Services Agreement, as amended, T-Mobile has billed Deutsche Telekom $10.0 million for such services in 2017.

Connected Car Agreement Between Mojio and T-Mobile

In November 2016, T-Mobile entered into a Connected Car Agreement effective as of November 18, 2016 with Mojio, Inc. (“Mojio”), a company in which an affiliate of Deutsche Telekom at the time owned an approximately 14% equity interest. The agreement enables Mojio to provide cloud platform and software support to the Company for the connected car devices purchased by the Company. In addition, the agreement provides for the possibility of monetization of data collected by the connected car devices. During 2017, the Company incurred approximately $2.7 million in expenses under the arrangement.

Equipment Supply Amendment Between ZTE and T-Mobile

In February 2016, T-Mobile entered into an Equipment Addendum to the ZTE Handset and Accessory Supply Agreement with ZTE USA, Inc. (“ZTE”), as amended in March 2017 by the Amendment (the “Equipment Supply Amendment”) to OBD II Connected Car Equipment Addendum, pursuant to which ZTE provides connected car devices to T-Mobile. Pursuant to the Equipment Supply Amendment, with respect to a limited number of units of the connected car device purchased by T-Mobile, ZTE is required to remit a portion of the purchase price for the device to Mojio, a company in which an affiliate of Deutsche Telekom at the time owned an approximately 14% equity interest, for Mojio’s provision of client applications and cloud services associated with T-Mobile’s connected car offering. The Company branded connected car equipment includes ZTE firmware and Mojio software that allows such devices to connect over the Company’s network to a cloud service and related client applications provided by Mojio or a successor provider. During 2017, the Company incurred approximately $12.4 million in expenses under the arrangement, of which approximately $1.8 million was remitted by ZTE to Mojio.

Purchase Order Between Deutsche Telekom and T-Mobile

In February 2017, T-Mobile entered into a purchaser order with Deutsche Telekom, pursuant to which Deutsche Telekom will sell to the Company 1,000 smartphone devices in a one-time transaction for an aggregate purchase price of approximately $635,070, plus tariffs and shipping.

T-Mobile 2018 Proxy Statement	57

Proposal 4 - Stockholder Proposal for Implementation of Proxy Access

The Marco Consulting Group Trust I, 550 W. Washington Blvd., Suite 900, Chicago, Illinois 60661, a beneficial owner of 933 shares of the Company’s common stock, has advised us that it intends to submit the following proposal at the Annual Meeting.

Our Board of Directors recommends a vote AGAINST the proposal for Implementation of Proxy Access

Required Vote

Approval of the stockholder proposal for implementation of proxy access requires that the number of votes cast “FOR” the proposal represents a majority of the total votes cast on the proposal.

Proposal

RESOLVED: Shareholders of T-Mobile US, Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;
b)	given the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and
c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement

We believe proxy access is a fundamental shareholder right that makes directors more accountable and contributes to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets concluded that proxy access:

∎	Would “benefit both the markets and corporate boardrooms, with little cost of disruption.”
∎	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/dio/pdf/10.2469/ccb.v2014.n9.1) [sic]

Shareholders would benefit from this reform, which would provide outside shareholders with a meaningful voice given Deutsche Telekom’s controlling shareholder status. It is also the default policy in Germany where Deutsche Telekom is based, and has already been adopted by U.S. companies of various sizes across industries.

The Board’s Response to Proposal 4

This marks the fourth time the proponent has submitted this or a similar proxy access proposal. Having again carefully considered the matter, for similar reasons as with prior proposals, the Board believes that adoption of this proposal is not in the best interests of the Company and its stockholders.

Although this proposal recommends that the Company adopt what is becoming a common form of proxy access for typical public companies, we believe that it raises policy and practical considerations that are unique to our Company and that are neither acknowledged nor addressed in the proposal. As disclosed elsewhere in this Proxy Statement, and as we have previously communicated with the proponent, T-Mobile is a controlled company.

Our controlling stockholder, Deutsche Telekom, currently owns approximately 63% of our outstanding shares of common stock and is entitled to certain governance rights pursuant to our certificate of incorporation and the publicly filed Stockholder’s Agreement described elsewhere in this Proxy Statement. Among these rights, Deutsche Telekom may designate a number of nominees for election to our Board in proportion to its share ownership percentage, which currently corresponds to designation rights for eight of the 12 seats on the T-Mobile Board. Thus, the proponent’s proxy access proposal raises unique considerations for a controlled company like T-Mobile, such as how proxy access would interact with Deutsche Telekom’s existing director designation rights, how Deutsche Telekom’s status as a greater than 3% stockholder would be addressed or managed under a proxy access bylaw, and whether it is appropriate for the board of a controlled company to further reduce its oversight of the director nomination process by adopting proxy access when there is already significant stockholder influence in place pursuant to the Stockholder’s Agreement.

Also, contrary to the proponent’s assertion that proxy access would benefit minority holders, proxy access may in fact be detrimental to the Company’s minority holders. If the Company were to adopt proxy access, Deutsche Telekom could potentially use proxy access to designate additional Board members beyond its current rights under the Stockholder’s Agreement.

58	T-Mobile 2018 Proxy Statement

PROPOSAL 4 - STOCKHOLDER PROPOSAL FOR IMPLEMENTATION OF PROXY ACCESS

Given these considerations, the proponent has not meaningfully addressed how or why it believes our stockholders would benefit from proxy access, since we believe that the interests of Deutsche Telekom are properly aligned with those of other long-term stockholders. Importantly, since the Business Combination, the directors designated by Deutsche Telekom (which will include three independent directors) and our other directors have successfully guided the Company to enhance value for all stockholders. Since the Business Combination (May 1, 2013) through December 29, 2017, our stock price has increased 284%.

Furthermore, the Company has a number of existing governance practices that are designed to ensure effective oversight of management and to support the accountability of our Board to our stockholders. Such practices include the annual election of all directors, an audit committee consisting solely of independent directors, independent committee chairpersons of our three core Board committees and a lead independent director.

We believe that proxy access is neither necessary nor appropriate for us at this time due to the circumstances set forth above that are unique to our controlled company status.

Therefore, the Board recommends a vote AGAINST this proposal.

T-Mobile 2018 Proxy Statement	59

Proposal 5 - Stockholder Proposal for Limitations on Accelerated Vesting of Equity Awards in the Event of a Change of Control

AmalgaTrust, a division of Amalgamated Bank of Chicago, on behalf of the AFL-CIO Reserve Fund, 815 Sixteenth St. N.W., Washington, D.C. 20006, a beneficial owner of 200 shares of the Company’s common stock, has advised us that it intends to submit the following proposal at the Annual Meeting.

Our Board of Directors recommends a vote AGAINST the proposal for Limitations on Accelerated Vesting of Equity Awards in the Event of a Change of Control

Required Vote

Approval of the stockholder proposal for limitations on accelerated vesting of equity awards in the event of a change of control requires that the number of votes cast “FOR” the proposal represents a majority of the total votes cast on the proposal.

Proposal

RESOLVED: Shareholders urge the Board of Directors of T-Mobile US Inc. (the “Company”) to adopt a policy that in the event of a change in control of the Company, as defined under any applicable employment agreement, equity incentive plan or other plan, there shall be no acceleration of vesting of any equity award granted to any senior executive. However, under this policy the Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Compensation Committee may determine. The policy should be implemented so as not to violate any contractual obligations in existence on the date adopted.

Supporting Statement

The Company allows senior executives to receive accelerated equity awards under certain conditions after a change in control of the Company. These accelerated equity awards can significantly increase the total value of senior executives’ “golden parachutes” after a change in control. We do not question that a reasonable amount of severance payments may be appropriate for senior executives and other employees.

We are concerned, however, that current practices at our Company may permit windfall awards to senior executives. As of December 31, 2016, our Company’s CEO John Legere had $43.7 million in unvested time-based and performance-based restricted stock units subject to acceleration following a change in control. This amount of accelerated equity is in addition to a lump sum of $9 million in cash severance and $5.6 million in short term cash incentives that Legere would have been entitled to receive if his employment was terminated after a change on control.

We note that many companies use a “double trigger” system to determine eligibility for accelerated vesting of equity awards – there must be a change in control, and the executive must be involuntarily terminated. While we support the use of double triggers, we are not convinced that executives deserve to receive all unvested awards after a termination event. We do believe, however, that an affected executive should be eligible to receive vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other leading companies, including Apple Inc., Chevron Corporation, Exxon Mobil Corporation, International Business Machines Corporation, Intel Corporation, Microsoft Corporation and Occidental Petroleum Corporation impose limitations on accelerated vesting of equity, such as providing pro rata awards or simply forfeiting unearned awards.

We urge you to vote FOR this proposal.

The Board’s Response to Proposal 5

This marks the third time the proponent has submitted this or a similar proposal. Having again carefully considered the matter, for similar reasons as with prior proposals, the Board believes that adoption of this proposal is not in the best interests of the Company and its stockholders.

None of the Company’s outstanding equity awards provides for automatic accelerated vesting of awards in connection with a change in control unless an acquirer or successor does not assume or replace such awards in connection with the change in control. Instead, equity awards granted to our executives are subject to “double-trigger” vesting, meaning that equity awards vest only upon a qualifying termination of employment, either for good reason (such as material diminution of duties, material reduction of compensation or other specified events) or without cause, in connection with a change in control, which effectively aligns the interests of our executive officers with those of our stockholders by encouraging our executive officers to continue in employment with the Company through the consummation of a change in control.

Notwithstanding the assertions in the proposal, eliminating the executives’ “double-trigger” arrangements upon adoption of the proposal would place the Company outside the practice of its peers and lead to a competitive disadvantage when competing for executive talent. We also do not believe that adoption of this proposal is appropriate given our existing compensation practices and programs, which have received strong support from stockholders as demonstrated by the fact that our most recent say-on-pay proposal was approved by 99.5% of the votes cast on the proposal.

We provide our executives with benefits, including severance and change in control benefits, that the Compensation Committee believes are competitively necessary, customary and in the best interests of the Company and its stockholders. As noted above, providing for “double-trigger” accelerated vesting of equity awards upon a qualifying termination of employment in connection with a change in control aligns the interests of the Company’s executives with those of its stockholders by encouraging continued stability of our executive team through a change in control. No windfall is created because an executive will not receive accelerated vesting based solely on a change in control, nor would an executive be entitled to receive accelerated vesting upon a termination of employment

60	T-Mobile 2018 Proxy Statement

PROPOSAL 5 - STOCKHOLDER PROPOSAL FOR LIMITATIONS ON ACCELERATED VESTING OF EQUITY AWARDS IN THE EVENT OF A CHANGE OF CONTROL

unless the executive terminates for good reason or the Company terminates the executive without cause.

Allowing for double-trigger accelerated vesting ensures that executives are not penalized with a loss of then-unvested equity awards due to an involuntary termination of employment in connection with the consummation of a transaction that, while outside the control of any individual executive, is in the best interests of stockholders. We believe that accelerated vesting in appropriate circumstances permits management to remain objective and focused on protecting stockholder rights and maximizing stockholder value during a potential change in control event. In addition, the double-trigger provision in our equity awards ensures that executives are not distracted by a potential loss of employment and remain with the Company through the transaction, thereby reducing deal uncertainty.

For the reasons above, the Board recommends a vote AGAINST this proposal.

T-Mobile 2018 Proxy Statement	61

Questions and Answers About the Annual Meeting and Voting

Why did I receive these materials?

As a holder of common stock of T-Mobile US, Inc. at the close of business on April 17, 2018, the record date, you are entitled to vote at the Annual Meeting. We are providing you with these proxy materials in connection with the solicitation of proxies by our Board to be used at the Annual Meeting. These proxy materials were first made available to our stockholders on or about April 26, 2018. This Proxy Statement describes the proposals to be voted on at the Annual Meeting by the holders of record of our common stock on the record date and includes information required to be disclosed to our stockholders.

Who may vote at the Annual Meeting?

If you are a holder of record of our common stock as of the record date (April 17, 2018), you may vote your shares on the matters to be voted on at the Annual Meeting. You will receive only one proxy card for all the shares of common stock you hold in certificate and book-entry form.

If, as of the record date, you hold shares of our common stock in “street name” – that is, through an account with a bank, broker or other institution – you may direct the registered holder how to vote your shares at the Annual Meeting by following the instructions that you will receive from the registered holder.

How do proxies work?

You may vote by authorizing the persons selected by us as your proxy to vote your shares at the Annual Meeting according to your instructions on the matters discussed in this Proxy Statement, and according to their discretion on any other business that may properly come before the Annual Meeting. We have designated two of our executive officers as proxies for the Annual Meeting: John J. Legere, our President and Chief Executive Officer, and J. Braxton Carter, our Executive Vice President and Chief Financial Officer.

How do I vote?

By Internet. Go to www.proxyvote.com, available 24 hours a day, seven days a week, and follow the on-screen instructions to submit your proxy. You will need to have your proxy card available and use the Company number and account number shown on your proxy card to cast your vote. This method of voting will be available until 11:59 p.m. Eastern Daylight Time, or EDT, on June 12, 2018, or the date immediately before any date to which the Annual Meeting may be continued, adjourned or postponed.

By Mail. You may submit your proxy by mail by returning your executed proxy card. You should sign your proxy card using exactly the same name as appears on the card, date your proxy card and indicate your voting preference on each proposal. You should mail your proxy card in plenty of time to allow delivery prior to the Annual Meeting. Proxy cards received after 8:00 a.m. Pacific Daylight Time on June 13, 2018 may not be considered unless the Annual Meeting is continued, adjourned or postponed and then only if such proxy cards are received before the date and time the continued, adjourned or postponed Annual Meeting is held.

By Phone. You also may submit your proxy by phone from the United States and Canada, using the toll-free number on the proxy card and the procedures and instructions described on the proxy card. Telephone voting will be considered at the Annual Meeting if completed prior to 11:59 p.m. EDT on June 12, 2018, or the date immediately before any date to which the Annual Meeting may be continued, adjourned or postponed.

In Person. You also may vote in person at the Annual Meeting. See “What do I need in order to attend the Annual Meeting?” below.

How are the votes recorded? What is the effect if I do not vote?

∎	If you are a registered holder and we receive a valid proxy card from you by mail or receive your vote by phone or internet, your shares will be voted by the named proxy holders as indicated in your voting preference selection.
∎	If you return your signed and dated proxy card without indicating your voting preference on one or more of the proposals to be considered at the Annual Meeting, or you if otherwise do not indicate your voting preference via phone or internet on one or more of the proposals to be considered at the Annual Meeting, your shares will be voted on the proposals for which you did not indicate your voting preference in accordance with the recommendations of the Board.
∎	If you hold your shares in street name and want your shares to be voted, you must instruct your broker, bank or other institution how to vote such shares. Absent your specific instructions, NASDAQ rules do not permit brokers and banks to vote your shares on a discretionary basis for non-routine corporate governance matters, such as the election of directors, the amendment to the Company’s 2013 Omnibus Incentive Plan and the stockholder proposals (resulting in a “broker non-vote”), but your shares can be voted without your instructions on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm because this is considered a routine matter.
∎	If you indicate that you wish to withhold authority or abstain from voting on a proposal, your shares will not be voted and will have no direct effect on the outcome of that proposal. Your shares, however, will count toward the quorum necessary to hold the Annual Meeting.

62	T-Mobile 2018 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Proposal		Recommended Vote	Vote Required	Withhold Votes/Abstentions	Broker Non-Votes
1.	Election of Directors	FOR	Plurality	No Effect	No Effect
2.	Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2018	FOR	Majority*	No Effect	**
3.	Approval of an Amendment to the Company’s 2013 Omnibus Incentive Plan	FOR	Majority*	No Effect	No Effect
4.	Stockholder Proposal for Implementation of Proxy Access	AGAINST	Majority*	No Effect	No Effect
5.	Stockholder Proposal for Limitations on Accelerated Vesting of Equity Awards in the Event of a Change of Control	AGAINST	Majority*	No Effect	No Effect

*	Under our bylaws, the ratification of the appointment of our independent registered public accounting firm and approval of the stockholder proposals are decided by the vote of a majority of the votes cast in person or by proxy at the Annual Meeting by the holders of our shares of common stock entitled to vote thereon. Under this voting standard, any matter or proposal for which the vote required is a “majority” will, if presented, be approved if a majority of the votes cast “FOR” such proposal exceed the number of votes cast “AGAINST” such proposal. Neither abstentions nor broker non-votes will count as votes cast “FOR” or “AGAINST” the proposal. Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the proposal.
**	Broker non-votes are not expected for this proposal.

Can I change my vote or revoke my proxy?

Yes. If you are a holder of record of our common stock, you may revoke your proxy at any time prior to the voting deadlines referred to in “How do I vote?” above by:

∎	delivering to our Corporate Secretary at our principal executive office located at 12920 SE 38th Street, Bellevue, Washington 98006, a written revocation prior to the date and time of the Annual Meeting;
∎	submitting another valid proxy card with a later date by mail;
∎	submitting another, later-dated proxy by phone or internet; or
∎	attending the Annual Meeting in person and giving the Company’s Inspector of Elections notice of your intent to vote your shares in person.

Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in street name, you must contact your broker or other registered holder in order to revoke your previously submitted voting instructions. Such revocation should be made sufficiently in advance of the Annual Meeting to ensure that the revocation of the proxy card submitted by your registered holder is received by our Corporate Secretary prior to the date and time of the Annual Meeting.

What is required for a quorum at the Annual Meeting?

To transact business at the Annual Meeting, a majority of the shares of our common stock outstanding on the record date and entitled to vote at the Annual Meeting must be present, in person or by proxy, at the Annual Meeting. If a quorum is not present at the Annual Meeting, no business can be transacted at that time, and the meeting will be continued, adjourned or postponed to a later date. On the record date there were 849,014,938 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

A stockholder’s instruction to “withhold authority,” abstentions, and broker non-votes will be counted as present and entitled to vote at the Annual Meeting for purposes of determining a quorum.

What do I need in order to attend the Annual Meeting?

If you are a record holder of shares of our common stock, you must bring the Notice of Internet Availability of Proxy Materials or the admission ticket enclosed with the paper copy of the proxy materials. However, if you hold your shares of common stock in street name, you must ask the broker, bank or other institution (registered holder) that holds your shares to provide you with a legal proxy, a copy of your account statement, or a letter from the registered holder confirming that you beneficially own or hold shares of our common stock as of the close of business on April 17, 2018. You can obtain an admission ticket by presenting this confirming documentation from your broker, bank or other institution at the Annual Meeting.

Every attendee of the Annual Meeting will be required to show a valid, government-issued picture identification that matches his or her Notice of Internet Availability of Proxy Materials, admission ticket, legal proxy and/or confirming documentation to gain admission to the Annual Meeting. Seating is limited and will be available on a first-come, first-served basis.

For safety and security purposes, we do not permit any stockholder to bring cameras, video or audio recording equipment, large bags, briefcases or packages into the meeting room or to otherwise record or photograph the Annual Meeting. We also ask that all stockholders attending the Annual Meeting turn off all cell phones and other electronic devices during the Annual Meeting. We reserve the right to inspect any bags, purses or briefcases brought into the Annual Meeting.

Who will tabulate and count the votes?

Representatives of Broadridge Financial Solutions will tabulate the votes and act as the Company’s Inspector of Elections.

Where can I find the voting results for each proposal?

We will file a Current Report on Form 8-K within four business days after the Annual Meeting to announce the preliminary results of voting.

Who bears the cost of the proxy solicitation?

We will bear all of the costs of soliciting proxies, including the preparation, assembly, printing and distribution of all proxy materials. We also reimburse brokers, banks, fiduciaries, custodians and other institutions for their costs in forwarding the proxy materials to the beneficial owners or holders of our common stock. Our directors, officers and employees also may solicit proxies by mail, personally, by telephone, by email or by other appropriate means. No additional compensation will be paid to directors, officers or other employees for such services.

T-Mobile 2018 Proxy Statement	63

Other Information and Business

COMPANY INFORMATION

Our website contains the Company’s current Corporate Governance Guidelines, committee charters, Code of Business Conduct, Code of Ethics for Senior Financial Officers and SEC filings. You may view or download any of these documents free of charge on the Investor Relations section of our website at http://investor.t-mobile.com by selecting “Governance Documents” under the “Corporate Governance” tab. By selecting “SEC Filings” under the “Financial Performance” tab, you will also find a copy of this Proxy Statement, a copy of the 2017 Annual Report to Stockholders, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and copies of the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain a copy of any of the above-listed documents, including the Company’s Annual Report on Form 10-K, upon request, free of charge, by sending a request in writing to the Company’s Investor Relations department at T-Mobile US, Inc., 1 Park Avenue, 14th Floor, New York, NY 10016.

DUPLICATE MAILINGS (HOUSEHOLDING)

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we may deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of this Proxy Statement and our 2017 Annual Report to Stockholders, to multiple stockholders who share the same address unless we have received contrary instructions from an affected stockholder.

If you received only one copy of this Proxy Statement and the 2017 Annual Report to Stockholders or Notice of Internet Availability of Proxy Materials and wish to receive a separate copy for each stockholder at your household, or if you wish to participate in householding, please contact

Broadridge Financial Solutions, Inc. by calling toll free at (866) 540-7095 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, NY 11717. We will promptly deliver, upon written or oral request to the address or telephone number above by stockholders at a shared address to which a single copy of the documents was delivered, a separate copy of the Proxy Statement and the 2017 Annual Report to Stockholders.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information on householding.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our 2019 Annual Meeting of Stockholders. To be eligible for inclusion in our 2019 Proxy Statement under Rule 14a-8, your proposal must be received by us no later than the close of business on December 27, 2018, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, we reserve the right to omit from our Proxy Statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Business Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2019 Annual Meeting of Stockholders that will not be included in our Proxy Statement pursuant to Rule 14a-8, you must comply with the procedures and timing specifically described in our bylaws. In addition, assuming the date of the 2019 Annual Meeting of Stockholders is not more than 30 days before and not more than 60 days after the anniversary date of the 2018 Annual Meeting, you must notify us in writing, and such written notice must be delivered to our secretary no earlier than February 13, 2019, and no later than March 15, 2019.

A copy of our bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained free of charge from our Corporate Secretary at 12920 SE 38th Street, Bellevue, Washington 98006. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy solicitation material.

64	T-Mobile 2018 Proxy Statement

OTHER INFORMATION AND BUSINESS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of 10% or more of our outstanding common stock to file reports concerning their ownership (Form 3) and changes in ownership (Form 4 and Form 5) of Company equity securities with the SEC. Based solely upon our review of such reports, the Company believes that all persons filed on a timely basis all reports required by Section 16(a).

OTHER BUSINESS

Management does not know of any other items or business, other than those in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the Annual Meeting or other matters incident to the conduct of the Annual Meeting.

As to any other item or proposal that may properly come before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors,

David A. Miller

Executive Vice President, General Counsel and Secretary

T-Mobile 2018 Proxy Statement	65

APPENDIX A

Reconciliation of Non-GAAP Financial Measures

Certain of the financial metrics applicable to the 2017 Short Term Incentive Plan described under “Executive Compensation – Analysis of Executive Officer Compensation” are non-GAAP financial measures. Below is a description of these non-GAAP financial measures.

“Adjusted EBITDA”: Earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense, non-cash stock-based compensation and certain expenses not reflective of T-Mobile’s ongoing operating performance.

Adjusted EBITDA is reconciled to net income as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	2016	2017
Net income	$479	$225	$366	$390	$698	$581	$550	$2,707	$1,460	$4,536
Adjustments:
Interest expense	339	368	376	335	339	265	253	254	1,418	1,111
Interest expense to affiliates	79	93	76	64	100	131	167	162	312	560
Interest income (1)	(3)	(3)	(3)	(4)	(7)	(6)	(2)	(2)	(13)	(17)
Other income, net	2	3	1	—	(2)	92	(1)	(16)	6	73
Income tax expense (benefit)	272	147	232	216	(91)	353	356	(1,993)	867	(1,375)

Operating income (1)	1,168	833	1,048	1,001	1,037	1,416	1,323	1,112	4.050	4,888
Depreciation and amortization	1,552	1,575	1,568	1,548	1,564	1,519	1,416	1,485	6,243	5,984
Cost of MetroPCS business combination (2)	36	59	15	(6)	—	—	—	—	104	—
Stock-based compensation (3)	53	61	57	64	67	72	83	85	235	307
Other, net (4)	5	1	1	—	—	5	—	29	7	34

Adjusted EBITDA (1)	$2,814	$2,529	$2,689	$2,607	$2,668	$3,012	$2,822	$2,711	$10,639	$11,213

(1)	The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See the Effect of Change in Accounting Principle table in our Investor Factbook on Form 8-K filed on February 8, 2018 for further detail.
(2)	Beginning Q1 2017, we no longer separately present Cost of MetroPCS business combination as it is insignificant.
(3)	Stock-based compensation includes payroll tax impacts and may not agree to stock based compensation expense in the condensed consolidated financial statements.
(4)	Other, net may not agree to the Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur, and are therefore excluded in Adjusted EBITDA.

Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile’s operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs as they are not indicative of T-Mobile’s ongoing operating performance and certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with U.S. generally accepted accounting principles (“GAAP”). In Q1 2017, we made an accounting change to include imputed interest associated with EIP receivables in Other revenues which are included in Adjusted EBITDA.

“Operating Free Cash Flow”: Operating free cash flow is a non-GAAP financial measure as defined and used under the 2017 STIP. It is generally equal to Adjusted EBITDA (calculated using net income determined in accordance with IFRS, which is different from GAAP net income) further adjusted for the change in working capital assets and liabilities (other than those with Deutsche Telekom and its affiliates) and non-cash items included in Adjusted EBITDA, less cash paid for capital expenditures (other than spectrum licenses) and other non-recurring cash items that are not representative of normal ongoing operations.

T-Mobile 2018 Proxy Statement	A-1

ANNEX A

Amendment to T-Mobile US, Inc. 2013 Omnibus Incentive Plan

THIS AMENDMENT (this “Amendment”) to the T-Mobile US, Inc. 2013 Omnibus Incentive Plan, is made and adopted by the Board of Directors (the “Board”) of T-Mobile US, Inc., a Delaware corporation (the “Company”), effective as of the Effective Date (as defined below). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

RECITALS

WHEREAS, the Company has previously adopted, and the Company’s stockholders have previously approved, the T-Mobile US, Inc. 2013 Omnibus Incentive Plan (as amended from time to time, the “Plan”);

WHEREAS, pursuant to Section 5.2 of the Plan, the Board has the authority to amend the Plan to increase the maximum aggregate number of shares of Common Stock available for issuance pursuant to Awards thereunder (the “Share Limit”), subject to approval of the Company’s stockholders;

WHEREAS, the Board believes it is in the best interests of the Company and its stockholders to amend the Plan to increase the Share Limit under the Plan as set forth herein; and

WHEREAS, this Amendment shall become effective upon the approval of this Amendment by the Company’s stockholders (the date of such approval, the “Effective Date”).

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective as of the Effective Date:

AMENDMENT

1.	The first sentence of Section 4.1 of the Plan is hereby deleted and replaced in its entirety with the following:

“Subject to adjustment under Section 15, the aggregate number of shares of Common Stock that may be initially issued pursuant to the Plan is 81,775,000 shares.”

2.	Section 4.3.1 of the Plan is hereby deleted and replaced in its entirety with the following:

“Subject to adjustment under Section 15, all 81,775,000 of such shares of Common Stock available for issuance under the Plan shall be available for issuance under Incentive Stock Options.”

3.	This Amendment shall be and is hereby incorporated into and forms a part of the Plan.

4.	Except as expressly provided herein, all terms and conditions of the Plan shall continue in full force and effect.

T-Mobile 2018 Proxy Statement	Annex-1

T-MOBILE US, INC. ATTN: MARC ROME 12920 SE 38TH STREET BELLEVUE, WA 98006	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 12, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 12, 2018. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E45163-P08446                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

T-MOBILE US, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐

Nominees:

	01) Thomas Dannenfeldt	07) Thorsten Langheim
	02) Srikant M. Datar	08) John J. Legere
	03) Lawrence H. Guffey	09) G. Michael Sievert
	04) Timotheus Höttges	10) Olaf Swantee
	05) Bruno Jacobfeuerborn	11) Teresa A. Taylor
	06) Raphael Kübler	12) Kelvin R. Westbrook

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2018.					☐	☐	☐

3.	Approval of an Amendment to the Company’s 2013 Omnibus Incentive Plan.					☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 4 and 5.						For	Against	Abstain

4.	Stockholder Proposal for Implementation of Proxy Access.					☐	☐	☐

5.	Stockholder Proposal for Limitations on Accelerated Vesting of Equity Awards in the Event of a Change of Control.					☐	☐	☐

NOTE: Consider any other business that is properly brought before the Annual Meeting or any continuation, adjournment or postponement of the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2018 ANNUAL MEETING ADMISSION TICKET

ANNUAL MEETING OF STOCKHOLDERS OF

T-MOBILE US, INC.

Wednesday, June 13, 2018

8:00 A.M., Pacific Daylight Time

Four Seasons Hotel

99 Union Street

Seattle, Washington 98101

At the Annual Meeting, stockholders will vote upon the proposals outlined in the Notice of 2018 Annual Meeting of Stockholders of T-Mobile US, Inc. and any other business as may properly come before the Annual Meeting. We look forward to your participation.

Upon arrival please present this Admission Ticket, together with a valid government-issued picture identification to enter the Annual Meeting. This Admission Ticket only admits the stockholder identified on the reverse side and is non-transferable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E45164-P08446

T-MOBILE US, INC.

Annual Meeting of Stockholders

June 13, 2018 8:00 A.M., Pacific Daylight Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John J. Legere and J. Braxton Carter, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of T-MOBILE US, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M., PDT on Wednesday, June 13, 2018 at the Four Seasons Hotel, 99 Union Street, Seattle, WA 98101.

This proxy, when properly executed, will be voted in the manner directed herein and, in the proxyholders’ discretion, upon any other business that properly comes before the meeting. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors: FOR the election of the nominees to the Board, FOR Proposal 2, FOR Proposal 3, AGAINST Proposal 4 and AGAINST Proposal 5.

Continued and to be signed on reverse side